Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221847

PROSPECTUS

Shares of Series B Convertible Preferred Stock

YOUNGEVITY INTERNATIONAL, INC.

1,052,631 Shares of Series B Convertible Preferred Stock
Convertible into 2,105,262 Shares of Common Stock

We are offering up to $10,000,000 of our Series B Convertible Preferred Stock on a best efforts basis without any minimum offering amount. The offering will terminate at the earlier of (i) the date at which $10,000,000 of Series B Convertible Preferred Stock has been sold; (ii) the date on which this offering is terminated by the Company in its sole discretion or (iii) March 31, 2018. Until the offering terminates the proceeds of the offering will be held in an escrow account and Wilmington Trust, National Association will serve as the escrow agent, except with respect to those investors who choose to invest through the BANQ online platform.

We will pay cumulative dividends on the Series B Convertible Preferred Stock from the date of original issue at a rate of 5.0% per annum payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning June 30, 2018. The Series B Convertible Preferred Stock will rank senior to our outstanding Series A Convertible Preferred Stock and our common stock par value $0.001 (the "Common Stock") with respect to dividend rights and rights upon liquidation, dissolution or winding up. Each holder of Series B Convertible Preferred Stock shall receive a credit towards our merchandise equal to ten percent (10%) of the amount of their investment up to a maximum credit of $1,000. Holders of the Series B Convertible Preferred Stock will have limited voting rights. Each share of Series B Convertible Preferred Stock is initially convertible at any time, in whole or in part, at the option of the holders, at an initial conversion price of $4.75 per share, into two shares of common stock and automatically converts into two shares of Common Stock on its two-year anniversary of issuance.

The Common Stock is listed on the NASDAQ Capital Market under the symbol “YGYI.” On February 12, 2018, the last reported sale price of the Common Stock on the NASDAQ Capital Market was $4.65 per share. There is no established trading market for the Series B Convertible Preferred Stock and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series B Convertible Preferred Stock on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series B Convertible Preferred Stock will be limited.

The offering price of the Series B Convertible Preferred Stock is $9.50 per share. We effected a 1-for-20 reverse stock split of our outstanding Common Stock on June 7, 2017.

TriPoint Global Equities, LLC has agreed to act as our exclusive selling agent to offer shares of the Series B Convertible Preferred Stock to prospective investors on a best efforts basis. The selling agent is not purchasing any shares of Series B Convertible Preferred Stock offered by us and is not required to sell any specific number or dollar amount of Series B Convertible Preferred Stock in the offering. In connection with the sale of the Series B Convertible Preferred Stock, TriPoint Global Equities, LLC will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of TriPoint Global Equities, LLC will be deemed to be underwriting commissions or discounts.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ 9.50	$ 10,000,000
Selling agent’s fee's (1)	$ 0.38	$ 400,000
Proceeds, before expenses, to us (2)(3)	$ 9.12	$9,600,000
———————

(1)
We have also agreed to reimburse the selling agent for certain expenses. In addition, we have agreed to issue to the selling agent warrants, to purchase up to 105,263 shares of our common stock equal to five percent (5.0%) of the shares of common stock underlying the Series B Convertible Preferred Stock that is sold in the offering at an exercise price of $5.70 per share of our common stock as additional compensation, see the “Plan of Distribution”.

(2)
We estimated that our total expenses for this offering including the 10% merchandise credit (which based on the average cost of sales of our products is estimated to be $350,000), excluding selling agent commissions, will be approximately $600,000.

(3)	Assumes that all of the securities offered are sold.

The selling agent is not required to sell any specific number or dollar amount of securities but will use best efforts to sell the maximum number of securities offered. All funds received from subscribers will be deposited in escrow in a non-interest bearing account (the “Escrow Account”) at Wilmington Trust, National Association except with respect to those investors who choose to invest through the BANQ online platform.. We expect that delivery of the Series B Convertible Preferred Stock offered hereby against payment will be made upon each closing, concurrently with the release of the funds from escrow or the removal of the funds from the investor’s account with BANQ®, as applicable. See “Plan of Distribution.”

Sole Book Running Manager

The date of this prospectus is February 13, 2018

FOOD & BEVERAGE
ESSENTIAL OILS

PHOTO
HOME & FAMILY

YOUNGEVITY.

BETTERMENT STARTS HERE

From health and nutrition to spa and beauty, Youngevity believes true wellness begins with a healthy body and lifestyle. That's why every product we offer is designed to support just that.

SPA & BEAUTY
HEALTH & NUTRITION
JEWELRY
FASHION
SERVICES

OMNI DIRECT
SALES CHANNEL

ACQUISITION
PORTAL

PRODUCT
DEVELOPMENT

COFFEE
FARM TO CUP

- i -

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the selling agent has not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling agent is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the selling agent has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our stock and the distribution of this prospectus outside of the United States.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 15. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information”.

This prospectus includes trademarks, service marks and trade names owned by us and our subsidiaries. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future growth and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in, or incorporated by reference into, this prospectus for a variety of reasons.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,”

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained in this document; such statements need to be evaluated in light of all the information contained herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 15. Except where the context requires otherwise, in this prospectus the terms “Company,” “Youngevity,” “we,” “us” and “our” refer to Youngevity International, Inc., a Delaware corporation. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retrospective and pro forma basis to reflect the reverse stock split of our outstanding shares of Common Stock at a ratio of 1-for-20 which we effected on June 7, 2017.

Overview

We are a leading omni-direct lifestyle company offering a hybrid of the direct selling business model that also offers e-commerce and the power of social selling. Assembling a virtual main street of products and services under one corporate entity, we offer products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services.

We operate in two segments: the direct selling segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses. During the nine months ended September 30, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales and during the year ended December 31, 2016, we derived approximately 89% of our revenue from our direct sales and approximately 11% of our revenue from our commercial coffee sales.

#LiveTheLifeYouWant
YOUNGEVITY.

HEALTHY BODY CHALLENGE

20
LEAD
THE CHANGE
CONVENTION

OPPORTUNITY

Direct selling provides an opportunity open to absolutely everyone, regardless of background, specialized skills or capital worth.

Direct Selling Segment - In the direct selling segment we sell health and wellness, beauty product and skin care, scrap booking and story booking items, packaged food products and other service based products on a global basis and offer a wide range of products through an international direct selling network. Our direct sales are made through our network, which is a web-based global network of customers and distributors. Our independent sales force markets a variety of products to an array of customers, through friend-to-friend marketing and social networking. We consider our company to be an e-commerce company whereby personal interaction is provided to customers by our independent sales network. Initially, our focus was solely on the sale of products in the health, beauty and home care market through our marketing network; however, we have since expanded our selling efforts to include a variety of other products in other markets. Our direct selling segment offers more than 5,000 products to support a healthy lifestyle including:

●	Nutritional supplements	●	Gourmet coffee
●	Weight management	●	Skincare and cosmetics
●	Health and wellness	●	Packaged foods
●	Lifestyle products (spa, bath, home and garden)	●	Pet care
●	Digital products including scrap and memory books	●	Telecare health services
●	Apparel and fashion accessories	●	Business lending

Since 2010 we have expanded our operations through a series of acquisitions of the assets of other direct selling companies including their product lines and sales forces. We have also substantially expanded our distributor base by merging the assets that we have acquired under our web-based independent distributor network, as well as providing our distributors with additional new products to add to their product offerings.

Set forth below is information regarding each of our acquisitions since 2012.

Business	Date of Acquisition	Product Categories

BeautiControl, Inc.	December 13, 2017	Cosmetic and Skin Care Products
Future Global Vision, Inc.	November 6, 2017	Nutritional Supplements and Automotive Fuel Additive Products
Sorvana International, LLC (FreeLife International, Inc.)	July 1, 2017	Health and wellness products
Ricolife, LLC	March 1, 2017	Teas
Bellavita Group, LLC	March 1, 2017	Health and Beauty Products
Legacy for Life, LLC	September 1, 2016	Nutritional Supplements
Nature’s Pearl Corporation	September 1, 2016	Nutritional Supplements and Skin Care Products
Renew Interest, LLC (SOZO Global, Inc.)	July 29, 2016	Nutritional Supplements and Skin Care Products
South Hill Designs Inc.	January 20, 2016	Jewelry
PAWS Group, LLC	July 1, 2015	Pet treats
Mialisia & Co., LLC	June 1, 2015	Jewelry
JD Premium LLC	March 4, 2015	Dietary Supplement Company
Sta-Natural, LLC	February 23, 2015	Vitamins, Minerals and Supplements for families and their pets
Restart Your Life, LLC	October 1, 2014	Dietary Supplements
Beyond Organics, LLC	May 1, 2014	Organic Food and Beverages
Good Herbs, Inc.	April 28, 2014	Herbal Supplements
Biometics International, Inc.	November 19, 2013	Liquid Supplements
GoFoods Global, LLC	October 1, 2013	Packaged Foods
Heritage Markers, LLC	August 14, 2013	Digital Products
Livinity, Inc.	July 10, 2012	Nutritional Products
GLIE, LLC (DBA True2Life)	March 20, 2012	Nutritional Supplements

Coffee Segment - We engage in the commercial sale of one of our products, our coffee through our subsidiary CLR Roasters, LLC (“CLR”). We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, Josie’s Java House Brand and Javalution brands. CLR produces a variety of private labels through major national sales outlets and to major customers including cruise lines and office coffee service operators, as well as through our distributor network. CLR was established in 2001 and is our wholly-owned subsidiary. CLR produces and markets a unique line of coffees with health benefits under the JavaFit® brand which is sold directly to consumers. In April 2017, CLR reached an agreement with Major League Baseball's Miami Marlins to feature CLR’s Café La Rica Gourmet Espresso coffee as the "Official Cafecito of the Miami Marlins" at Marlins Park in Miami, Florida.

Our roasting facility is located in Miami, Florida and is 50,000 square foot and is SQF Level 2 certified, which is a stringent food safety process that verifies the coffee bean processing plant and distribution facility is in compliance with Certified HACCP (Hazard Analysis, Critical Control Points) food safety plans.

In March 2014, we expanded our coffee segment and started our new green coffee business with CLR’s acquisition of Siles Plantation Family Group, which is a wholly-owned subsidiary of CLR located in Matagalpa, Nicaragua. Siles Plantation Family Group includes “La Pita,” a dry-processing facility on approximately 26 acres of land and “El Paraiso,” a coffee plantation consisting of approximately 500 acres of land and thousands of coffee plants which produces 100 percent Arabica coffee beans that are shade grown, Organic, Rainforest Alliance Certified™ and Fair Trade Certified™.

The plantation and dry-processing facility allows CLR to control the coffee production process from field to cup. The dry-processing plant allows CLR to produce and sell green coffee to major coffee suppliers in the United States and around the world. CLR has engaged a husband and wife team to operate the Siles Plantation Family Group by way of an operating agreement. The agreement provides for the sharing of profits and losses generated by the Siles Plantation Family Group after certain conditions are met. CLR has made substantial improvements to the land and facilities since 2014. The 2018 harvest season started in November 2017 and will continue through April of 2018. In November 2017, CLR entered into a purchase contract to deliver $7.5 million of green coffee for the 2018 selling season and in December 2017, CLR entered into a purchase contract to deliver $10.5 million of green coffee for the 2018 selling season.

Industry Overview

We are engaged in two industries, the direct selling industry and the coffee industry.

Direct Selling Industry

Direct selling is a business distribution model that allows a company to market its products directly to consumers by means of independent contractors and relationship referrals. Independent, unsalaried salespeople, referred to as distributors, represent us and are awarded a commission based upon the volume of product sold through each of their independent business operations.

The Direct Selling Association (“DSA”) reported in its “2016 An Overview” that the fastest growing product was Wellness followed by Services & Other, the two categories alone representing approximately $20 billion in sales in 2016. Top product categories continue to gain market share: home and family care/durables, personal care, jewelry, clothing, leisure/educations. Wellness products include weight-loss products and dietary supplements. In the United States, as reported by the DSA, a record 20.5 million people were involved in direct selling in 2016, an increase of 1.5% compared to 2015. Estimated direct retail sales for 2016 was reported by the 2017 Growth & Outlook Report to be $35.54 billion compared to $36.12 billion in 2015.

Coffee Industry

Our coffee segment includes coffee bean roasting and the sales of green coffee beans. Our roasting facility, located in Miami, Florida, procures coffee primarily from Central America. Our green coffee business procures coffee from Nicaragua by way of growing our own coffee beans and purchasing green coffee beans directly from other farmers. CLR sells coffee to domestic and international customers, both green and roasted coffee.

The United States Department of Agriculture (“USDA”) reported in its June 2017 “Coffee: World Markets and Trade” report for the 2017/18 Forecast Overview that world coffee production is forecasted at 159 million bags (60 kilograms or approximately 132 pounds), which is unchanged from the previous year. World exports of green coffee are expected to remain steady totaling 111 million bags in 2018, with global consumption forecasted at a record 158 million bags. For 2018, Central America and Mexico are forecasted to contribute 18.1 million bags of coffee beans and approximately 40 percent of the exports are destined to the United States and 35 percent to the European Union. The United States imports the second-largest amount of coffee beans worldwide and is forecasted at 26 million bags.

Our Corporate History

Youngevity International, Inc., formerly AL International, Inc., founded in 1996, operates through two segments including the following wholly-owned subsidiary: CLR Roasters, LLC (“CLR”) which operates our commercial coffee business, including the Siles Plantation Family Group S.A. located in Nicaragua. Our direct selling network includes the domestic operations of AL Global Corporation, 2400 Boswell LLC, MK Collaborative LLC, and Youngevity Global LLC.

Our foreign wholly-owned subsidiaries include Youngevity Australia Pty. Ltd., Youngevity NZ, Ltd., Youngevity Mexico S.A. de CV, Youngevity Israel, Ltd., Youngevity Russia LLC, Youngevity Colombia S.A.S., Youngevity International Singapore Pte. Ltd., Mialisia Canada, Inc., and Legacy for Life Limited (Hong Kong). The Company also operates through the BellaVita Group LLC, with operations in; Taiwan, Hong Kong, Singapore, Indonesia, Malaysia and Japan.

The Company also operates subsidiary branches of Youngevity Global LLC in the Philippines and Taiwan.

On July 11, 2011, AL Global Corporation, a privately held California corporation (“AL Global”), merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). After the merger, Javalution reincorporated in Delaware and changed its name to AL International, Inc. In connection with this merger, CLR, which had been a wholly-owned subsidiary of Javalution prior to the merger, continued to be a wholly-owned subsidiary of the Company. CLR operates a traditional coffee roasting business, and through the merger we were provided access to additional distributors, as well as added the JavaFit® product line to our network of direct marketers.

Effective July 23, 2013, we changed our name from AL International, Inc. to Youngevity International, Inc.

On June 7, 2017, an amendment to our Certificate of Incorporation became effective which effectuated: (i) a 1-for-20 reverse stock split (the “Reverse Split”) of the issued and outstanding shares of Common Stock; (ii) a decrease in the number of shares of (a) Common Stock authorized from 600,000,000 to 50,000,000 and (b) preferred stock authorized from 100,000,000 to 5,000,000.

Corporate Information

Our principal offices are located at 2400 Boswell Road, Chula Vista, California 91914, and our telephone number at that office is (619) 934-3980. We maintain an Internet website at www.ygyi.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus or any supplement to the prospectus.

Emerging Growth Company

We are an emerging growth company under the JOBS ACT, which was enacted in April 2012. We shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more;
(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;
(c) the date on which we have issued more than $1.0 billion in non-convertible debt, during the previous 3-year period, issued; or.
(d) the date on which we are deemed to be a large accelerated filer.

As an emerging growth company we are subject to reduced public company reporting requirements and are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval, on an advisory basis, of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to buy our securities. In particular, you should carefully consider following risks, which are discussed more fully in “Risk Factors” beginning on page 15 of this prospectus.

●
it is difficult to predict to what extent we will be able to maintain or improve our current level of revenues and profitability because we have recently acquired several businesses and significantly increased our investment in our green coffee business;
●
there is substantial risk about our ability to continue as a going concern, which may hinder our ability to obtain future financing;
●
our business is difficult to evaluate because we have recently expanded our product offering and customer base;
●
our ability to generate profit will be impacted by payments we are required to make under the terms of our acquisition agreements, the extent of which is uncertain;
●
we may have difficulty managing our future growth;
●
the failure to comply with the terms of our outstanding Notes could result in a default under the terms of the notes and, if uncured, it could potentially result in action against the pledged assets of CLR;
●
a decrease in sales of The Beyond Tangy Tangerine line, Osteo-fx line and, Ultimate EFA line of products could seriously harm our business;
●
our business is subject to strict government regulations;
●
unfavorable publicity could materially hurt our business;
●
product returns may adversely affect our business;
●
a general economic downturn, a recession globally or in one or more of our geographic regions or sudden disruption in business conditions or other challenges may adversely affect our business and our access to liquidity and capital;
●
we face significant competition;
●
our success depends, in part, on the quality and safety of our products;
●
our ability to anticipate and respond to market trends and changes in consumer preferences could affect our financial results;
●
if we are unable to protect our intellectual property rights, specifically patents and trademarks, our ability to compete could be negatively impacted;
●
we may become involved in the future in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results;
●
government reviews, inquiries, investigations, and actions could harm our business or reputation;
●
the loss of key management personnel could adversely affect our business;
●
the inability to obtain adequate supplies of raw materials for products at favorable prices, or at all, or the inability to obtain certain products from third-party suppliers or from our manufacturers, could have a material adverse effect on our business, financial condition, or results of operations;
●
shortages of raw materials may temporarily adversely affect our margins or our profitability related to the sale of those products;
●
a failure of our information technology systems would harm our business;
●
we are dependent upon access to external sources of capital to grow our business;
●
our business is subject to online security risks, including security breaches;
●
our ability to conduct business in international markets may be affected by political, legal, tax and regulatory risks;
●
currency exchange rate fluctuations could reduce our overall profits;
●
taxation and transfer pricing affect our operations and we could be subjected to additional taxes, duties, interest, and penalties in material amounts, which could harm our business;
●
non-compliance with anti-corruption laws could harm our business;
●
the failure to comply with the terms of our outstanding notes could result in a default under the terms of the notes and, if uncured, it could potentially result in action against the pledged assets of CLR;
●
independent distributor activities that violate laws could result in governmental actions against us and could otherwise harm our business;
●
network marketing is heavily regulated and subject to government scrutiny and regulation, which adds to the expense of doing business and the possibility that changes in the law might adversely affect our ability to sell some of our products in certain markets;
●
our principal business segment is conducted worldwide in one channel, direct selling and therefore any negative perceptive of direct selling would greatly impact our sales;
●
as a network marketing company, we are dependent upon an independent sales force and we do not have direct control over the marketing of our products;
●
the loss of a significant Youngevity distributor could adversely affect our business;
●
nutritional supplement products may be supported by only limited availability of conclusive clinical studies;
●
our manufacturers are subject to certain risks;
●
challenges by private parties to the direct selling system could harm our business;

●
increases in the cost of high-quality arabica coffee beans or other commodities or decreases in the availability of high-quality arabica coffee beans or other commodities could have an adverse impact on our business and financial results;
●
adverse public or medical opinions about the health effects of consuming our products, as well as reports of incidents involving food-borne illnesses, food tampering, or food contamination, whether or not accurate, could harm our business;
●
we may not be able to raise enough funds to fully implement our business plan and investors may lose their entire investment as a result of this offering being conducted on a “best efforts” basis and without a requirement that a minimum amount be raised;
●
there is no public market for the Series B Convertible Preferred Stock and prospective investors may not be able to resell their shares at or above the offering price, if at all;
●
conversion of the Series B Convertible Preferred Stock will dilute the ownership interest of existing stockholders, including holders who had previously converted their Series B Convertible Preferred Stock;
●
holders of Series B Convertible Preferred Stock have extremely limited voting rights;
●
the automatic conversion feature may not adequately compensate holders of Series B Convertible Preferred Stock and may make it more difficult for a party to take over our company or discourage a party from taking over our company;
●
our ability to pay dividends is limited by the requirements of Delaware law;
●
dividends on the Series B Convertible Preferred Stock will be taxable;
●
we may allocate the net proceeds from this offering in ways that you and other stockholders may not approve;
●
we are controlled by one principal stockholder who is also our Chief Executive Officer and Chairman;
●
a majority of our directors will not be required to be "independent" and several of our directors and officers have other business interests;
●
we are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our securities less attractive to investors;
●
our stock has historically had a limited market;
●
sales by our shareholders of a substantial number of shares of our Common Stock in the public market could adversely affect the market price of our Common Stock;
●
our stock price has been volatile and subject to various market conditions;
●
we may issue preferred stock with rights senior to the Series B Convertible Preferred Stock;
●
we cannot assure you that the Common Stock will remain listed on the NASDAQ Capital Market;
●
we cannot assure you that the reverse stock split that was effected in June 2017 will improve the trading liquidity of the shares of the Common Stock;
●
anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock;
●
our failure to fulfill all of our registration requirements may cause us to suffer liquidated damages, which may be very costly;
●
reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our Common Stock price and trading volume; and
●
shareholders purchasing shares in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

THE OFFERING

Issuer	Youngevity International, Inc.

Securities offered
This prospectus covers the sale of up to $10,000,000 of Series B Convertible Preferred Stock and the shares of Common Stock into which the Series B Convertible Preferred Stock is convertible (the “Offering”).

Common stock outstanding as of December 31, 2017(1)	19,723,285 shares

Use of Proceeds	We intend to use the proceeds of this Offering for general working capital purposes. See “Use of Proceeds”.

Risk Factors
You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our Series B Convertible Preferred Stock.

NASDAQ trading symbol	The Common Stock is listed on the NASDAQ Capital Market under the symbol “YGYI”. The Series B Convertible Preferred Stock will not be listed on a national securities exchange.
Conversion Rights
Each outstanding share of Series B Convertible Preferred Stock is convertible at any time, in whole or in part, at the option of the holders at an initial conversion price of $4.75 per share initially into two shares of Common Stock and automatically converts to two shares of Common Stock on its two-year anniversary of issuance. The conversion price set forth in the certificate of designations of the preferred stock is subject to adjustment in the case of stock splits and stock dividends and other similar transactions.

Dividends
Holders of the Series B Preferred Stock shall receive a quarterly cash dividend from the date of original issue at a rate of 5.0% per annum, payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning June 30, 2018. If the aggregate amount of dividends accrued and payable to a holder is less than $10.00, we may, at our option, retain and not make payment in the respect of such dividends until the aggregate number of dividends then accrued and payable to the holder is not less than $10.00.

Liquidation
The Series B Convertible Preferred Stock will rank senior to our outstanding Series A Preferred Stock and our Common Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up.

Merchandise Credit	Holders of the Series B Convertible Preferred Stock shall receive a credit towards our merchandise equal to ten percent (10%) of the amount of their investment up to a maximum credit of $1,000.
Voting Rights	Holders of the Series B Convertible Preferred Stock shall have limited voting rights.

(1)
Except as otherwise indicated herein, all information in this prospectus, including the number of shares of Common Stock that will be outstanding after the Offering, without taking into account the shares offered in the Offering or the conversion of such shares into Common Stock, will be based on 19,723,285 shares of Common Stock outstanding as of December 31, 2017, excludes (i) 678,568 shares of Common Stock that are issuable upon conversion of the notes (the “2014 Notes”) issued in the 2014 Private Placement (the “2014 Private Placement”) with an exercise price of $7.00 per share; (ii) 428,571 shares of Common Stock that are issuable upon conversion of the notes (the “2015 Notes”) issued in the 2015 Private Placement (the “2015 Private Placement”) with an exercise price of $7.00 per share; (iii) 1,577,033 shares of Common Stock that are issuable upon conversion of the notes (the “2017 Notes”) issued in the 2017 Private Placement (the “2017 Private Placement”) with a conversion price of $4.60 per share; (iv) 1,149,712 shares of Common Stock that are issuable upon exercise of the warrants (the “2017 $5.56 Warrants”) issued in the 2017 Private Placement; (v) 247,916 are shares of Common Stock that are issuable upon exercise of the warrants (the “2015 $9.00 Warrants”) issued in the 2015 Private Placement; (vi) 102,678 are shares of Common Stock that are issuable upon exercise of the warrants (the “$7.00 2015 Warrants”) issued in the 2015 Private Placement; (vii) 1,022,279 are shares of Common Stock that are, issuable upon exercise of the warrants (the “2014 $4.60 Warrants”) issued in the 2014 Private Placement; (viii) 67,857 are shares of Common Stock that are issuable upon exercise of the warrants (“2014 $7.00 Warrants”) issued in the 2014 Private Placement; (ix) 44,624 are shares of Common Stock that are issuable upon exercise of other current outstanding warrants at an average exercise price of $10.00; (x) 75,000 are shares of Common Stock that are issuable upon exercise of other current outstanding warrants at an average exercise price of $2.00;(xi) 1,584,523 shares of Common Stock that are issuable upon exercise of outstanding options, with a weighted average exercise price of $4,76; (xi) 500,000 shares of Common Stock that are issuable upon being vested of restricted stock units which were issued under our 2012 Equity Incentive Plan; and (xii) 1,040,678 shares of Common Stock that are reserved for equity awards that may be granted under our equity 2012 Stock Option Plan.

The 2014 Notes, the 2015 Notes and the 2017 Notes are collectively referred to as the “Notes”.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary statement of operations data for the periods and at the dates indicated. The selected statements of operations data for the years ended December 31, 2016 and 2015 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus and our summary statements of operations data for the nine months ended September 30, 2017 and 2016 and our balance sheet data as of September 30, 2017 are derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. In our opinion, such unaudited consolidated financial statements include all adjustments consisting of only normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. Our historical results of operations and financial condition are not necessarily indicative of the results or financial condition that may be expected in the future.

You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition & Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Summary Consolidated Statement of Operations Data

	For the years ended December 31,		For the nine months ended September 30,
	2016	2015	2017	2016
($000)			(Unaudited)	(Unaudited)
Revenues	$162,667	$156,597	$124,655	$124,264
Gross profit	$98,137	$92,969	$71,732	$75,162
Total operating expenses	$95,622	$87,563	$76,625	$71,899
Operating income (loss)	$2,515	$5,406	$(4,893)	$3,263
Net income (loss) available to common stockholders	$(410)	$(1,718)	$(5,866)	$100

Net (loss) income per share, basic (1)	$(0.02)	$(0.09)	$(0.30)	$0.00
Net (loss) income per share, diluted (1)	$(0.02)	$(0.09)	$(0.30)	$0.00

Weighted average shares outstanding, basic (1)	19,632,086	19,603,780	19,655,312	19,631,195
Weighted average shares outstanding, diluted (1)	19,632,086	19,603,780	19,655,312	20,005,758

(1)
All share data have been retroactively adjusted to reflect Youngevity’s 1-for-20 reverse stock split, which was effective on June 7, 2017.

Summary Consolidated Balance Sheet Data

	December 31, 2016	September 30, 2017
Balance Sheet Data ($000):		(Unaudited)
Cash and Cash Equivalents	$869	$1,373
Total Current Assets	$27,908	$29,664
Total Assets	$66,008	$73,997
Total Current Liabilities	$25,310	$31,820
Total Liabilities	$47,010	$59,377
Total Stockholders’ Equity	$18,998	$14,620

———————

RISK FACTORS

Investing in our securities involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below and, the other information in the documents incorporated by reference herein when evaluating our company and our business. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline and investors could lose all or a part of the money paid to buy our securities.

RISKS RELATING TO OUR BUSINESS

Because we have recently acquired several businesses and significantly increased our investment in our green coffee business, it is difficult to predict to what extent we will be able to maintain or improve our current level of revenues and profitability.

No assurances can be given as to the amount of future revenue or profits that we may generate. Until recently, our business was comprised primarily of the direct sales of Youngevity® health products. In the last four years, we completed 20 business acquisitions of companies in the direct selling line of business, substantially increasing our Youngevity® health and wellness product lines. It is too early to predict whether consumers will accept, and continue to use on a regular basis, the products we added from these new acquisitions since we have had limited recent operating history as a combined entity. In addition, we continue to expand our coffee business product line with the single-serve K-Cup® manufacturing capabilities and our investment in the green coffee business. It is too early to predict the results of these investments. In addition, since each acquisition involves the addition of new distributors and new products, it is difficult to assess whether initial product sales of any new product acquired will be maintained, and if sales by new distributors will be maintained.

There is substantial risk about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The accompanying condensed consolidated financial statements as of September 30, 2017 have been prepared and presented on a basis assuming we will continue as a going concern. We have sustained significant operating losses during the nine months ended September 30, 2017 of $4,893,000, compared to operating income during the nine months ended September 30, 2016 of $3,263,000. The losses as of September 30, 2017 were primarily due to lower than anticipated revenues, increases in legal fees, distributor events and sales and marketing costs. Net cash used in operating activities was $1,783,000 for the nine months ended September 30, 2017. Based on our current cash levels as of September 30, 2017, our current rate of cash requirements, we will need to raise additional capital and we will need to significantly reduce our expenses from current levels to be able to continue as a going concern. There can be no assurance that we can raise capital upon favorable terms, if at all, or that we can significantly reduce our expenses.

The failure to comply with the terms of our outstanding Notes could result in a default under the terms of the notes and, if uncured, it could potentially result in action against the pledged assets of the Company.

We currently have outstanding 2015 Notes which are convertible notes in the principal amount of $3,000,000 that we issued to investors in November 2015 that are secured by certain of our assets and those of CLR other than its inventory and accounts receivable. We have also issued an additional $4,750,000 in principal amount of 2014 Notes. The 2014 Private Placement is secured by CLR’s pledge of the Nicaragua green coffee beans acquired with the proceeds, the contract rights under a letter of intent and all proceeds of the foregoing (which lien is junior to CLR’s factoring agreement and equipment lease but senior to all of its other obligations), In July and August of 2017, we issued 2017 Notes in the aggregate principal amount of $7,254,349, all of which are outstanding. Stephan Wallach, our Chief Executive Officer, has also personally guaranteed the repayment of the 2015 Notes and the 2014 Notes, and has agreed not to sell, transfer or pledge 30 million shares of our common stock that he owns so long as his personal guaranty is in effect. The 2015 Notes mature in 2018, the 2014 Notes mature in 2019 and the 2017 Notes mature in 2020. The 2015 Notes and the 2014 Notes require us, among other things, to maintain the security interest given by CLR for the notes and all of the notes require us to make quarterly installments of interest, reserve a sufficient number of our shares of common stock for conversion requests and honor any conversion requests made by the investors to convert their notes into shares of our common stock. If we fail to comply with the terms of the notes, the note holders could declare a default under the notes and if the default were to remain uncured, as secured creditors they would have the right to proceed against the collateral secured by the loans. Any action by secured creditors to proceed against CLR assets or our assets would likely have a serious disruptive effect on our coffee and direct selling operations.

We identified a material weakness in our internal controls in prior periods, and we cannot provide assurances that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a- 15(f) under the Exchange Act. Due to an error in our Statements of Cash Flows for the year ended December 31, 2016, and the quarters ended March 31, 2016, June 30, 2016, September 30, 2016 and March 31, 2017, we have restated our Statements of Cash Flows for such prior periods and certain related matters. Although we have added an additional review process that we believe has eliminated the identified material weakness in our internal controls, there can be no assurances that additional material weaknesses will not occur in the future.

Our business is difficult to evaluate because we have recently expanded our product offering and customer base.

We have recently expanded our operations, engaging in the sale of new products through new distributors. There is a risk that we will be unable to successfully integrate the newly acquired businesses with our current management and structure. Although we are based in California, several of the businesses we acquired are based in other places such as Utah and Florida, making the integration of our newly acquired businesses difficult. In addition, our dry-processing plant and coffee plantation is located overseas in the country of Nicaragua. Our estimates of capital, personnel and equipment required for our newly acquired businesses are based on the historical experience of management and businesses they are familiar with. Our management has limited direct experience in operating a business of our current size as well as one that is publicly traded.

Our ability to generate profit will be impacted by payments we are required to make under the terms of our acquisition agreements, the extent of which is uncertain.

Since many of our acquisition agreements are based on future consideration, we could be obligated to make payments that exceed expectations. Many of our acquisition agreements require us to make future payments to the sellers based upon a percentage of sales of products. The carrying value of the contingent acquisition debt, which requires re-measurement each reporting period, is based on our estimates of future sales and therefore is difficult to accurately predict. Profits could be adversely impacted in future periods if adjustment of the carrying value of the contingent acquisition debt is required.
We may have difficulty managing our future growth.

Since we initiated our network marketing sales channel in fiscal 1997, our business has grown significantly. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue to expand our operations, we may experience periods of rapid growth, including increased resource requirements. Any such growth could place increased strain on our management, operational, financial and other resources, and we may need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations. In addition, the financing for any of future acquisitions could dilute the interests of our stockholders; resulting in an increase in our indebtedness or both. Future acquisitions may entail numerous risks, including:

●	difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses and disruption to our direct selling channel;
●	diversion of management's attention from our core business;
●	adverse effects on existing business relationships with suppliers and customers; and
●	risks of entering markets in which we have limited or no prior experience.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, financial condition, and operating results. In addition, there can be no assurance that we will be able to identify suitable acquisition candidates or consummate acquisitions on favorable terms.

We generate a substantial portion of our revenue from the sale of The Beyond Tangy Tangerine line, Osteo-fx line and, Ultimate EFA line of products. A decrease in sales of these products could seriously harm our business.

A significant portion of our revenue during the year ended December 31, 2016 and the nine months ended September 30, 2017, approximately 50%, was derived from sales of our Beyond Tangy Tangerine line, Osteo-fx line and Ultimate EFA line of products. Any disruption in the supply of the raw materials used for these problems, any negative press associated with these products or manufacture and sale of competitive products, could have a material adverse effect on our business.

Our business is subject to strict government regulations.

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.”

Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, and divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (S.3546), which was passed by Congress in December 2006, imposes significant regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations on GMPs in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we manufacture and sell. These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement.

Unfavorable publicity could materially hurt our business.

We are highly dependent upon consumers’ perceptions of the safety, quality, and efficacy of our products, as well as similar products distributed by other companies, including other direct selling companies. Future scientific research or publicity may not be favorable to our industry or any particular product. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our product or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. Adverse publicity could also increase our product liability exposure, result in increased regulatory scrutiny and lead to the initiation of private lawsuits.

Product returns may adversely affect our business.

We are subject to regulation by a variety of regulatory authorities, including the Consumer Product Safety Commission and the Food and Drug Administration. The failure of our third-party manufacturers to produce merchandise that adheres to our quality control standards could damage our reputation and brands and lead to customer litigation against us. If our manufacturers are unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise or issue voluntary or mandatory recalls of those products at a substantial cost to us. We may be unable to recover costs related to product recalls. We also may incur various expenses related to product recalls, including product warranty costs, sales returns, and product liability costs, which may have a material adverse impact on our results of operations. While we maintain a reserve for our product warranty costs based on certain estimates and our knowledge of current events and actions, our actual warranty costs may exceed our reserve, resulting in a need to increase our accruals for warranty costs in the future.

In addition, selling products for human consumption such as coffee and energy drinks involve a number of risks. We may need to recall some of our products if they become contaminated, are tampered with or are mislabeled. A widespread product recall could result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands. We also may incur significant liability if our products or operations violate applicable laws or regulations, or in the event our products cause injury, illness or death. In addition, we could be the target of claims that our advertising is false or deceptive under U.S. federal and state laws as well as foreign laws, including consumer protection statutes of some states. Even if a product liability or consumer fraud claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image.

Returns are part of our business. Our return rate since the inception of selling activities has been minimal. We replace returned products damaged during shipment wholly at our cost, which historically has been negligible. Future return rates or costs associated with returns may increase. In addition, to date, product expiration dates have not played any role in product returns; however, it is possible they will increase in the future.

A general economic downturn, a recession globally or in one or more of our geographic regions or sudden disruption in business conditions or other challenges may adversely affect our business and our access to liquidity and capital.

A downturn in the economies in which we sell our products, including any recession in one or more of our geographic regions, or the current global macro-economic pressures, could adversely affect our business and our access to liquidity and capital. Recent global economic events over the past few years, including job losses, the tightening of credit markets and failures of financial institutions and other entities, have resulted in challenges to our business and a heightened concern regarding further deterioration globally. We could experience declines in revenues, profitability and cash flow due to reduced orders, payment delays, supply chain disruptions or other factors caused by economic or operational challenges. Any or all of these factors could potentially have a material adverse effect on our liquidity and capital resources, including our ability to issue commercial paper, raise additional capital and maintain credit lines and offshore cash balances. An adverse change in our credit ratings could result in an increase in our borrowing costs and have an adverse impact on our ability to access certain debt markets, including the commercial paper market.

Consumer spending is also generally affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, gasoline prices and consumer confidence generally, all of which are beyond our control. Consumer purchases of discretionary items, such as beauty and related products, tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. We face continued economic challenges in fiscal 2017 because customers may continue to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and sharply falling home prices, among other things.

In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions and climate changes or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending.

We face significant competition.

We face competition from competing products in each of our lines of business, in both the domestic and international markets. Worldwide, we compete against products sold to consumers by other direct selling and direct sales companies and through the Internet, and against products sold through the mass market and prestige retail channels. We also face increasing competition in our developing and emerging markets.

Within the direct selling channel, we compete on a regional and often country-by-country basis, with our direct selling competitors. There are also a number of direct selling companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally. We compete against large and well-known companies that manufacture and sell broad product lines through various types of retail establishments. Our largest direct sales competitors are Herbalife, Amway, USANA Health Sciences and NuSkin Enterprises. In the energy drink market we compete with companies such as Red Bull, Gatorade and Rock Star. Our beauty, skin care and cosmetic products compete with Avon and Bare Essentials. In addition, we compete against many other companies that manufacture and sell in narrower product lines sold through retail establishments. This industry is highly competitive and some of our principal competitors in the industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer. From time to time, we need to reduce the prices for some of our products to respond to competitive and customer pressures or to maintain our position in the marketplace. Such pressures also may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

If our advertising, promotional, merchandising, or other marketing strategies are not successful, if we are unable to deliver new products that represent technological breakthroughs, if we do not successfully manage the timing of new product introductions or the profitability of these efforts, or if for other reasons our end customers perceive competitors' products as having greater appeal, then our sales and financial results may suffer.

If we do not succeed in effectively differentiating ourselves from our competitors’ products, including by developing and maintaining our brands or our competitors adopt our strategies, then our competitive position may be weakened and our sales, and accordingly our profitability, may be materially adversely affected.

We are also subject to significant competition from other network marketing organizations for the time, attention, and commitment of new and existing distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. There can be no assurance that our programs for recruiting and retaining distributors will be successful. The pool of individuals who may be interested in network marketing is limited in each market, and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe we offer an attractive opportunity for distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Our coffee segment also faces strong competition. The coffee industry is highly competitive and coffee is widely distributed and readily available. Our competition will seek to create advantages in many areas including better prices, more attractive packaging, stronger marketing, more efficient production processes, speed to market, and better quality verses value opportunities. Many of our competitors have stronger brand recognition and will reduce prices to keep our brands out of the market. Our competitors may have more automation built into their production lines allowing for more efficient production at lower costs. We compete not only with other widely advertised branded products, but also with private label or generic products that generally are sold at lower prices. Consumers’ willingness to purchase our products will depend upon our ability to maintain consumer confidence that our products are of a higher quality and provide greater value than less expensive alternatives. If the difference in quality between our brands and private label products narrows, or if there is a perception of such a narrowing, then consumers may choose not to buy our products at prices that are profitable for us.

Our success depends, in part, on the quality and safety of our products.

Our success depends, in part, on the quality and safety of our products, including the procedures we employ to detect the likelihood of hazard, manufacturing issues, and unforeseen product misuse. If our products are found to be, or are perceived to be, defective or unsafe, or if they otherwise fail to meet our distributors' or end customers' standards, our relationship with our distributors or end customers could suffer, we could need to recall some of our products, our reputation or the appeal of our brand could be diminished, and we could lose market share and or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations, and financial condition.

Our ability to anticipate and respond to market trends and changes in consumer preferences could affect our financial results.

Our continued success depends on our ability to anticipate, gauge, and react in a timely and effective manner to changes in consumer spending patterns and preferences. We must continually work to discover and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products, and refine our approach as to how and where we market and sell our products. While we devote considerable effort and resources to shape, analyze, and respond to consumer preferences, consumer spending patterns and preferences cannot be predicted with certainty and can change rapidly. If we are unable to anticipate and respond to trends in the market for beauty and related products and changing consumer demands, our financial results will suffer.

Furthermore, material shifts or decreases in market demand for our products, including as a result of changes in consumer spending patterns and preferences or incorrect forecasting of market demand, could result in us carrying inventory that cannot be sold at anticipated prices or increased product returns. Failure to maintain proper inventory levels or increased product returns could result in a material adverse effect on our business, results of operations and financial condition.

If we are unable to protect our intellectual property rights, specifically patents and trademarks, our ability to compete could be negatively impacted.

Most of our products are not protected by patents. The labeling regulations governing our nutritional supplements require that the ingredients of such products be precisely and accurately indicated on product containers. Accordingly, patent protection for nutritional supplements often is impractical given the large number of manufacturers who produce nutritional supplements having many active ingredients in common. Additionally, the nutritional supplement industry is characterized by rapid change and frequent reformulations of products, as the body of scientific research and literature refines current understanding of the application and efficacy of certain substances and the interactions among various substances. In this respect, we maintain an active research and development program that is devoted to developing better, purer, and more effective formulations of our products. We protect our investment in research, as well as the techniques we use to improve the purity and effectiveness of our products, by relying on trade secret laws. Notwithstanding our efforts, there can be no assurance that our efforts to protect our trade secrets and trademarks will be successful. We intend to maintain and keep current all of our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete and if for any reason we were unable to maintain our trademarks, our sales of the related products bearing such trademarks could be materially and negatively affected. Nor can there be any assurance that third-parties will not assert claims against us for infringement of their intellectual proprietary rights. If an infringement claim is asserted, we may be required to obtain a license of such rights, pay royalties on a retrospective or prospective basis, or terminate our manufacturing and marketing of our infringing products. Litigation with respect to such matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business, financial condition, or operating results.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our various brands. Because our roasting methods cannot be patented, we would be unable to prevent competitors from copying our roasting methods, if such methods became known. If our competitors copy our roasting methods, the value of our brands could be diminished and we could lose customers to our competitors. In addition, competitors could develop roasting methods that are more advanced than ours, which could also harm our competitive position.

We may become involved in the future in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results.

We are a party to litigation at the present time and may become party to litigation in the future. In general, litigation claims can be expensive and time consuming to bring or defend against and could result in settlements or damages that could significantly affect financial results. However, it is not possible to predict the final resolution of any litigation to which we are, or may be party to, and the impact of certain of these matters on our business, results of operations, and financial condition could be material.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be harmed by the results of such scrutiny. The regulatory environment with regard to direct selling in emerging and developing markets where we do business is evolving and officials in such locations often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we may receive formal and informal inquiries from various government regulatory authorities about our business and compliance with local laws and regulations. Any determination that our operations or activities or the activities of our distributors, are not in compliance with existing laws or regulations could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor or other third party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and or reputation. Even if an inquiry does not result in these types of determinations, it potentially could create negative publicity which could harm our business and or reputation.

The loss of key management personnel could adversely affect our business.

Our founder, Dr. Joel Wallach, is a highly visible spokesman for our products and our business, and our message is based in large part on his vision and reputation, which helps distinguish us from our competitors. Any loss or limitation on Dr. Wallach as a lead spokesman for our mission, business, and products could have a material adverse effect upon our business, financial condition, or results of operations. In addition, our executive officers, including Stephan Wallach and David Briskie, are primarily responsible for our day-to-day operations, and we believe our success depends in part on our ability to retain our executive officers, to compensate our executive officers at attractive levels, and to continue to attract additional qualified individuals to our management team. We cannot guarantee continued service by our key executive officers. We do not maintain key man life insurance on any of our executive officers. The loss or limitation of the services of any of our executive officers or the inability to attract additional qualified management personnel could have a material adverse effect on our business, financial condition, or results of operations.

The inability to obtain adequate supplies of raw materials for products at favorable prices, or at all, or the inability to obtain certain products from third-party suppliers or from our manufacturers, could have a material adverse effect on our business, financial condition, or results of operations.

We contract with third-party manufacturers and suppliers for the production of some of our products, including most of our powdered drink mixes and nutrition bars, and certain of our personal care products. These third-party suppliers and manufacturers produce and, in most cases, package these products according to formulations that have been developed by, or in conjunction with, our in-house product development team. There is a risk that any of our suppliers or manufacturers could discontinue manufacturing our products or selling their products to us. Although we believe that we could establish alternate sources for most of our products, any delay in locating and establishing relationships with other sources could result in product shortages or back orders for products, with a resulting loss of net sales. In certain situations, we may be required to alter our products or to substitute different products from another source. We have, in the past, discontinued or temporarily stopped sales of certain products that were manufactured by third parties while those products were on back order. There can be no assurance that suppliers will provide the raw materials or manufactured products that are needed by us in the quantities that we request or at the prices that we are willing to pay. Because we do not control the actual production of certain raw materials and products, we are also subject to delays caused by any interruption in the production of these materials, based on conditions not within our control, including weather, crop conditions, transportation interruptions, strikes by supplier employees, and natural disasters or other catastrophic events.

Shortages of raw materials may temporarily adversely affect our margins or our profitability related to the sale of those products.

We may experience temporary shortages of the raw materials used in certain of our nutritional products. While we periodically experience price increases due to unexpected raw material shortages and other unanticipated events, this has historically not resulted in a material effect on our overall cost of goods sold. However, there is no assurance that our raw materials will not be significantly adversely affected in the future, causing our profitability to be reduced. A deterioration of our relationship with any of our suppliers, or problems experienced by these suppliers, could lead to inventory shortages. In such case, we may not be able to fulfill the demand of existing customers, supply new customers, or expand other channels of distribution. A raw material shortage could result in decreased revenue or could impair our ability to maintain or expand our business.

A failure of our information technology systems would harm our business.

The global nature of our business and our seamless global compensation plan requires the development and implementation of robust and efficiently functioning information technology systems. Such systems are vulnerable to a variety of potential risks, including damage or interruption resulting from natural disasters, telecommunication failures, and human error or intentional acts of sabotage, vandalism, break-ins and similar acts. Although we have adopted and implemented a business continuity and disaster recovery plan, which includes routine back-up, off-site archiving and storage, and certain redundancies, the occurrence of any of these events could result in costly interruptions or failures adversely affecting our business and the results of our operations.

We are dependent upon access to external sources of capital to grow our business.

Our business strategy contemplates future access to debt and equity financing to fund the expansion of our business. The inability to obtain sufficient capital to fund the expansion of our business could have a material adverse effect on us.

Our business is subject to online security risks, including security breaches.

Our businesses involve the storage and transmission of users’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. An increasing number of websites, including several large companies, have recently disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their sites. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. A party that is able to circumvent our security measures could misappropriate our or our customers’ proprietary information, cause interruption in our operations, damage our computers or those of our customers, or otherwise damage our reputation and business. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Currently, a significant number of our customers authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in the technology used by us to protect transaction data being breached or compromised. Non-technical means, for example, actions by a suborned employee, can also result in a data breach.

Under payment card rules and our contracts with our card processors, if there is a breach of payment card information that we store, we could be liable to the payment card issuing banks for their cost of issuing new cards and related expenses. In addition, if we fail to follow payment card industry security standards, even if there is no compromise of customer information, we could incur significant fines or lose our ability to give customers the option of using payment cards to fund their payments or pay their fees. If we were unable to accept payment cards, our business would be seriously damaged.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, “denial-of-service” type attacks and similar disruptions that could, in certain instances, make all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches, including any breach by us or by parties with which we have commercial relationships that result in the unauthorized release of our users’ personal information, could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Our web customers, as well as those of other prominent companies, may be targeted by parties using fraudulent “spoof” and “phishing” emails to misappropriate passwords, credit card numbers, or other personal information or to introduce viruses or other malware programs to our customers’ computers. These emails appear to be legitimate emails sent by our company, but they may direct recipients to fake websites operated by the sender of the email or request that the recipient send a password or other confidential information via email or download a program. Despite our efforts to mitigate “spoof” and “phishing” emails through product improvements and user education, “spoof” and “phishing” remain a serious problem that may damage our brands, discourage use of our websites, and increase our costs.

Our ability to conduct business in international markets may be affected by political, legal, tax and regulatory risks.

For the year ended December 31, 2016 approximately 9% of our sales were derived from sales outside the United States. For the nine months ended September 30, 2017 approximately 11% of our sales were derived from sales outside the United States. Our green coffee business in based in Nicaragua. We own one plantation and intend to purchase another in Nicaragua. Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to the risks associated with international operations, including:

●	the possibility that local civil unrest, political instability or changes in diplomatic or trade relationships might disrupt our operations in an international market;
●	the lack of well-established or reliable legal systems in certain areas;
●	the presence of high inflation in the economies of international markets;
●
the possibility that a foreign government authority might impose legal, tax or other financial burdens on us or our coffee operations, or sales force, due, for example, to the structure of our operations in various markets;

●	the possibility that a government authority might challenge the status of our sales force as independent contractors or impose employment or social taxes on our sales force; and
●	the possibility that governments may impose currency remittance restrictions limiting our ability to repatriate cash.

Currency exchange rate fluctuations could reduce our overall profits.

For the year ended December 31, 2016, approximately 9% of our sales were derived from sales outside the United States. For the nine months ended September 30, 2017 approximately 11% of our sales were derived from sales outside the United States. In preparing our consolidated financial statements, certain financial information is required to be translated from foreign currencies to the U.S. dollar using either the spot rate or the weighted-average exchange rate. If the U.S. dollar changes relative to applicable local currencies, there is a risk our reported sales, operating expenses, and net income could significantly fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations. To date, we have not entered into any hedging contracts or participated in any hedging or derivative activities.

Taxation and transfer pricing affect our operations and we could be subjected to additional taxes, duties, interest, and penalties in material amounts, which could harm our business.

As a multinational corporation, in several countries, including the United States, we are subject to transfer pricing and other tax regulations designed to ensure that our intercompany transactions are consummated at prices that have not been manipulated to produce a desired tax result, that appropriate levels of income are reported as earned by the local entities, and that we are taxed appropriately on such transactions. Regulators closely monitor our corporate structure, intercompany transactions, and how we effectuate intercompany fund transfers. If regulators challenge our corporate structure, transfer pricing methodologies or intercompany transfers, our operations may be harmed and our effective tax rate may increase.

A change in applicable tax laws or regulations or their interpretation could result in a higher effective tax rate on our worldwide earnings and such change could be significant to our financial results. In the event any audit or assessments are concluded adversely to us, these matters could have a material impact on our financial condition.

Non-compliance with anti-corruption laws could harm our business.

Our international operations are subject to anti-corruption laws, including the Foreign Corrupt Practices Act (the “FCPA”). Any allegations that we are not in compliance with anti-corruption laws may require us to dedicate time and resources to an internal investigation of the allegations or may result in a government investigation. Any determination that our operations or activities are not in compliance with existing anti-corruption laws or regulations could result in the imposition of substantial fines, and other penalties. Although we have implemented anti-corruption policies, controls and training globally to protect against violation of these laws, we cannot be certain that these efforts will be effective. We are aware that one of our direct marketing competitors is under investigation in the United States for allegations that its employees violated the FCPA in China and other markets. If this investigation causes adverse publicity or increased scrutiny of our industry, our business could be harmed.

RISKS RELATED TO OUR DIRECT SELLING BUSINESS

Independent distributor activities that violate laws could result in governmental actions against us and could otherwise harm our business.

Our independent distributors are independent contractors. They are not employees and they act independently of us. The network marketing industry is subject to governmental regulation. We implement strict policies and procedures to try to ensure that our independent distributors comply with laws. Any determination by the Federal Trade Commission or other governmental agency that we or our distributors are not in compliance with laws could potentially harm our business. Even if governmental actions do not result in rulings or orders against us, they could create negative publicity that could detrimentally affect our efforts to recruit or motivate independent distributors and attract customers.

Network marketing is heavily regulated and subject to government scrutiny and regulation, which adds to the expense of doing business and the possibility that changes in the law might adversely affect our ability to sell some of our products in certain markets.

Network marketing systems, such as ours, are frequently subject to laws and regulations, both in the United States and internationally, that are directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than on investment in the sponsoring company. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part. Regulatory authorities, in one or more of our present or future markets, could determine that our network marketing system does not comply with these laws and regulations or that it is prohibited. Failure to comply with these laws and regulations or such a prohibition could have a material adverse effect on our business, financial condition, or results of operations. Further, we may simply be prohibited from distributing products through a network-marketing channel in some countries, or we may be forced to alter our compensation plan.

We are also subject to the risk that new laws or regulations might be implemented or that current laws or regulations might change, which could require us to change or modify the way we conduct our business in certain markets. This could be particularly detrimental to us if we had to change or modify the way we conduct business in markets that represent a significant percentage of our net sales.

Our principal business segment is conducted worldwide in one channel, direct selling and therefore any negative perceptive of direct selling would greatly impact our sales.

Our principal business segment is conducted worldwide in the direct selling channel. Sales are made to the ultimate consumer principally through independent distributors and customers worldwide. There is a high rate of turnover among distributors, which is a common characteristic of the direct selling business. As a result, in order to maintain our business and grow our business in the future, we need to recruit, retain and service distributors on a continuing basis and continue to innovate the direct selling model. Consumer purchasing habits, including reducing purchases of products generally, or reducing purchases from distributors or buying products in channels other than in direct selling, such as retail, could reduce our sales, impact our ability to execute our global business strategy or have a material adverse effect on our business, financial condition and results of operations. If our competitors establish greater market share in the direct selling channel, our business, financial condition and operating results may be adversely affected. Furthermore, if any government bans or severely restricts our business method of direct selling, our business, financial condition and operating results may be adversely affected.

Our ability to attract and retain distributors and to sustain and enhance sales through our distributors can be affected by adverse publicity or negative public perception regarding our industry, our competition, or our business generally. Negative public perception may include negative publicity regarding the sales structure of significant, pure network marketing companies which has been the case recently with large network marketing companies, the quality or efficacy of nutritional supplement products or ingredients in general or our products or ingredients specifically, and regulatory investigations, regardless of whether those investigations involve us or our distributors or the business practices or products of our competitors or other network marketing companies. Any adverse publicity may also adversely impact the market price of our stock and cause insecurity among our distributors. There can be no assurance that we will not be subject to adverse publicity or negative public perception in the future or that such adverse publicity will not have a material adverse effect on our business, financial condition, or results of operations.

As a network marketing company, we are dependent upon an independent sales force and we do not have direct control over the marketing of our products.

We rely on non-employee, independent distributors to market and sell our products and to generate our sales. Distributors typically market and sell our products on a part-time basis and likely will engage in other business activities, some of which may compete with us. We have a large number of distributors and a relatively small corporate staff to implement our marketing programs and to provide motivational support to our distributors. We rely primarily upon our distributors to attract, train and motivate new distributors. Our sales are directly dependent upon the efforts of our distributors. Our ability to maintain and increase sales in the future will depend in large part upon our success in increasing the number of new distributors, retaining and motivating our existing distributors, and in improving the productivity of our distributors.

We can provide no assurances that the number of distributors will increase or remain constant or that their productivity will increase. Our distributors may terminate their services at any time, and, like most direct selling companies, we experience a high turnover among new distributors from year-to-year. We cannot accurately predict any fluctuation in the number and productivity of distributors because we primarily rely upon existing distributors to sponsor and train new distributors and to motivate new and existing distributors. Our operating results in other markets could also be adversely affected if we and our existing distributors do not generate sufficient interest in our business to successfully retain existing distributors and attract new distributors.

The loss of a significant Youngevity distributor could adversely affect our business.

We rely on the successful efforts of our distributors that become leaders. If these downline distributors in turn sponsor new distributors, additional business centers are created, with the new downline distributors becoming part of the original sponsoring distributor’s downline network. As a result of this network marketing system, distributors develop business relationships with other distributors. The loss of a key distributor or group of distributors, large turnover or decreases in the size of the key distributors force, seasonal or other decreases in purchase volume, sales volume reduction, the costs associated with training new distributors, and other related expenses may adversely affect our business, financial condition, or results of operations. Moreover, our ability to continue to attract and retain distributors can be affected by a number of factors, some of which are beyond our control, including:

●	General business and economic conditions;
●	Adverse publicity or negative misinformation about us or our products;
●	Public perceptions about network marketing programs;
●	High-visibility investigations or legal proceedings against network marketing companies by federal or state authorities or private citizens;
●	Public perceptions about the value and efficacy of nutritional, personal care, or weight management products generally;
●	Other competing network marketing organizations entering into the marketplace that may recruit our existing distributors or reduce the potential pool of new distributors; and
●	Changes to our compensation plan required by law or implemented for business reasons that make attracting and retaining distributors more difficult.

There can be no assurance that we will be able to continue to attract and retain distributors in sufficient numbers to sustain future growth or to maintain our present growth levels, which could have a material adverse effect on our business, financial condition, or results of operations.

Nutritional supplement products may be supported by only limited availability of conclusive clinical studies.

Some of our products include nutritional supplements that are made from vitamins, minerals, herbs, and other substances for which there is a long history of human consumption. Other products contain innovative ingredients or combinations of ingredients. Although we believe that all of our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. We conduct research and test the formulation and production of our products, but we have performed or sponsored only limited clinical studies. Furthermore, because we are highly dependent on consumers' perception of the efficacy, safety, and quality of our products, as well as similar products distributed by other companies, we could be adversely affected in the event that those products prove or are asserted to be ineffective or harmful to consumers or in the event of adverse publicity associated with any illness or other adverse effects resulting from consumers' use or misuse of our products or similar products of our competitors.

Our manufacturers are subject to certain risks.

We are dependent upon the uninterrupted and efficient operation of our manufacturers and suppliers of products. Those operations are subject to power failures, the breakdown, failure, or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters, and the need to comply with the requirements or directives of government agencies, including the FDA. There can be no assurance that the occurrence of these or any other operational problems at our facilities would not have a material adverse effect on our business, financial condition, or results of operations.

Challenges by private parties to the direct selling system could harm our business.

Direct selling companies have historically been subject to legal challenges regarding their method of operation or other elements of their business by private parties, including their own representatives, in individual lawsuits and through class actions, including lawsuits claiming the operation of illegal pyramid schemes that reward recruiting over sales. We can provide no assurance that we would not be harmed if any such actions were brought against any of our current subsidiaries or any other direct selling company we may acquire in the future.

RISKS RELATED TO OUR COFFEE BUSINESS

Increases in the cost of high-quality arabica coffee beans or other commodities or decreases in the availability of high-quality arabica coffee beans or other commodities could have an adverse impact on our business and financial results.

We purchase, roast, and sell high-quality whole bean arabica coffee beans and related coffee products. The price of coffee is subject to significant volatility. The high-quality arabica coffee of the quality we seek tends to trade on a negotiated basis at a premium above the “C” price. This premium depends upon the supply and demand at the time of purchase and the amount of the premium can vary significantly. An increase in the “C” coffee commodity price does increase the price of high-quality arabica coffee and also impacts our ability to enter into fixed-price purchase commitments. We frequently enter into supply contracts whereby the quality, quantity, delivery period, and other negotiated terms are agreed upon, but the date, and therefore price, at which the base “C” coffee commodity price component will be fixed has not yet been established.

These are known as price-to-be-fixed contracts. We also enter into supply contracts whereby the quality, quantity, delivery period, and price are fixed. The supply and price of coffee we purchase can also be affected by multiple factors in the producing countries, including weather, natural disasters, crop disease, general increase in farm inputs and costs of production, inventory levels, and political and economic conditions, as well as the actions of certain organizations and associations that have historically attempted to influence prices of green coffee through agreements establishing export quotas or by restricting coffee supplies. Speculative trading in coffee commodities can also influence coffee prices. Because of the significance of coffee beans to our operations, combined with our ability to only partially mitigate future price risk through purchasing practices, increases in the cost of high-quality arabica coffee beans could have an adverse impact on our profitability. In addition, if we are not able to purchase sufficient quantities of green coffee due to any of the above factors or to a worldwide or regional shortage, we may not be able to fulfill the demand for our coffee, which could have an adverse impact on our profitability.

Adverse public or medical opinions about the health effects of consuming our products, as well as reports of incidents involving food-borne illnesses, food tampering, or food contamination, whether or not accurate, could harm our business.

Some of our products contain caffeine and other active compounds, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of caffeine and other active compounds can lead to a variety of adverse health effects. In the United States, there is increasing consumer awareness of health risks, including obesity, due in part to increased publicity and attention from health organizations, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food products, frequently including caffeine. An unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from certain health risks could significantly reduce the demand for our products.

Similarly, instances or reports, whether true or not, of food-borne illnesses, food tampering and food contamination, either during manufacturing, packaging or preparation, have in the past severely injured the reputations of companies in the food processing, grocery and quick-service restaurant sectors and could affect us as well. Any report linking us to the use of food tampering or food contamination could damage our brand value, severely hurt sales of our products, and possibly lead to product liability claims, litigation (including class actions) or damages. If consumers become ill from food-borne illnesses, tampering or contamination, we could also be forced to temporarily stop selling our products and consequently could materially harm our business and results of operations.

RISKS ASSOCIATED WITH INVESTING IN OUR SECURITIES

This Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

This Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

Investors funds will be placed in escrow during the offering period and investors will not have use of their funds during the offering period.

The selling agent is offering the Series B Convertible Preferred Stock on a best efforts basis. No commitment by anyone exists to purchase all or any part of the shares offered hereby. Those investor's funds deposited by non-BANQ investors will be held in escrow pending closing of this Offering and such funds may be escrowed for as long as 60 days (or longer if the selling agent extends the offering period). Investors will not have use of any funds paid for the shares during the offering period. See “Plan of Distribution.”

There is no public market for the Series B Convertible Preferred Stock and prospective investors may not be able to resell their shares at or above the offering price, if at all.

There is no market for our Series B Convertible Preferred Stock and no assurance can be given that an active trading market will develop for the Series B Convertible Preferred Stock or, if one does develop, that it will be maintained. We do not intend to apply for listing of the Series B Convertible Preferred Stock on any securities exchange or other stock market. In the absence of a public trading market, an investor may be unable to liquidate his investment in our company. The offering price of this Offering is not indicative of future market prices.

The stock market in general may experience extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of the Common Stock, which could cause a decline in the value of the Common Stock and the Series B Convertible Preferred Stock. Prospective investors should also be aware that price volatility may be worse if the trading volume of the Common Stock is low.

The liquidity of the trading market, if any, and future trading prices of the Series B Convertible Preferred Stock will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the Series B Convertible Preferred Stock will be subject to disruptions which may have a negative effect on the holders of the Series B Convertible Preferred Stock, regardless of our operating results, financial performance or prospects.

If we raise at least $3,000,000 in this offering, shareholders will experience dilution from the automatic conversion of the 2017 Notes. In addition, conversion of the Series B Convertible Preferred Stock will dilute the ownership interest of existing stockholders, including holders who had previously converted their Series B Convertible Preferred Stock

To the extent we issue Common Stock upon conversion of the 2017 Notes or the Series B Convertible Preferred Stock, such conversions will dilute the ownership interests of existing stockholders, including holders who had previously converted their Series B Convertible Preferred Stock. Any sales in the public market of the Common Stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Series B Convertible Preferred Stock may encourage short selling by market participants because the conversion of the Series B Convertible Preferred Stock could depress the price of the Common Stock.

Holders of Series B Convertible Preferred Stock have extremely limited voting rights.

The voting rights as a holder of Series B Convertible Preferred Stock will be limited. Shares of the Common Stock are currently the only class of our securities carrying full voting rights. Voting rights for holders of Series B Convertible Preferred Stock exist primarily with respect to voting on amendments to our charter that alter or change adversely the powers, preferences or rights of the Series B Convertible Preferred Stock. See “Description of the Series B Convertible Preferred Stock—Limited Voting Rights.”

The automatic conversion feature may not adequately compensate holders of Series B Convertible Preferred Stock and may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the two-year anniversary of issuance, each share of Series B Convertible Preferred Stock automatically converts into two shares of Common Stock. See “Description of Securities - Preferred Stock Series B - Conversion Rights.” If the Common Stock price is less 50% of the price paid for each share of Series B Convertible Preferred Stock, the value of the Series B Convertible Preferred Stock will be less than the price paid for the Series B Convertible Preferred Stock excluding the merchandise credit.

Our ability to pay dividends is limited by the requirements of Delaware law.

Our ability to pay dividends on the Series B Convertible Preferred Stock is limited by the laws of Delaware. Under applicable Delaware law, a Delaware corporation generally may not make a distribution if, the corporation’s net assets (total assets minus total liabilities) do not exceed its capital. Accordingly, we generally may not make a distribution on the of Series B Convertible Preferred Stock if, we have not been able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the par value of each share of issued stock.

Dividends on the Series B Convertible Preferred Stock will be taxable.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates.

We may allocate the net proceeds from this Offering in ways that you and other stockholders may not approve.

We currently intend to use the net proceeds of this Offering for general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of the Common Stock.

We are controlled by two principal stockholders who are also our Chief Executive Officer and Chairman and Chief Operating Officer and director.

Through their voting power, each Mr. Stephan Wallach, our Chief Executive Officer and Chairman, and Michelle Wallach, our Chief Operating Officer and Director has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders, including the election of all of our directors. Mr. Wallach and Michelle Wallach, his wife, together beneficially own approximately 71.2% of our total equity securities (assuming exercise of the options to purchase Common Stock held by Mr. Wallach and Ms. Wallach). As our Chief Executive Officer, Mr. Wallach has the ability to control our business affairs.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

Our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our stock has historically had a limited market. If an active trading market for our Common Stock does develop, trading prices may be volatile.

In the event that an active trading market develops, the market price of the shares of Common Stock may be based on factors that may not be indicative of future market performance. Consequently, the market price of the Common Stock may vary greatly. If an active market for the Common Stock develops, there is a significant risk that the stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our quarterly operating results;
●	announcements that our revenue or income/loss levels are below analysts’ expectations;
●	general economic slowdowns;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant contracts; or
●	acquisitions, strategic partnerships, joint ventures or capital commitments.

We are subject to the reporting requirements of Federal Securities Laws, which can be expensive.

We are subject to the information and reporting requirements under the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC has and will continue to cause our expenses to be higher than they would be if we were a privately-held company.

Sales by our shareholders of a substantial number of shares of our Common Stock in the public market could adversely affect the market price of our Common Stock.

A large number of outstanding shares of Common Stock are held by two of our principal shareholders. If any of these principal shareholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of the Common Stock to decline.

Our stock price has been volatile and subject to various market conditions.

The trading price of the Common Stock has been subject to wide fluctuations. The price of the Common Stock may fluctuate in the future in response to quarter-to-quarter variations in operating results, material announcements by us or our competitors, governmental regulatory action, conditions in the nutritional supplement industry, negative publicity, or other events or factors, many of which are beyond our control. In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many dietary and nutritional supplement companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of the Common Stock would likely decline, perhaps substantially.

We may issue preferred stock with rights senior to the Series B Convertible Preferred Stock.

Our certificate of incorporation authorizes the issuance of up to five million shares of preferred stock without shareholder approval and on terms established by our directors. We may issue shares of preferred stock in order to consummate a financing or other transaction, in lieu of the issuance of Common Stock. The rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the Common Stock.

You should not rely on an investment in our Common Stock for the payment of cash dividends.

We intend to retain future profits, if any, to expand our business. We have never paid cash dividends on the Common Stock and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. You should not make an investment in the Common Stock if you require dividend income. Any return on investment in the Common Stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

We cannot assure you that the common stock will remain listed on the NASDAQ Capital Market.

The Common Stock is currently listed on the NASDAQ Capital Market. Although we currently meet the listing standards of the NASDAQ Capital Market, we cannot assure you that we will be able to maintain the continued listing standards of the NASDAQ Capital Market.  If we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholder’s equity requirement, the NASDAQ Capital Market may take steps to de-list our common stock. If we are delisted from the NASDAQ Capital Market then our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board securities market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Delisting from the NASDAQ Capital Market could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities.

The reverse stock split that was effected in June 2017 may decrease the liquidity of the shares of the Common Stock.

The liquidity of the Common Stock may be affected adversely by the reverse stock split given the reduced number of shares that are now outstanding. In addition, the reverse stock split increased the number of shareholders who own odd lots (less than 100 shares) of the Common Stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Although we believe that a higher market price of the Common Stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors.

A majority of our directors are not required to be "independent" and several of our directors and officers have other business interests.

We qualify as a "controlled company" for listing purposes on the NASDAQ Capital Market because Stephen Wallach and Michelle Wallach will continue to hold in excess of 50% of our voting securities. As a controlled company, we qualify for certain exemptions to the NASDAQ Capital Market listing requirements, including the requirement that a majority of our directors be independent, and the requirements to have a compensation committee and a nominating/corporate governance committee, each composed of entirely independent directors. A majority of our directors are not currently "independent" under the NASDAQ Capital Market independence standards. This lack of "independence" may interfere with our directors' judgment in carrying out their responsibilities as directors.

Several of our directors have other business interests, including Richard Renton, Paul Sallwasser, William Thompson and Kevin Allodi. Those other interests may come into conflict with our interests and the interests of our shareholders. We may compete with these other business interests for such directors' time and efforts.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated in connection with this Offering, may have the effect of delaying or preventing a change in control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

●	authorize our board of directors to issue Preferred Stock, without further stockholder action and with voting liquidation, dividend and other rights superior to our Common Stock; and
●	provide that vacancies on our board of directors may be filled only by the vote of a majority of directors then in office, even though less than a quorum.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for the Common Stock in an acquisition.

Our failure to fulfill all of our registration requirements may cause us to suffer liquidated damages, which may be very costly.

Pursuant to the terms of the registration rights agreement that we entered into with investors in our recent private placement offering, we are required to file a registration statement with respect to securities issued to them within a certain time period and maintain the effectiveness of such registration statement. The failure to do so could result in the payment of damages by us. There can be no assurance we will be able to maintain the effectiveness of any registration statement subject to certain conditions, and therefore there can be no assurance that we will not incur damages with respect to such agreements.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our Common Stock price and trading volume.

Securities research analysts, including those affiliated with our selling agents establish and publish their own periodic projections for our business. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match securities research analysts' projections. Similarly, if one or more of the analysts who writes reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business or if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect securities research analyst coverage following this offering, if no securities or industry analysts begin to cover us, the trading price for our stock and the trading volume could be adversely affected.

USE OF PROCEEDS

If we sell shares of Series B Convertible Preferred Stock for aggregate gross proceeds of $10,000,000, we estimate that the net proceeds of this offering will be approximately $9,000,000 after deducting the estimated selling agent’s commission and estimated offering expenses payable by us, which offering expenses include $350,000 of the expense that we may incur in connection with the 10% merchandise credit that we issue, which is an estimate based on our average cost of sales of our products.

We intend to use the net proceeds from the Offering for working capital purposes.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from the Offering. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the Offering.

CAPITALIZATION

 The following table sets forth our capitalization as of September 30, 2017:
●	on an actual (unaudited) basis;
●
on a pro forma basis to give effect to the conversion of the 2017 Notes into 1,577,033 shares of Common Stock upon the closing of the Offering, assuming gross proceeds from the Offering of $10,000,000; and

●
on a pro forma adjusted basis to give effect to the proforma adjustment above and to give further effect to the Offering, assuming the sale of 1,052,631 shares of Series B Convertible Preferred Stock at an Offering price of $9.50 per share, and gross proceeds from the Offering of $10,000,000 and after deducting expenses related to the Offering payable by us estimated at approximately $1,000,000 including selling agent fees.

This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus.

(in thousands)	As of September 30, 2017
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$ 1,373	$ 1,373	$ 10,373

Total liabilities	$ 59,377	$ 54,216	$ 54,216
Shareholders’ Equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized:
Series A Convertible Preferred Stock, 161,135 shares issued and outstanding as of September 30, 2017 on an actual, pro forma and pro forma as adjusted basis.	-	-	-
Series B Convertible Preferred Stock, 0, 0 and 1,052,631 shares issued and outstanding as of September 30, 2017 on an actual, pro forma and pro forma as adjusted basis, respectively.	-	-	1
Common stock, $0.001 par value; 50,000,000 shares authorized: 19,723,285, 21,300,318 and 21,300,318 shares issued and outstanding as of September 30, 2017 on an actual, pro forma and proforma as adjusted basis, respectively.	20	21	21
Additional paid-in capital	171,693	178,946	187,945
Accumulated deficit	(156,873)	(158,966)	(158,966)
Accumulated other comprehensive loss	(220)	(220)	(220)
Total stockholders’ equity	14,620	19,781	28,781
Total capitalization	$ 14,620	$ 19,781	$ 28,781

————————
(1)
The number of shares of Common Stock shown above to be outstanding after this Offering is based on 19,723,285 shares outstanding as of September 30, 2017 and gives effect to the conversion of the 2017 Notes into 1,577,033 shares of Common Stock, and excludes as of that date:

●
678,568 shares of Common Stock that are issuable upon conversion of the 2014 Notes issued in the 2014 Private Placement with an exercise price of $7.00 per share;

●
428,571 shares of Common Stock that are issuable upon conversion of the 2015 Notes issued in the 2015 Private Placement with an exercise price of $7.00 per share;

●
1,149,712 are shares of Common Stock that are issuable upon exercise of the 2017 $5.56 Warrants issued in the 2017 Private Placement;

●
247,916 are shares of Common Stock that are issuable upon exercise of the 2015 $9.00 Warrants issued in the 2015 Private Placement;

●
102,678 are shares of Common Stock that are issuable upon exercise of the 2015 $7.00 Warrants issued in the 2015 Private Placement;

●
1,022,279 are shares of Common Stock that are, issuable upon exercise of the 2014 $4.60 Warrants issued in the 2014 Private Placement;

●
67,857 are shares of Common Stock that are issuable upon exercise of the 2014 $7.00 Warrants issued in the 2014 Private Placement;

●
44,624 are shares of Common Stock that are issuable upon exercise of other current outstanding warrants at an exercise price of $10.00;

●
75,000 are shares of Common Stock that are issuable upon exercise of other current outstanding warrants at an exercise price of $2.00;

●
1,595,932 shares of Common Stock that are issuable upon exercise of outstanding options, with a weighted average exercise price of $4.76 which were issued under our equity incentive plan;

●
500,000 shares of Common Stock that are issuable upon the vesting of restricted stock units which were issued under our equity incentive plan:

●
1,874,380 shares of our Common Stock which are reserved for equity awards that may be granted under our equity incentive plan;

●
2,105,262 shares of our Common Stock issuable upon conversion of the Series B Convertible Preferred Stock in connection with this Offering; and

●
105,263 shares of our Common Stock issuable upon exercise of the warrants issued to the selling agent in connection with this Offering.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
ISSUER PURCHASES OF EQUITY SECURITIES

Common Stock Listing and Holders

Since June 21, 2017, the Common Stock has been traded on the NASDAQ National Market under the symbol “YGYI.” From June 2013 until July 2017, the Common Stock has been traded on the OTCQX Marketplace operated by the OTC Markets Group under the symbol “YGYI”. Previously, the Common Stock was quoted on the OTC Markets OTC Pink Market system under the symbol “JCOF”. The range of high and low sales prices for the years ended December 31, 2017 and 2016 is presented below:

The trading price of the Common Stock has been subject to wide fluctuations. The price of the Common Stock may fluctuate in the future in response to quarter-to-quarter variations in operating results, material announcements by us or our competitors, governmental regulatory action, conditions in the nutritional supplement industry, negative publicity, or other events or factors, many of which are beyond our control. In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many dietary and nutritional supplement companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of the Common Stock would likely decline, perhaps substantially.

	2017		2016
	High	Low	High	Low
First Quarter	$5.96	$5.00	$6.60	$4.40
Second Quarter	$7.00	$3.00	$6.40	$4.80
Third Quarter	$6.75	$4.28	$6.40	$4.60
Fourth Quarter	$ 5.16	$ 3.79	$6.40	$5.20

The last reported sale price of the Common Stock on the NASDAQ National Market on February 12, 2018, was $4.65 per share. As of December 31, 2017, there were approximately 532 holders of record of the Common Stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not currently intend to pay any cash dividends on the Common Stock in the foreseeable future. Other than the payment of dividends on our preferred stock, we expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on the Common Stock will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. The Series B Convertible Preferred Stock will pay cumulative dividends from the date of issuance at a rate of 5% per annum payable quarterly in arrears on or about the last day of March, June, September and December of each year beginning June 30, 2018. If the aggregate amount of dividends accrued and payable to a holder is less than $10.00, we may, at our option, retain and not make payment in the respect of such dividends until the aggregate number of dividends then accrued and payable to the holder is not less than $10.00.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein and the risk factors and the financial statements and the other information set forth herein. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed with the Securities and Exchange Commission.

Overview

We operate in two segments: the direct selling segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses. During the years ended December 31, 2016 and 2015, we derived approximately 89% of our revenue from direct sales and approximately 11% of our revenue from our commercial coffee sales, respectively. During the nine months ended September 30, 2017 and September 30, 2016, we derived approximately 86% and 89% of our revenue from direct sales and approximately 14% and 11% of our revenue from our commercial coffee sales, respectively.

In the direct selling segment we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network of independent distributors. Our multiple independent selling forces sell a variety of products through friend-to-friend marketing and social networking.

We also engage in the commercial sale of coffee. We own a traditional coffee roasting business, CLR, that sells roasted and unroasted coffee and produces coffee under its own Café La Rica brand, Josie’s Java House brand and Javalution brands. CLR produces coffee under a variety of private labels through major national sales outlets and major customers including cruise lines and office coffee service operators. During fiscal 2014 CLR acquired the Siles Plantation Family Group, a coffee plantation and dry-processing facility located in Matagalpa, Nicaragua, an ideal coffee growing region that is historically known for high quality coffee production. The dry-processing facility is approximately 26 acres and the plantation is approximately 500 acres and produces 100 percent Arabica coffee beans that are shade grown, Rainforest Alliance Certified™ and Fair Trade Certified™. The plantation, dry-processing facility and existing U.S. based coffee roaster facilities allows CLR to control the coffee production process from field to cup.

We conduct our operations primarily in the United States. For the nine months ended September 30, 2017 and the year ended December 31, 2016 approximately 89% and 91%, respectively, of our revenues were derived from sales within the United States.

Recent Events

New Acquisitions

On December 13, 2017, we entered into an agreement with BeautiControl whereby we acquired certain assets of the BeautiControl cosmetic company. BeautiControl is a direct sales company specializing in cosmetics and skincare products.

Effective November 6, 2017, we acquired certain assets and assumed certain liabilities of Future Global Vision, Inc., a direct selling company that offers a unique line of products that include a fuel additive for vehicles that improves the efficiency of the engine and reduces fuel consumption. In addition, Future Global Vision, Inc., offers a line of nutraceutical products providing health benefits that the whole family can use.

Effective July 1, 2017, we acquired certain assets and assumed certain liabilities of Sorvana International, LLC “Sorvana”. Sorvana was the result of the unification of the two companies FreeLife International, Inc. “FreeLife”, and L’dara. Sorvana offers a variety of products with the addition of the FreeLife and L’dara product lines. Sorvana offers an extensive line of health and wellness product solutions including healthy weight loss supplements, energy and performance products and skin care product lines as well as organic product options.

Effective March 1, 2017, we acquired certain assets of Bellavita Group, LLC, a direct sales company and producer of health and beauty products primarily in the Asian market and Ricolife, LLC, a direct sales company and producer of teas with health benefits contained within its tea formulas.

2017 Financing

During July and August 2017, we engaged in the July 2017 Private Placement pursuant to which we raised an aggregate of $3,054,000 in cash and offered for sale a minimum of $100,000 of units up to a maximum of $10,000,000 of units, with each unit (a “Unit”) consisting of: (i) a three (3) year convertible note in the principal amount of $25,000 initially convertible into shares of Common Stock, at $4.60 per share (subject to adjustment); and (ii) a Series D Warrant (the “Class D Warrant”), exercisable to purchase 50% of the number of shares issuable upon conversion of the 2017 Note at an exercise price equal to $5.56.

In July and August 2017, we entered into a Note Purchase Agreement with 28 accredited investors pursuant to which we raised gross cash proceeds of $3,054,000 in the 2017 Private Placement and sold 2017 Notes in the aggregate principal amount of $3,054,000, convertible into 663,914 shares of our common stock, at a conversion price of $4.60 per share, subject to adjustment as provided therein; and 2017 Warrants to purchase 331,956 shares of common stock at an exercise price of $5.56.

In addition, as part of the 2017 Private Placement, three (3) investors in our November 2015 Private Placement (the “Prior Investors”), converted their 8% Series C Convertible Notes in the aggregate principal amount of $4,200,349 together with accrued interest thereon into new convertible notes for an equal principal amount, convertible into 913,119 shares of Common Stock and 2017 Warrants to purchase an aggregate of 456,560 shares of Common Stock. The new note carries the same interest rate as the prior note. The Prior Investors also exchanged their Series A Warrants dated October 26, 2015 to purchase an aggregate of 279,166 shares of Common Stock for a new 2017 Warrant to purchase an aggregate of 182,065 shares of Common Stock. We used the proceeds from the 2017 Private Placement for working capital purposes.

For twelve (12) months following the closing, the investors in the 2017 Private Placement have the right to participate in any future equity financings by us including the Offering, up to their pro rata share of the maximum Offering amount in the aggregate.

The 2017 Notes bear interest at a rate of eight percent (8%) per annum. We have the right to prepay the 2017 Notes at any time after the one year anniversary date of the issuance of the 2017 Notes at a rate equal to 110% of the then outstanding principal balance and accrued interest. The 2017 Notes automatically convert to Common Stock if prior to the maturity date we sell Common Stock, preferred stock or other equity-linked securities with aggregate gross proceeds of no less than $3,000,000 for the purpose of raising capital. The 2017 Notes provide for full ratchet price protection for a period of nine months after their issuance and thereafter weighted average price adjustment.

We paid a placement fee of $321,248, excluding legal expenses and we have agreed to issue to the selling agent, who was the placement agent in the 2017 Private Placement, three-year warrants to purchase 179,131 shares of Common Stock at an exercise price of $5.56 per share and we have agreed to issue the placement agent 22,680 shares of Common Stock.

In connection with the 2017 Private Placement, we also entered into the “Registration Rights Agreement” with the investors in the 2017 Private Placement. The Registration Rights Agreement requires that we file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission within ninety (90) days of the final closing date of the Private Placement for the resale by the investors of all of the shares Common Stock underlying the senior convertible notes and warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto (the “Registrable Securities”) and that the Initial Registration Statement be declared effective by the SEC within 180 days of the final closing date of the 2017 Private Placement or if the registration statement is reviewed by the SEC 210 days after the final closing date or the 2017 Private Placement. Upon the occurrence of certain events (each an “Event”), we will be required to pay to the investors liquidated damages of 1.0% of their respective aggregate purchase price upon the date of the Event and then monthly thereafter until the Event is cured. In no event may the aggregate amount of liquidated damages payable to each of the investors exceed in the aggregate 10% of the aggregate purchase price paid by such investor for the Registrable Securities. The Registration Statement was declared effective on September 27, 2017.

Critical Accounting Policies and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services, deferred taxes and related valuation allowances, fair value of assets and liabilities acquired in business combinations, asset impairments, useful lives of property, equipment and intangible assets and value of contingent acquisition debt. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Emerging Growth Company

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Revenue Recognition

We recognize revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. We ship the majority of the direct selling segment products directly to the distributors and customers via UPS, USPS or FedEx and receive substantially all payments for these sales in the form of credit card transactions. We regularly monitor the use of credit card or merchant services to ensure that the financial risk related to credit quality and credit concentrations is actively managed. Revenue is recognized upon passage of title and risk of loss to customers when product is shipped from the fulfillment facility. We ship the majority of the coffee segment products via common carrier and invoice our customers for the products. Revenue is recognized when the title and risk of loss is passed to the customer under the terms of the shipping arrangement, typically, FOB shipping point.

Sales revenue and a reserve for estimated returns are recorded net of sales tax when product is shipped.

Fair Value of Financial Instruments

Certain of our financial instruments including cash and cash equivalents, accounts receivable, inventories, prepaid expenses, accounts payable, accrued liabilities and deferred revenue are carried at cost, which is considered to be representative of their respective fair values because of the short-term nature of these instruments. Our notes payable and derivative liability is carried at estimated fair value.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency.

We review the terms of convertible debt and equity instruments we issue to determine whether there are derivative instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, we may issue freestanding warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative instruments are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

Inventory and Cost of Sales

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. We record an inventory reserve for estimated excess and obsolete inventory based upon historical turnover, market conditions and assumptions about future demand for its products. When applicable, expiration dates of certain inventory items with a definite life are taken into consideration.

Business Combinations

We account for business combinations under the acquisition method and allocate the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of Common Stock, the value of the Common Stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third party estimates and assumptions that utilize established valuation techniques appropriate for our industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates, and probabilities that contingencies will be met.

Long-Lived Assets

Long-lived assets, including property and equipment and definite lived intangible assets are carried at cost less accumulated amortization. Costs incurred to renew or extend the life of a long lived asset are reviewed for capitalization. All finite-lived intangible assets are amortized on a straight-line basis, which approximates the pattern in which the estimated economic benefits of the assets are realized, over their estimated useful lives. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Goodwill

Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. Goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

Stock Based Compensation

We account for stock based compensation in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Board ("ASC") Topic 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant. We account for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Income Taxes

We account for income taxes under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax bases of our assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

Results of Operations

We operate in two segments: the direct selling segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses.

Segment revenue as a percentage of total revenue is as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Direct selling	$37,954	$38,576	$106,734	$110,393
As a % of Revenue	85%	89%	86%	89%
Commercial coffee	6,441	4,986	17,921	13,871
As a % of Revenue	15%	11%	14%	11%
Total revenues	$44,395	$43,562	$124,655	$124,264

In the direct selling segment we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network of independent distributors. Our multiple independent selling forces sell a variety of products through friend-to-friend marketing and social networking.

We also engage in the commercial sale of coffee. We own a traditional coffee roasting business, CLR, that sells roasted and unroasted coffee and produces coffee under its own Café La Rica brand, Josie’s Java House brand and Javalution brands. CLR produces coffee under a variety of private labels through major national sales outlets and major customers including cruise lines and office coffee service operators. During fiscal 2014 CLR acquired the Siles Plantation Family Group, a coffee plantation and dry-processing facility located in Matagalpa, Nicaragua, an ideal coffee growing region that is historically known for high quality coffee production. The dry-processing facility is approximately 26 acres and the plantation is approximately 500 acres and produces 100 percent Arabica coffee beans that are shade grown, Rainforest Alliance Certified™ and Fair Trade Certified™. The plantation, dry-processing facility and existing U.S. based coffee roaster facilities allows CLR to control the coffee production process from field to cup.

We conduct our operations primarily in the United States. For the three months ended September 30, 2017 and 2016 approximately 12% and 9%, respectively, of our sales were derived from outside the United States. For the nine months ended September 30, 2017 and 2016 approximately 11% and 9%, respectively, of our sales were derived from outside the United States.

The comparative financials discussed below show the condensed consolidated financial statements of Youngevity International, Inc. as of and for the three and nine months ended September 30, 2017 and 2016.

Three months ended September 30, 2017 compared to three months ended September 30, 2016

Revenues

For the three months ended September 30, 2017, our revenue increased 1.9% to $44,395,000 as compared to $43,562,000 for the three months ended September 30, 2016. During the three months ended September 30, 2017, we derived approximately 85% of our revenue from our direct sales and approximately 15% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $622,000 or 1.6% to $37,954,000 as compared to $38,576,000 for the three months ended September 30, 2016. This decrease was primarily attributed to a decrease of $5,366,000 in revenues from existing business offset by additional revenues of $4,744,000 derived from our 2016 and 2017 acquisitions compared to the prior period. The decrease in existing business was primarily due to reduction in revenues related to key management and distributors moving to another direct selling company. For the three months ended September 30, 2017, commercial coffee segment revenues increased by $1,455,000 or 29.2% to $6,441,000 as compared to $4,986,000 for the three months ended September 30, 2016. This increase was primarily attributed to increased revenues in our green coffee business.

The following table summarizes our revenue in thousands by segment:
	For the three months ended September 30,		Percentage
Segment Revenues	2017	2016	change
Direct selling	$37,954	$38,576	(1.6)%
Commercial coffee	6,441	4,986	29.2%
Total	$44,395	$43,562	1.9%

Cost of Revenues

For the three months ended September 30, 2017, overall cost of revenues increased approximately 8.4% to $18,631,000 as compared to $17,194,000 for the three months ended September 30, 2016. The direct selling segment cost of revenues increased 1.1% when compared to the same period last year as a result of product mix. The commercial coffee segment cost of revenues increased 26.8% when compared to the same period last year. This was primarily attributable to increases in revenues related to the green coffee business.

Cost of revenues includes the cost of inventory including green coffee, shipping and handling costs incurred in connection with shipments to customers, direct labor and benefits costs, royalties associated with certain products, transaction merchant fees and depreciation on certain assets.

Gross Profit

For the three months ended September 30, 2017, gross profit decreased approximately 2.3% to $25,764,000 as compared to $26,368,000 for the three months ended September 30, 2016. Overall gross profit as a percentage of revenues decreased to 58.0%, compared to 60.5% in the same period last year.

Gross profit in the direct selling segment decreased by 2.9% to $25,472,000 from $26,233,000 in the prior period as a result of the changes in revenues and costs discussed above. Gross profit as a percentage of revenues in the direct selling segment decreased by approximately 0.9% to 67.1% for the three months ended September 30, 2017, compared to 68.0% in the same period last year. This was primarily due to increased social selling discounts offered in the current period.

Gross profit in the commercial coffee segment increased by 116% to $292,000 compared to $135,000 in the prior period. The increase in gross profit in the commercial coffee segment was primarily due to the increase in green coffee revenues discussed above. Gross profit as a percentage of revenues in the commercial coffee segment increased by 1.8% to 4.5% for the period ended September 30, 2017, compared to 2.7% in the same period last year.

Below is a table of gross profit by segment (in thousands) and gross profit as a percentage of segment revenues:

	For the three months ended September 30,		Percentage
Segment Gross Profit	2017	2016	change
Direct selling	$25,472	$26,233	(2.9)%
Gross Profit % of Revenues	67.1%	68.0%	(0.9)%
Commercial coffee	292	135	116.3%
Gross Profit % of Revenues	4.5%	2.7%	1.8%
Total	$25,764	$26,368	(2.3)%
Gross Profit % of Revenues	58.0%	60.5%	(2.5)%

Operating Expenses

For the three months ended September 30, 2017, our operating expenses increased approximately 6.9% to $27,581,000 as compared to $25,792,000 for the three months ended September 30, 2016. Included in operating expense is distributor compensation paid to our independent distributors in the direct selling segment. For the three months ended September 30, 2017, distributor compensation decreased 3.9% to $17,391,000 from $18,101,000 for the three months ended September 30, 2016. This decrease was primarily attributable to the decrease in revenues and lower commissions paid on discounted items. Distributor compensation as a percentage of direct selling revenues decreased to 45.8% for the three months ended September 30, 2017 as compared to 46.9% for the three months ended September 30, 2016.

For the three months ended September 30, 2017, the sales and marketing expense increased 28.1% to $4,074,000 from $3,181,000 for the three months ended September 30, 2016 primarily due to expenses related to our twentieth anniversary convention held in Dallas, Texas in August 2017 and increase in wages and related benefits. Sales and marketing expenses also increased in the commercial coffee segment primarily due to increased wages and advertising expense related to the agreement with the Miami Marlins.

For the three months ended September 30, 2017, the general and administrative expense increased 35.6% to $6,116,000 from $4,510,000 for the three months ended September 30, 2016 primarily due to increases in costs related to legal fees, computer and internet related costs, international expansion, investor relations, wages and related benefits, amortization and stock based compensation costs. In addition, we revalued the contingent liability, which resulted in a benefit of $339,000 for the three months ended September 30, 2017 compared to a benefit of $315,000 for the three months ended September 30, 2016.

Operating (Loss) Income

For the three months ended September 30, 2017, operating loss increased to $1,817,000 compared to operating income of $576,000 for the three months ended September 30, 2016. This was primarily due to the lower gross profit and the increase in operating expenses discussed above.

Total Other Expense

For the three months ended September 30, 2017, total other expense decreased by $36,000 to $541,000 as compared to other expense of $577,000 for the three months ended September 30, 2016. Total other expense includes net interest expense, the change in the fair value of warrant derivative and extinguishment loss on debt.

Net interest expense increased by $806,000 for the three months ended September 30, 2017 to $1,752,000 as compared to $946,000 for the three months ended September 30, 2016. Interest expense includes interest payments related to acquisitions and other operating debt, interest payments to investors associated with the 2014, 2015 and 2017 Private Placement transactions of $1,043,000 and related non-cash amortization costs of $710,000 and other non-cash costs of $8,000. Net interest expense also includes $9,000 in interest income.

Change in fair value of warrant derivative liability increased by $1,150,000 for the three months ended September 30, 2017 to $1,519,000 compared to $369,000 for the three months ended September 30, 2016. Various factors are considered in the pricing models we use to value the warrants, including our current stock price, the remaining life of the warrants, the volatility of our stock price, and the risk free interest rate. Future changes in these factors may have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to continue and may vary significantly from year to year (see Note 7, to the condensed consolidated financial statements.)

We recorded a non-cash extinguishment loss on debt of $308,000 in the current quarter ended September 30, 2017 as a result of the repayment of $4,200,349 in notes including interest to the three investors from the November 2015 Private Placement through issuance of a new July 2017 note. This loss represents the difference between the reacquisition value of the new debt to the holders of the notes and the carrying amount of the holder’s extinguished debt (see Note 6, to the condensed consolidated financial statements.)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change. The Company has determined through consideration of all positive and negative evidence that the US deferred tax assets are more likely than not to be realized. The Company does not have a valuation allowance in the US Federal tax jurisdiction. A valuation allowance remains on the state and foreign tax attributes that are likely to expire before realization. We have recognized an income tax benefit of $1,290,000, which is our estimated federal, state and foreign income tax benefit for the three months ended September 30, 2017. The income tax benefit for the three months ended September 30, 2016 was $68,000. The current effective tax rate for the three months ended September 30, 2017 was 54.7% compared to the Federal statutory tax rate of 35%.

Net (Loss) Income

For the three months ended September 30, 2017, the Company reported a net loss of $1,068,000 as compared to net income of $67,000 for the three months ended September 30, 2016. The primary reason for the increase in net loss when compared to the prior period was due to a net loss before income taxes of $2,358,000 in 2017 compared to a net loss before income taxes in 2016 of $1,000.

Nine months ended September 30, 2017 compared to nine months ended September 30, 2016

Revenues

For the nine months ended September 30, 2017, our revenues increased 0.3% to $124,655,000 as compared to $124,264,000 for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $3,659,000 or 3.3% to $106,734,000 as compared to $110,393,000 for the nine months ended September 30, 2016. This decrease was primarily attributed to a decrease of $13,242,000 in revenues from existing business offset by additional revenues of $9,583,000 derived from our Company’s 2016 and 2017 acquisitions compared to the prior period. The decrease in existing business was primarily due to reduction in revenues related to key management and distributors moving to another direct selling company. For the nine months ended September 30, 2017, commercial coffee segment revenues increased by $4,050,000 or 29.2% to $17,921,000 as compared to $13,871,000 for the nine months ended September 30, 2016. This increase was primarily attributed to increased revenues in our green coffee business and coffee roasting business.

The following table summarizes our revenue in thousands by segment:
	For the nine months ended September 30,		Percentage
Segment Revenues	2017	2016	change
Direct selling	$106,734	$110,393	(3.3)%
Commercial coffee	17,921	13,871	29.2%
Total	$124,655	$124,264	0.3%

Cost of Revenues

For the nine months ended September 30, 2017, overall cost of revenues increased approximately 7.8% to $52,923,000 as compared to $49,102,000 for the nine months ended September 30, 2016. The direct selling segment cost of revenues decreased 1.4% when compared to the same period last year, primarily as a result of lower revenues and lower shipping costs during the nine months ended September 30, 2017. The commercial coffee segment cost of revenues increased 32.2% when compared to the same period last year. This was primarily attributable to increases in revenues related to the green coffee business, and additional costs incurred due to inventory adjustments, increased direct labor costs, repairs and maintenance and depreciation expense.

Cost of revenues includes the cost of inventory including green coffee, shipping and handling costs incurred in connection with shipments to customers, direct labor and benefits costs, royalties associated with certain products, transaction merchant fees and depreciation on certain assets.

Gross Profit

For the nine months ended September 30, 2017, gross profit decreased approximately 4.6% to $71,732,000 as compared to $75,162,000 for the nine months ended September 30, 2016. Overall gross profit as a percentage of revenues decreased to 57.5%, compared to 60.5% in the same period last year.

Gross profit in the direct selling segment decreased by 4.2% to $71,522,000 from $74,690,000 in the prior period as a result of the changes in revenues and costs discussed above. Gross profit as a percentage of revenues in the direct selling segment decreased by approximately 0.7% to 67.0% for the nine months ended September 30, 2017, compared to 67.7% in the same period last year. This was primarily due to increased social selling discounts offered in the current year compared to the prior year.

Gross profit in the commercial coffee segment decreased by 55.5% to $210,000 compared to $472,000 in the prior period. The decrease in gross profit in the commercial coffee segment was primarily due to an increase in costs discussed above. Gross profit as a percentage of revenues in the commercial coffee segment decreased by 2.2% to 1.2% for the period ended September 30, 2017, compared to 3.4% in the same period last year.

Below is a table of gross profit by segment (in thousands) and gross profit as a percentage of segment revenues:

	For the nine months ended September 30,		Percentage
Segment Gross Profit	2017	2016	change
Direct selling	$71,522	$74,690	(4.2)%
Gross Profit % of Revenues	67.0%	67.7%	(0.7)%
Commercial coffee	210	472	(55.5)%
Gross Profit % of Revenues	1.2%	3.4%	(2.2)%
Total	$71,732	$75,162	(4.6)%
Gross Profit % of Revenues	57.5%	60.5%	(3.0)%

Operating Expenses

For the nine months ended September 30, 2017, our operating expenses increased approximately 6.6% to $76,625,000 as compared to $71,899,000 for the nine months ended September 30, 2016. Included in operating expense is distributor compensation paid to our independent distributors in the direct selling segment. For the nine months ended September 30, 2017, distributor compensation decreased 2.7% to $49,496,000 from $50,871,000 for the nine months ended September 30, 2016. This decrease was primarily attributable to the decrease in revenues. Distributor compensation as a percentage of direct selling revenues increased to 46.4% for the nine months ended September 30, 2017 as compared to 46.1% for the nine months ended September 30, 2016. This increase was primarily attributable to an increase in incentive payouts.

For the nine months ended September 30, 2017, the sales and marketing expense increased 39.8% to $10,650,000 from $7,619,000 for the nine months ended September 30, 2016 primarily due to increases in convention and distributor events costs, increased wages and related benefits and increased marketing expenses.

For the nine months ended September 30, 2017, the general and administrative expense increased 22.9% to $16,479,000 from $13,409,000 for the nine months ended September 30, 2016 primarily due to legal fees, computer and internet related costs, international expansion, investor relations, depreciation, amortization and stock based compensation costs. In addition, the contingent liability revaluation resulted in a benefit of $1,019,000 for the nine months ended September 30, 2017 compared to a benefit of $1,185,000 for the nine months ended September 30, 2016.

Operating (Loss) Income

For the nine months ended September 30, 2017, operating loss increased to $4,893,000 as compared to operating income of $3,263,000 for the nine months ended September 30, 2016. This was primarily due to the lower gross profit and the increase in operating expenses discussed above.

Total Other Expense

For the nine months ended September 30, 2017, total other expense increased by $1,123,000 to $3,727,000 as compared to $2,604,000 for the nine months ended September 30, 2016. Total other expense includes net interest expense, the change in the fair value of warrant derivative and extinguishment loss on debt.

Net interest expense increased by $1,068,000 for the nine months ended September 30, 2017 to $4,207,000 compared to $3,139,000 in 2016. Interest expense includes interest payments related to acquisitions and other operating debt, interest payments to investors associated with our Private Placement transactions of $2,773,000, $1,270,000 non-cash amortization costs and $22,000 of other non-cash interest. In addition we recorded $231,000 related to issuance costs associated with our 2017 Private Placement. Net interest expense also includes $67,000 in interest income.

Change in fair value of warrant derivative liability increased by $253,000 for the nine months ended September 30, 2017 to $788,000 compared to $535,000 for the nine months ended September 30, 2016. Various factors are considered in the pricing models we use to value the warrants, including our current stock price, the remaining life of the warrants, the volatility of our stock price, and the risk free interest rate. Future changes in these factors may have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to continue and may vary significantly from year to year (see Note 7, to the condensed consolidated financial statements.)

We recorded a non-cash extinguishment loss on debt of $308,000 in the current quarter ended September 30, 2017 as a result of the repayment of $4,200,349 in notes including interest to the three investors from the November 2015 Private Placement through issuance of a new July 2017 note. This loss represents the difference between the reacquisition value of the new debt to the holders of the notes and the carrying amount of the holder’s extinguished debt (see Note 6, to the condensed consolidated financial statements.)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change. The Company has determined through consideration of all positive and negative evidence that the US deferred tax assets are more likely than not to be realized. The Company does not have a valuation allowance in the US Federal tax jurisdiction. A valuation allowance remains on the state and foreign tax attributes that are likely to expire before realization. We have recognized an income tax benefit of $2,763,000, which is our estimated federal, state and foreign income tax benefit for the nine months ended September 30, 2017. The income tax expense for the nine months ended September 30, 2016 was $550,000. The current effective tax rate for the nine months ended September 30, 2017 was 32.1% compared to the Federal statutory tax rate of 35%.

Net Income (Loss)

For the nine months ended September 30, 2017, the Company reported a net loss of $5,857,000 as compared to net income of $109,000 for the nine months ended September 30, 2016. The primary reason for the decrease in net income to a loss when compared to the prior period was due to a net loss before income taxes of $8,620,000 in 2017 compared to net income before income taxes in 2016 of $659,000.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense, the change in the fair value of the warrant derivative and extinguishment loss on debt or "Adjusted EBITDA," decreased to a negative $359,000 for the three months ended September 30, 2017 compared to $1,620,000 in 2016 and decreased to a negative $851,000 for the nine months ended September 30, 2017 compared to $6,420,000 in 2016, respectively.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense, extinguishment loss on debt and the change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

A reconciliation of our adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2017 and 2016 is included in the table below (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net (loss) income	$(1,068)	$67	$(5,857)	$109
Add/Subtract:
Interest, net	1,752	946	4,207	3,139
Income taxes (benefit) provision	(1,290)	(68)	(2,763)	550
Depreciation	419	341	1,183	1,119
Amortization	712	537	2,047	1,746
EBITDA	525	1,823	(1,183)	6,663
Add/Subtract:
Stock based compensation – options and warrant issuance	327	166	812	292
Change in the fair value of warrant derivative	(1,519)	(369)	(788)	(535)
Extinguishment loss on debt	308	-	308	-
Adjusted EBITDA	$(359)	$1,620	$(851)	$6,420

Results of Operations

The comparative financials discussed below show the consolidated financial statements of Youngevity International, Inc. as of and for the years ended December 31, 2016 and 2015.

Year ended December 31, 2016 compared to year ended December 31, 2015

Revenues

For the year ended December 31, 2016, our revenue increased 3.9% to $162,667,000 as compared to $156,597,000 for the year ended December 31, 2015. During the year ended December 31, 2016, we derived approximately 89% of our revenue from our direct sales and approximately 11% of our revenue from our commercial coffee sales. Direct selling segment revenues increased by $6,491,000 or 4.7% to $145,418,000 as compared to the year ended December 31, 2015. This increase was primarily attributed to additional revenues of $9,602,000 derived from our new acquisitions, offset by a decrease of $3,111,000 in revenues from existing business. For the year ended December 31, 2016, commercial coffee segment revenues decreased by $421,000 or 2.4% to $17,249,000 as compared to the year ended December 31, 2015. This decrease was primarily attributed to a decrease in our roaster business due to a strategic shift in the segment’s business model to focus more effort on CLR owned brands and forego its lower margin bulk coffee processing business, partially offset by an increase in green coffee sales as a result of increases in green coffee prices.

The following table summarizes our revenue in thousands by segment:
	For the years ended December 31,		Percentage
Segment Revenues	2016	2015	change
Direct selling	$145,418	$138,927	4.7%
Commercial coffee	17,249	17,670	(2.4)%
Total	$162,667	$156,597	3.9%

Cost of Revenues

For the year ended December 31, 2016, overall cost of revenues increased approximately 1.4% to $64,530,000 as compared to $63,628,000 for the year ended December 31, 2015. The direct selling segment cost of revenues increased 6.4% as a result of cost related to the increase in sales, an increase in product royalties and labor costs, partially offset by a decrease in shipping costs. For the year ended December 31, 2016, the cost of revenues of the commercial coffee segment decreased 10.8% when compared to the same period last year. This was attributable to decreases in sales related to the roaster business and lower green coffee costs as a result of CLR’s ability to procure green coffee at lower costs from its plantation and other suppliers in Nicaragua.

Cost of revenues includes the cost of inventory including green coffee, shipping and handling costs incurred in connection with shipments to customers, direct labor and benefits costs, royalties associated with certain products, transaction merchant fees and depreciation on certain assets.

Gross Profit

For the year ended December 31, 2016, gross profit increased approximately 5.6% to $98,137,000 as compared to $92,969,000 for the year ended December 31, 2015. Gross profit in the direct selling segment increased by 3.9% to $97,219,000 from $93,613,000 in the prior year as a result of the changes in revenues and costs discussed above. Gross profit as a percentage of revenues in the direct selling segment decreased by approximately 0.5% to 66.9% for the year ended December 31, 2016, compared with the same period last year. Gross profit in the commercial coffee segment increased to $918,000, compared to a loss of $644,000 in the prior year. The improvement in gross profit percentage in the commercial coffee segment was primarily due to improved margins in green coffee business as a result of more favorable pricing structure, the ability to procure coffee at lower costs from the our plantation and other suppliers in Nicaragua, increased K-Cup® revenues in the current year, which carry higher margins and a strategic initiative to focus more on marketing CLR company-owned brands which yield higher gross margins and the decrease in the certain fixed costs associated with the setup of the K-Cup business when compared to 2015. Gross profit as a percentage of revenues in the commercial coffee segment increased by approximately 9.0% to 5.3% for the year ended December 31, 2016, compared with the same period last year. Overall gross profit as a percentage of revenues increased to 60.3%, compared to 59.4% in the prior year. Below is a table of gross profit percentages by segment:

	For the years ended December 31,		Percentage
Segment Gross Profit (Loss)	2016	2015	change
Direct selling	$97,219	$93,613	3.9%
Gross Profit % of Revenues	66.9%	67.4%	(0.5)%
Commercial coffee	918	(644)	243.5%
Gross Profit % of Revenues	5.3%	(3.6)%	9.0%
Total	$98,137	$92,969	5.6%
Gross Profit % of Revenues	60.3%	59.4%	0.9%

Operating Expenses

For the year ended December 31, 2016, our operating expenses increased approximately 9.2% to $95,622,000 as compared to $87,563,000 for the year ended December 31, 2015. Included in operating expense is distributor compensation paid to our independent distributors in the direct selling segment. For the year ended December 31, 2016, distributor compensation increased 6.1% to $67,148,000 from $63,276,000 for the year ended December 31, 2015. This increase was primarily attributable to the increase in revenues. Distributor compensation as a percentage of direct selling revenues increased to 46.2% for the year ended December 31, 2016 as compared to 45.5% for the year ended December 31, 2015. This increase was primarily attributable to added incentive payouts and higher level achievements by distributors.

For the year ended December 31, 2016, the sales and marketing expense increased 26.8% to $10,413,000 from $8,212,000 for the year ended December 31, 2015 primarily due to increases in marketing and customer service staff direct labor and benefits costs, product marketing costs, convention costs and distributor events costs.

For the year ended December 31, 2016, the general and administrative expense increased 12.4% to $18,061,000 from $16,075,000 for the year ended December 31, 2015 primarily due to increases in costs related to the international expansion, employee labor and benefits costs, consulting fees, amortization costs, computer and internet related costs, travel costs, offset primarily by a decrease in non-cash expense of $253,000 as compared to last year related to warrant modification expense recognized during the year ended December 31, 2015. In addition, the contingent liability revaluation resulted in a benefit of $1,462,000 for the year ended December 31, 2016 compared to a benefit of $446,000 for the year ended December 31, 2015.

Operating Income

For the year ended December 31, 2016, operating income decreased approximately 53.5% to $2,515,000 as compared to $5,406,000 for the year ended December 31, 2015. This was primarily due to the increase in sales and marketing costs discussed above. Operating income as a percentage of revenues decreased to 1.5%, for the year ended December 31, 2016 compared to 3.5% for the year ended December 31, 2015.

Total Other Expense

For the year ended December 31, 2016, total other expense decreased by $2,625,000 to $3,103,000 as compared to $5,728,000 for the year ended December 31, 2015. Total other expense is primarily net interest expense of $4,474,000 and the change in the fair value of warrant derivative of $1,371,000.

Net interest expense decreased by $17,000 for the year ended December 31, 2016 to $4,474,000 as compared to $4,491,000 in 2015. Interest expense includes interest payments related to acquisitions and other operating debt, interest payments to investors associated with the 2014 and 2015 Private Placement transactions and related non-cash amortization costs of $1,438,000 and other non-cash costs of $129,000.

We recorded a non-cash extinguishment loss on debt of $1,198,000 for the year ended December 31, 2015 as a result of the repayment of $5,000,000 in Notes Payable to one of the investors from the January 2015 Private Placement through issuance of a new November 2015 Note Payable. This loss represents the difference between the reacquisition value of the new debt to the holder of the note and the carrying amount of the holder’s extinguished debt.

Change in Fair Value of Warrant Derivative Liability. Various factors are considered in the pricing models we use to value the warrants, including our current stock price, the remaining life of the warrants, the volatility of our stock price, and the risk free interest rate. Future changes in these factors may have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to continue and may vary significantly from year to year.

The extinguishment loss on debt and warrant liability revaluations has not had a cash impact on our working capital, liquidity or business operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change. We have determined through consideration of all positive and negative evidence that the US deferred tax assets are more likely than not to be realized. We do not have a valuation allowance in the US Federal tax jurisdiction. A valuation allowance remains on the state and foreign tax attributes that are likely to expire before realization. The valuation allowance increased approximately $183,000 for the year ended December 31, 2016 and increased approximately $161,000 for the year ended December 31, 2015. We have recognized an income tax benefit of $190,000, which is our estimated federal, state and foreign income tax liability for the year ended December 31, 2016. The current effective tax rate is 32.3% compared to the Federal statutory tax rate of 35.0%.

Net Loss

For the year ended December 31, 2016, we reported a net loss of $398,000 as compared to a net loss of $1,706,000 for the year ended December 31, 2015. The primary reason for the decrease in net loss when compared to prior year was due to the decrease in income tax provision from $1,384,000 in tax provision in 2015 to a tax benefit of $190,000 in 2016, offset by an increase in net loss before income taxes from $322,000 in 2015 to $588,000 in net loss before income taxes in 2016.

Adjusted EBITDA

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the non-cash loss on extinguishment of debt and the change in the fair value of the warrant derivative or "Adjusted EBITDA," decreased 26.5% to $6,772,000 for the year ended December 31, 2016 compared to $9,215,000 in the same period for the prior year.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period changes. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

A reconciliation of our adjusted EBITDA to net loss for the years ended December 31, 2016 and 2015 is included in the table below (in thousands):
	Years Ended
	December 31,
	2016	2015
Net loss	$(398)	$(1,706)
Add
Interest, net	4,474	4,491
Income taxes	(190)	1,384
Depreciation	1,518	1,242
Amortization	2,344	2,112
EBITDA	7,748	7,523
Add
Stock based compensation	395	455
Change in the fair value of warrant derivative	(1,371)	39
Extinguishment loss on debt	-	1,198
Adjusted EBITDA	$6,772	$9,215

Liquidity and Capital Resources

Sources of Liquidity

At September 30, 2017 we had cash and cash equivalents of approximately $1,373,000 as compared to cash and cash equivalents of $869,000 as of December 31, 2016.

Cash Flows for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016

Cash used in operating activities. Net cash used in operating activities for the nine months ended September 30, 2017 was $1,783,000 as compared to net cash used in operating activities of $697,000 for the nine months ended September 30, 2016. Net cash used in operating activities consisted of a net loss of $5,857,000, offset by net non-cash operating activity of $1,101,000 and by $2,973,000 in changes in operating assets and liabilities.

Net non-cash operating expenses included $3,230,000 in depreciation and amortization, $471,000 in stock based compensation expense, $281,000 related to the amortization of deferred financing costs associated with our Private Placements, $799,000 related to the amortization of debt discounts, $172,000 related to the amortization of warrant issuance costs, $200,000 for stock issued for services, $106,000 related to stock issuance costs associated with debt financing, $341,000 related to warrant issuance costs for other compensation, $308,000 in extinguishment of debt and $42,000 in other non-cash items, offset by $788,000 related to the change in the fair value of warrant derivative liability, $195,000 in expenses allocated in profit sharing agreement that relates to contingent debt, $1,020,000 related to the change in the fair value of contingent acquisition debt and $2,846,000 related to the change in deferred taxes.

Changes in operating assets and liabilities were attributable to decreases in working capital, primarily related changes in accounts receivable of $1,452,000 and decrease in prepaid expenses and other current assets of $282,000. Increases in working capital primarily related to changes in inventory of $440,000, changes in, accounts payable of $2,143,000, accrued distributor compensation of $515,000, changes in deferred revenues of $129,000 and changes in accrued expenses and other liabilities of $1,480,000.

Cash used in investing activities. Net cash used in investing activities for the nine months ended September 30, 2017 was $865,000 as compared to net cash used in investing activities of $1,026,000 for the nine months ended September 30, 2016. Net cash used in investing activities consisted of purchases of property and equipment, leasehold improvements and cash expenditures related to business acquisitions.

Cash provided by financing activities. Net cash provided by financing activities was $3,154,000 for the nine months ended September 30, 2017 as compared to net cash provided by financing activities of $34,000 for the nine months ended September 30, 2016.

Net cash provided by financing activities consisted of proceeds from the exercise of stock options $28,000, proceeds from factoring of $1,723,000 and $2,720,000 of net proceeds related to the Convertible Notes Payable associated with our July 2017 Private Placement, offset by $159,000 in payments to reduce notes payable, $440,000 in payments related to contingent acquisition debt, and $718,000 in payments related to capital lease financing obligations.

Cash Flows year ended December 31, 2016 compared to year ended December 31, 2015

Cash used in operating activities. Net cash used in operating activities for the year ended December 31, 2016 was $1,827,000 as compared to net cash provided by operating activities of $1,367,000 for the year ended December 31, 2015. Net cash used in operating activities consisted of net loss of $398,000, net noncash operating activity of $2,030,000 offset by $3,459,000 in changes in operating assets and liabilities.

Net non-cash operating expenses included $3,862,000 in depreciation and amortization, $395,000 in stock based compensation expense, $360,000 related to the amortization of deferred financing costs associated with our private placements, $1,053,000 related to the amortization of debt discounts, $128,000 related to the amortization of warrant issuance costs and $88,000 in other non-cash items, offset by $1,371,000 related to the change in the fair value of warrant derivative liability, $325,000 related to deferred income taxes, $698,000 in expenses allocated in profit sharing agreement and $1,462,000 related to the change in the fair value of contingent acquisition debt.

Changes in operating assets and liabilities were attributable to decreases in working capital, primarily related to changes in inventory of $3,515,000, changes in accounts receivable of $525,000 of which $522,000 related to an increase in our factoring receivable and an increase of $3,000 from trade related receivables, prepaid expenses and other current assets of $733,000, accrued distributor compensation of $60,000, deferred revenues of $710,000 and income tax receivable of $138,000. Increases in working capital primarily related to changes in accrued expenses and other liabilities of $1,063,000, and accounts payable of $1,159,000.

Cash used in investing activities.  Net cash used in investing activities for the year ended December 31, 2016 was $1,445,000, as compared to net cash used in investing activities of $3,230,000 for the year ended December 31, 2015. Net cash used in investing activities consisted of purchases of property and equipment, leasehold improvements and cash expenditures related to business acquisitions.

Cash provided by financing activities. Net cash provided by financing activities was $158,000 for the year ended December 31, 2016 as compared to net cash provided by financing activities of $2,792,000 for the year ended December 31, 2015. The decrease in cash provided by financing activities was primarily due to the net proceeds related to the January 2015 Private Placement of approximately $5,080,000 received during the prior year period.

Net cash provided by financing activities consisted of $453,000 in payments to reduce notes payable, $773,000 in payments related to contingent acquisition debt, and $36,000 in payments related to our share repurchase program offset by $833,000 in proceeds related to the factoring agreement, proceeds from the exercise of stock options and warrants, net, of $30,000 and $557,000 in proceeds from capital lease financing net of payments to reduce capital lease obligations.

 New Accounting Pronouncements

In January 2017, the FASB issued Accounting Standard Update (“ASU”) No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the test for goodwill impairment by removing Step 2 from the goodwill impairment test. Companies will now perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value not to exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendments in this update are effective for goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted for goodwill impairment tests performed after January 1, 2017. We are evaluating the potential impact of this adoption on our consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. This standard amends the guidance issued with ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis in order to make it less likely that a single decision maker would individually meet the characteristics to be the primary beneficiary of a Variable Interest Entity ("VIE"). When a decision maker or service provider considers indirect interests held through related parties under common control, they perform two steps. The second step was amended with this ASU to say that the decision maker should consider interests held by these related parties on a proportionate basis when determining the primary beneficiary of the VIE rather than in their entirety as was called for in the previous guidance. This ASU was effective for fiscal years beginning after December 15, 2016, and early adoption was not permitted. We adopted ASU 2016-17 effective the quarter ended March 31, 2017. The adoption of ASU 2016-17 did not have a significant impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. We expect to adopt the standard no later than January 1, 2019. The Company is currently assessing the impact that the new standard will have on our consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases. We have not evaluated the impact of this new standard will have on our consolidated financial statements; however it is expected to gross-up the consolidated balance sheet as a result of recognizing a lease asset along with a similar lease liability.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This guidance requires that entities with a classified statement of financial position present all deferred tax assets and liabilities as noncurrent. This update is effective for annual and interim periods for fiscal years beginning after December 15, 2016, which required the Company to adopt the new guidance in the first quarter of fiscal 2017. Early adoption was permitted for financial statements that have not been previously issued and may be applied on either a prospective or retrospective basis. We adopted ASU 2015-17 effective the quarter ended March 31, 2017. The adoption of ASU 2015-17 did not have a significant impact on our consolidated financial statements other than the netting of current and long-term deferred tax assets and liabilities in the non-current section of the balance sheet and footnote disclosures.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory (Topic 330): Simplifying the Measurement of Inventory.”  The amendments in ASU 2015-11 require an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments do not apply to inventory that is measured using last-in, first out (LIFO) or the retail inventory method.  The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost.  The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.  Management is currently assessing the effect that ASU 2015-11 will have on our condensed consolidated financial statements and related disclosures.  Included in management’s assessment is the determination of an effective adoption date and transition method for adoption. We expect to complete our initial assessment process, including the selection of an effective adoption date and transition method for adoption, by December 31, 2017.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The new revenue recognition standard provides a five-step analysis of contracts to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU No. 2014-09 for all entities by one year to annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. The FASB has issued several updates subsequently including implementation guidance on principal versus agent considerations, on how an entity should account for licensing arrangements with customers, and to improve guidance on assessing collectability, presentation of sales taxes, noncash consideration, and contract modifications and completed contracts at transition. The amendments in this series of updates shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted. We continue to assess the impact of this ASU, and related subsequent updates, will have on our consolidated financial statements. As of September 30, 2017, we are in the process of reviewing the guidance to identify how this ASU will apply to our revenue reporting process. The final impact of this ASU on our financial statements will not be known until the assessment is complete. We will update our disclosures in future periods as the analysis is completed.

In August 2014, the FASB issued ASU No. 2014-15 regarding ASC topic No. 205, Presentation of Financial Statements - Going Concern. The standard requires all companies to evaluate if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern and requires different disclosure of items that raise substantial doubt that are, or are not, alleviated as a result of consideration of management’s plans. The new guidance is effective for annual periods ending after December 15, 2016. The adoption of ASU No. 2014-15 did not have a significant impact on our consolidated financial statements.

Contractual Obligations

The following table summarizes our expected contractual obligations and commitments subsequent to September 30, 2017 (in thousands):

			Payments Due by Period
	Total	(3 months) 2017	2018	2019	2020	2021	Thereafter
Operating Leases	$4,109	$314	$1,066	$742	$628	$587	$772
Capital Leases	1,931	276	948	553	123	31	-
Purchase Obligations	2,740	2,740	-	-	-	-	-
Convertible Notes Payable (*)	15,004	-	3,000	4,750	7,254	-	-
Notes Payable, Operating	4,627	59	173	156	160	167	3,912
Contingent Acquisition Debt	11,827	119	408	547	820	480	9,453
Total	$40,238	$3,508	$5,595	$6,748	$8,985	$1,265	$14,137

(*) The Convertible Notes Payable includes the principal balances associated with our 2017, 2015 and 2014 Private Placements.

“Operating leases” generally provide that property taxes, insurance, and maintenance expenses are our responsibility. Such expenses are not included in the operating lease amounts that are outlined in the table above.

In September 2014, we completed the 2014 Private Placement and entered into Note Purchase Agreements with seven (7) accredited investors pursuant to which we sold units consisting of five (5) year senior secured convertible 2014 Notes in the aggregate principal amount of $4,750,000, that are currently convertible into shares of Common Stock. The 2014 Notes are due in 2019 if the option to convert has not been exercised. The outstanding 2014 Notes are secured by certain of our pledged assets, bear interest at a rate of eight percent (8%) per annum and paid quarterly in arrears with all principal and unpaid interest due between July and September 2019. The principal balance of the 2014 Note of $4,750,000 remains outstanding.

In November 2015, we completed the 2015 Private Placement and entered into Note Purchase Agreements with three (3) accredited investors pursuant to which we sold senior secured convertible notes in the aggregate principal amount of $7,187,500 (which included $4,000,000 owed on a prior debt that was applied to the purchase of units in the 2015 Private Placement, that were convertible into shares of common stock. In July 2017, as part of the 2017 Private Placement (see below), three (3) investors in the 2015 Private Placement (the “Prior Investors”), converted their 2015 Notes in the aggregate principal amount of $4,200,349 together with accrued interest thereon into new convertible notes for an equal principal amount (included in the 2017 Notes referred to below). The 2015 Notes are due in 2018 if the option to convert has not been exercised. The outstanding 2015 Notes are secured by certain of our pledged assets, bear interest at a rate of eight percent (8%) per annum and paid quarterly in arrears with all principal and unpaid interest due in October 2018. The principal balance of the 2015 Notes of $3,000,000 remains outstanding.

In August 2017 we completed the 2017 Private Placement and entered into Note Purchase Agreements with 26 accredited investors pursuant to which we sold the 2017 Notes in the aggregate principal amount of $7,254,349 that are currently convertible into shares of Common Stock. As part of the 2017 Private Placement, three (3) investors in the 2015 Private Placement (the “Prior Investors”), converted their 2015 Notes in the aggregate principal amount of $4,200,349 together with accrued interest thereon into 2017 Notes for an equal principal amount (included in the notes referred to above). The July 2017 Notes automatically convert to Common Stock if prior to the maturity date we sell common stock, preferred stock or other equity-linked securities with aggregate gross proceeds of no less than $3,000,000 for the purpose of raising capital. The 2017 Notes are due in 2020 if the option to convert has not been exercised. The outstanding 2017 Notes bear interest at a rate of eight percent (8%) per annum and paid quarterly in arrears with all principal and unpaid interest due between July and August 2020. The principal balance of the 2017 Notes of $7,254,349 remains outstanding.

The “Notes Payable, Operating” relates primarily to our note and mortgage on our corporate office property 2400 Boswell building. On March 15, 2013, we acquired 2400 Boswell for approximately $4.6 million dollars. 2400 Boswell LLC is the owner and lessor of the building occupied by us for our corporate office and warehouse in Chula Vista, CA. The purchase was from an immediate family member of our Chief Executive Officer and consisted of approximately $248,000 in cash, $334,000 of debt forgiveness and accrued interest, and a promissory note of approximately $393,000, payable in equal payments over 5 years and bears interest at 5.00%. Additionally, we assumed a long-term mortgage of $3,625,000, payable over 25 years and have an initial interest rate of 5.75%. The interest rate is the prime rate plus 2.50%. The lender will adjust the interest rate on the first calendar day of each change period. As of September 30, 2017 the balance on the long-term mortgage was approximately $3,308,000 and the balance on the promissory note was approximately $44,000, both of which are included in notes payable.

The “Contingent acquisition debt” relates to contingent liabilities related to business acquisitions. Generally, these liabilities are payments to be made in the future based on a level of revenue derived from the sale of products. These numbers are estimates and actual numbers could be higher or lower because many of our contingent liabilities relate to payments on sales that have no maximum payment amount. In many of those transactions, we have recorded a liability for contingent consideration as part of the purchase price. All contingent consideration amounts are based on management’s best estimates utilizing all known information at the time of the calculation.

In connection with our 2011 acquisition of FDI, we assumed mortgage guarantee obligations made by FDI on the building previously housing our New Hampshire operations. The balance of the mortgages is approximately $1,732,000 as of September 30, 2017. This amount is not included in the table above.

Factoring Agreement

We have a factoring agreement (“Factoring Agreement”) with Crestmark Bank (“Crestmark”) related to our accounts receivable resulting from sales of certain products within its commercial coffee segment. Effective May 1, 2016, the Company entered into a third amendment to the factoring agreement (“Agreement”). Under the terms of the Agreement, all new receivables assigned to Crestmark shall be “Client Risk Receivables” and no further credit approvals will be provided by Crestmark and there will be no new credit-approved receivables. The changes to the Agreement include expanding the factoring facility to include borrowings to be advanced against acceptable eligible inventory up to 50% of landed cost of finished goods inventory and meeting certain criteria, not to exceed the lesser of $1,000,000 or 85% of the value of the receivables already advanced with a maximum overall borrowing of $3,000,000. Interest accrues on the outstanding balance and a factoring commission is charged for each invoice factored which is calculated as the greater of $5.00 or 0.75% to 0.875% of the gross invoice amount and is recorded as interest expense. In addition the Company and the Company’s CEO Mr. Wallach have entered into a Guaranty and Security Agreement with Crestmark Bank if in the event that CLR were to default. This Agreement continues in full force and is effective until February 1, 2019.

The Company accounts for the sale of receivables under the Factoring Agreement as secured borrowings with a pledge of the subject inventories and receivables as well as all bank deposits as collateral, in accordance with the authoritative guidance for accounting for transfers and servicing of financial assets and extinguishments of liabilities. The caption “Accounts receivable, due from factoring company” on the accompanying consolidated balance sheets in the amount of approximately $3,088,000 and $1,078,000 as of September 30, 2017 and December 31, 2016, respectively, reflects the related collateralized accounts.

The Company's outstanding liability related to the Factoring Agreement was approximately $3,014,000 and $1,290,000 as of September 30, 2017 and December 31, 2016, respectively, and is included in other current liabilities on the consolidated balance sheets.

Future Liquidity Needs

Our condensed consolidated financial statements have been prepared and presented on a basis assuming we will continue as a going concern as of September 30, 2017. We have sustained significant operating losses for the nine months ended September 30, 2017 of $4,893,000, compared to operating income in the prior year of $3,263,000. The losses in the current year were primarily due to lower than anticipated revenues, increases in legal fees, distributor events and sales and marketing costs. Net cash used in operating activities was $1,783,000 in the current year. Based on our current cash levels and our current rate of cash requirements, we will need to raise additional capital and we will need to significantly reduce our expenses from current levels to be able to continue as a going concern.

We have already commenced the process to increase our Crestmark line of credit during the fourth quarter of this year and we are considering multiple alternatives, including, but not limited to, additional equity financings and debt financings. Depending on market conditions, we cannot be sure that additional capital will be available when needed or that, if available, it will be obtained on terms favorable to us or to our stockholders.

We believe our legal fees will decrease in the future from the levels spent in the current year. Furthermore, we expect to get reimbursements from our insurance company for legal fees already incurred. We expect costs related to distributor events will decrease next year from current year levels as our costs in the current year were unusually high due to the twentieth anniversary convention held in Dallas in August and one-time events held at the beginning of the year to stabilize the sales force due to the departure of the previous president and high-level sales management and distributors. We anticipate revenues to start growing again and we intend to make necessary cost reductions related to our international programs that are not performing and also reduce non-essential expenses.

Failure to raise additional funds from the issuance of equity securities and failure to implement cost reductions could adversely affect our ability to operate as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements as of December 31, 2016 and as of September 30, 2017.

BUSINESS

We are a leading omni-direct lifestyle company offering a hybrid of the direct selling business model that also offers e-commerce and the power of social selling. Assembling a virtual main street of products and services under one corporate entity, we offer products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services.

We operate in two segments: the direct selling segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses. During the nine months ended September 30, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales, respectively and during the year ended December 31, 2016, we derived approximately 89% of our revenue from our direct sales and approximately 11% of our revenue from our commercial coffee sales, respectively.

Direct Selling Segment - In the direct selling segment we sell health and wellness, beauty product and skin care, scrap booking and story booking items, packaged food products and other service based products on a global basis and offer a wide range of products through an international direct selling network. Our direct sales are made through our network, which is a web-based global network of customers and distributors. Our independent sales force markets a variety of products to an array of customers, through friend-to-friend marketing and social networking. We consider our company to be an e-commerce company whereby personal interaction is provided to customers by our independent sales network. Initially, our focus was solely on the sale of products in the health, beauty and home care market through our marketing network; however, we have since expanded our selling efforts to include a variety of other products in other markets. Our direct selling segment offers more than 5,000 products to support a healthy lifestyle including:

●	Nutritional supplements	●	Gourmet coffee
●	Weight management	●	Skincare and cosmetics
●	Health and wellness	●	Packaged foods
●	Lifestyle products (spa, bath, home and garden)	●	Pet care
●	Digital products including scrap and memory books	●	Telecare health services
●	Apparel and fashion accessories	●	Business lending

Since 2010 we have expanded our operations through a series of acquisitions of the assets of other direct selling companies including their product lines and sales forces. We have also substantially expanded our distributor base by merging the assets that we have acquired under our web-based independent distributor network, as well as providing our distributors with additional new products to add to their product offerings.

Set forth below is information regarding each of our acquisitions since 2012.

Business	Date of Acquisition	Products Categories

BeautiControl, Inc.	December 13, 2017	Cosmetic and Skin Care Products
Future Global Vision, Inc.	November 6, 2017	Nutritional Supplements and Automotive Fuel Additive Products
Sorvana International, LLC (FreeLife International. Inc.)	July 1, 2017	Nutritional Supplements and Skin Care Products
Ricolife, LLC	March 1, 2017	Teas
Bellavita Group, LLC	March 1, 2017	Health and Beauty Products
Legacy for Life, LLC	September 1, 2016	Nutritional Supplements
Nature’s Pearl Corporation	September 1, 2016	Nutritional Supplements and Skin Care Products
Renew Interest, LLC (SOZO Global, Inc.)	July 29, 2016	Nutritional Supplements and Skin Care Products
South Hill Designs Inc.	January 20, 2016	Jewelry
PAWS Group, LLC	July 1, 2015	Pet treats
Mialisia & Co., LLC	June 1, 2015	Jewelry
JD Premium LLC	March 4, 2015	Dietary Supplement Company
Sta-Natural, LLC	February 23, 2015	Vitamins Minerals and Supplements for families and their pets
Restart Your Life, LLC	October 1, 2014	Dietary Supplements
Beyond Organics, LLC	May 1, 2014	Organic Food and Beverages
Good Herbs, Inc.	April 28, 2014	Herbal Supplements
Biometics International, Inc.	November 19, 2013	Liquid Supplements
GoFoods Global, LLC	October 1, 2013	Packaged Foods
Heritage Markers, LLC	August 14, 2013	Digital Products
Livinity, Inc.	July 10, 2012	Nutritional Products
GLIE, LLC (DBA True2Life)	March 20, 2012	Nutritional Supplements

BeautiControl, Inc.

On December 13, 2017, we entered into an agreement with BeautiControl whereby we acquired certain assets of the BeautiControl cosmetic company. BeautiControl is a direct sales company specializing in cosmetics and skincare products. We are obligated to make monthly payments based on a percentage of BeautiControl’s distributor revenue and royalty revenue until the earlier of the date that is twelve (12) years from the closing date or such time as we have paid BeautiControl’s aggregate cash payments of BeautiControl’s distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Future Global Vision, Inc.

Effective November 6, 2017, we acquired certain assets and assumed certain liabilities of Future Global Vision, Inc., a direct selling company that offers a unique line of products that include a fuel additive for vehicles that improves the efficiency of the engine and reduces fuel consumption. In addition, Future Global Vision, Inc., offers a line of nutraceutical products providing health benefits that the whole family can use. We are obligated to make monthly payments based on a percentage of Future Global Vision, Inc.’s distributor revenue and royalty revenue until the earlier of the date that is twelve (12) years from the closing date or such time as we have paid Future Global Vision Inc. aggregate cash payments of Future Global Vision Inc.’s distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Sorvana International, LLC

Effective July 1, 2017, we acquired certain assets and assumed certain liabilities of Sorvana International “Sorvana”. Sorvana was the result of the unification of the two companies FreeLife International, Inc. “FreeLife”, and L’dara. Sorvana offers a variety of products with the addition of the FreeLife and L’dara product lines. Sorvana offers an extensive line of health and wellness product solutions including healthy weight loss supplements, energy and performance products and skin care product lines as well as organic product options. The contingent consideration’s estimated fair value at the date of acquisition was $3,487,000 as determined by management using a discounted cash flow methodology. We are obligated to make monthly payments based on a percentage of Sorvana’s distributor revenue and royalty revenue until the earlier of the date that is twelve (12) years from the closing date or such time as we have paid Sorvana’s aggregate cash payments of Sorvana’s distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Ricolife, LLC

Effective March 1, 2017, we acquired certain assets of Ricolife, LLC “Ricolife” a direct sales company and producer of teas with health benefits contained within its tea formulas. The contingent consideration’s estimated fair value at the date of acquisition was $920,000 as determined by management using a discounted cash flow methodology. During the three months ended September 30, 2017 we determined that the initial estimated fair value of the acquisition should be reduced by $222,000 from $920,000 to $698,000. In addition, we have assumed certain liabilities in accordance with the agreement. We are obligated to make monthly payments based on a percentage of the Ricolife distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of Ricolife products until the earlier of the date that is twelve (12) years from the closing date or such time as we have paid to Ricolife aggregate cash payments of the Ricolife distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

BellaVita Group, LLC

Effective March 1, 2017, we acquired certain assets of BellaVita Group, LLC “BellaVita” a direct sales company and producer of health and beauty products with locations and customers primarily in the Asian market. The contingent consideration’s estimated fair value at the date of acquisition was $1,750,000 as determined by management using a discounted cash flow methodology. During the three months ended September 30, 2017 we determined that the initial estimated fair value of the acquisition should be reduced by $15,000 from $1,750,000 to $1,735,000. In addition, we have assumed certain liabilities in accordance with the agreement. We are obligated to make monthly payments based on a percentage of the BellaVita distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of BellaVita products until the earlier of the date that is twelve (12) years from the closing date or such time as we have paid to BellaVita aggregate cash payments of the BellaVita distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Legacy for Life, LLC

Effective September 1, 2016, we acquired certain assets of Legacy for Life, LLC, an Oklahoma based direct sales company and acquired the equity of two wholly-owned subsidiaries of Legacy for Life, LLC. Legacy for Life Taiwan and Legacy for Life Limited (Hong Kong) collectively referred to as (“Legacy for Life”). Legacy for Life is a science based direct seller of i26, a product made from the IgY Max formula or hyperimmune whole dried egg, which is the key ingredient in Legacy for Life products. Additionally, we entered into an Ingredient Supply Agreement to market i26 worldwide. The contingent consideration’s estimated fair value at the date of acquisition was $825,000. During the three months ended September 30, 2017 the purchase accounting was finalized and we determined that the initial purchase price for the related intangibles should be reduced by $92,000 from $825,000 to $733,000. In addition we paid $221,000 over a stated term in accordance with the agreement for the net assets of the Taiwan and Hong Kong entities and certain inventories from Legacy for Life. We are obligated to make monthly payments based on a percentage of the Legacy for Life distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of Legacy for Life products until the earlier of the date that is fifteen (15) years from the closing date or such time as we have paid to Legacy for Life aggregate cash payments of the Legacy for Life distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price

Nature’s Pearl Corporation

Effective September 1, 2016, we acquired certain assets of Nature’s Pearl Corporation, (“Nature’s Pearl”) a direct sales company that produces nutritional supplements and skin and personal care products using the muscadine grape grown in the southeastern region of the United States that are deemed to be rich in antioxidants. The contingent consideration’s estimated fair value at the date of acquisition was $2,765,000. During the three months ended December 31, 2016, we determined that the initial estimated fair value of the acquisition should be reduced $1,290,000 from the initial purchase price of $2,765,000 to $1,475,000. During the three months ended September 30, 2017 the purchase accounting was finalized and we determined that the purchase price should be reduced by $266,000 to $1,209,000. We paid $200,000 for the purchase of certain inventories, which has been applied against and reduced the maximum aggregate purchase price. We are obligated to make monthly payments based on a percentage of the Nature Pearl’s distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of Nature Pearl’s products until the earlier of the date that is ten (10) years from the closing date or such time as we have paid to Nature Pearl’s aggregate cash payments of the Nature Pearl distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Renew Interest, LLC (SOZO Global, Inc.)

On July 29, 2016, we acquired certain assets of Renew Interest, LLC (“Renew”) formerly owned by SOZO Global, Inc. (“SOZO”), a direct sales company that offers nutritional supplements, skin and personal care products, weight loss products and coffee products. The SOZO brand of products contains CoffeeBerry a fruit extract known for its high level of antioxidant properties. The contingent consideration’s estimated fair value at the date of acquisition was $465,000. During the three months ended September 30, 2017 the purchase accounting was finalized and we determined that the initial purchase price should be reduced by $30,000 from $465,000 to $435,000. We paid $300,000 for the purchase of certain inventories and assumed liabilities over a stated term in accordance with the agreement, which has been applied against and reduced the maximum aggregate purchase price. We also received additional inventories on a consignment basis. We are obligated to make monthly payments based on a percentage of the Renew’s distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of Renew’s products until the earlier of the date that is twelve (12) years from the closing date or such time as we have paid to Renew’s aggregate cash payments of the Renew’s distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

South Hill Designs Inc.

On January 20, 2016, we acquired certain assets of South Hill Designs Inc., (“South Hill”) a direct sales and proprietary jewelry company that specializes in customized lockets and charms. The purchase price allocation of the intangible assets acquired for South Hill was $839,000 as of December 31, 2016. Additionally, we entered into an Exclusive, Licensing and Source Agreement with two of the founders of South Hill for services and the use of certain intellectual property. We are obligated to make monthly payments based on a percentage of the South Hill distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of South Hill’s products until the earlier of the date that is seven (7) years from the closing date or such time as we have paid to South Hill’s aggregate cash payments of the South Hill distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Paws Group, LLC

Effective July 1, 2015, we acquired certain assets of Paws Group, LLC, (“PAWS”) a direct sales company for pet lovers that offers an exclusive pet boutique carrying treats for dogs and cats as well as grooming and bath products. The purchase price consisted of a maximum aggregate purchase price of $150,000. We paid approximately $61,000 for the purchase of certain inventories, which has been applied against and reduced the maximum aggregate purchase price. We are obligated to make monthly payments based on a percentage of the PAWS distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of PAWS’ products until the earlier of the date that is ten (10) years from the closing date or such time as we have paid to South Hill’s aggregate cash payments of the PAWS distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price

Mialisia & Co., LLC

On June 1, 2015, we acquired certain assets of Mialisia & Co., LLC, (“Mialisia”) a direct sales jewelry company that specializes in interchangeable jewelry. As a result of this business combination, our distributors and customers obtained access to the unique line of Mialisia’s patent-pending “VersaStyle™” jewelry and the Mialisia distributors and customers obtained access to products offered by us. The purchase price consisted of a maximum aggregate purchase price of $1,900,000. We paid approximately $119,000 for the purchase of certain inventories, which has been applied against and reduced the maximum aggregate purchase price. We are obligated to make monthly payments based on a percentage of the Mialisia distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of Mialisia’s products until the earlier of the date that is fifteen (15) years from the closing date or such time as we have paid to Mialisia’s aggregate cash payments of the Mialisia distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

JD Premium LLC

On March 4, 2015, we acquired certain assets of JD Premium, LLC (“JD Premium”) a dietary supplement company. As a result of this business combination, our distributors and customers obtained access to JD Premium’s unique line of products and JD Premium’s distributors and clients obtained access to products offered by us. The purchase price consisted of a maximum aggregate purchase price of $500,000. We paid $50,000 for the purchase of certain inventories, which has been applied against and reduced the maximum aggregate purchase price. We are obligated to make monthly payments based on a percentage of the JD Premium distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of JD Premium’s products until the earlier of the date that is fifteen (15) years from the closing date or such time as we have paid to JD Premium’s aggregate cash payments of the JD Premium distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Sta-Natural, LLC

On February 23, 2015, we acquired certain assets and assumed certain liabilities of Sta-Natural, LLC, (“Sta-Natural”) a dietary supplement company and provider of vitamins, minerals and supplements for families and their pets. As a result of this business combination, our distributors and customers obtained access to Sta-Natural’s unique line of products and Sta-Natural’s distributors and clients obtained access to products offered by us. The purchase price consisted of a maximum aggregate purchase price of $500,000. We paid $25,000 for the purchase of certain inventories, which has been applied against and reduced the maximum aggregate purchase price. We are obligated to make monthly payments based on a percentage of the Sta-Natural distributor revenue derived from sales of our products and a percentage of royalty revenue derived from sales of Sta-Natural’s products until the earlier of the date that is fifteen (15) years from the closing date or such time as we have paid to Sta-Natural’s aggregate cash payments of the Sta-Natural distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

Set forth below is information regarding each of our other acquisitions during 2013 and 2014.

On October 1, 2014, we acquired certain assets and assumed certain liabilities of Restart Your Life, LLC, a dietary supplement company and provider of immune system support products and therapeutic skin lotions. In May 2014, we acquired certain assets and certain liabilities of Beyond Organics, LLC, a vertically integrated organic food and beverage company marketing its organic products through a network of independent sales distributors. In April 2014, we acquired certain assets and certain liabilities of Good Herbs, Inc., a traditional herbal company with pure, unaltered, chemical-free natural herbal supplements marketing its organic products through a network of independent sales distributors.

In November of 2013, we acquired certain assets and certain liabilities of Biometics International, Inc., a developer and distributor of a line of liquid supplements marketed through a network of independent sales distributors. In October 2013, we acquired certain assets and liabilities of GoFoods Global, LLC, a developer and distributor of a complete line of packaged foods including breads and desserts, soups and entrees. In August 2013, we acquired certain assets and certain liabilities of Heritage Markers, LLC, a developer and distributor of a line of digital products including scrap books, memory books and greeting cards marketed through a network of independent sales distributors and the product line is sold through an e-commerce platform. In July 2012, we acquired certain assets of Livinity, Inc., a developer and distributor of nutritional products through a network of distributors. In April 2012, we acquired certain assets of GLIE, LLC, a developer and distributor of nutritional supplements, including vitamins and mineral supplements.

Coffee Segment - We engage in the commercial sale of one of our products, our coffee through our subsidiary CLR. We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, Josie’s Java House Brand and Javalution brands. CLR produces a variety of private labels through major national sales outlets and to major customers including cruise lines and office coffee service operators, as well as through our distributor network. Our coffee segment CLR was established in 2001 and is a wholly-owned subsidiary. CLR produces and markets a unique line of coffees with health benefits under the JavaFit® brand which is sold directly to consumers. In April 2017, CLR reached an agreement with Major League Baseball's Miami Marlins to feature CLR’s Café La Rica Gourmet Espresso coffee as the "Official Cafecito of the Miami Marlins" at Marlins Park in Miami, Florida.

Our coffee roasting facility is located in Miami, Florida and is 50,000 square foot and is SQF Level 2 certified, which is a stringent food safety process that verifies the coffee bean processing plant and distribution facility is in compliance with Certified HACCP (Hazard Analysis, Critical Control Points) food safety plans.

In March 2014, we expanded our coffee segment and started our new green coffee business with CLR’s acquisition of Siles Plantation Family Group, which is now a wholly-owned subsidiary of CLR located in Matagalpa, Nicaragua. Siles Plantation Family Group includes “La Pita,” a dry-processing facility on approximately 26 acres of land and “El Paraiso,” a coffee plantation consisting of approximately 500 acres of land and thousands of coffee plants which produces 100 percent Arabica coffee beans that are shade grown, Organic, Rainforest Alliance Certified™ and Fair Trade Certified™.

The plantation and dry-processing facility allows CLR to control the coffee production process from field to cup. The dry-processing plant allows CLR to produce and sell green coffee to major coffee suppliers in the United States and around the world. CLR has engaged a husband and wife team to operate the Siles Plantation Family Group by way of an operating agreement. The agreement provides for the sharing of profits and losses generated by the Siles Plantation Family Group after certain conditions are met. CLR has made substantial improvements to the land and facilities since 2014. The 2018 harvest season started in November 2017 and will continue through April of 2018.

Products

Direct Selling Segment - Youngevity®

We offer more than 5,000 products to support a healthy lifestyle. All of these products, which are sold through our direct selling network, can be categorized into six verticals. (Health & Nutrition, Home & Family, Food & Beverage, Spa & Beauty, Apparel & Jewelry, and Services.)

Our flagship Health & Nutrition products include our Healthy Body Start Pak™, which includes Beyond Tangy Tangerine® (a multivitamin/mineral/amino acid supplement), Ultimate EFA Plus™ (an essential fatty acid supplement), and Beyond Osteo-fx™ (a bone and joint health supplement). This product category is continually evaluated and updated where and when necessary. New products are introduced to take advantage of new opportunities that may become available based on scientific research and or marketing trends. Beyond Tangy Tangerine® 2.0 was added to the line to offer a second flavor and a non-GMO option to our number one selling product. The Healthy Body Start Pak™ comes in a variety of options and Paks to target specific health concerns or goals.

Our Food & Beverage includes nutrient-rich energy drinks, healthy probiotic chocolates, and organic gourmet coffee. Our Be The Change Coffee is grown and processed at our very own green coffee plantation in the Nicaraguan rainforest. Our flagship Weight Management program is marketed as the Healthy Body Challenge, a program that involves three phases: detoxification, transformation and the healthy lifestyle phase. Each phase includes recommended products. During the transformation phase, we recommend the Ketogenic 30-Day Burst, consisting of the Slender FX™ Keto products to support fat loss. Our Spa & Beauty products include Youngevity® Mineral Makeup™, Botanical Spa and Essential Oils. Our Home and Garden products include our For Tails Only™ line of pet products, Hydrowash™, an environmentally safe cleaner, and Bloomin Minerals™, a line of plant and soil revitalizers.

Our acquisition of Heritage Makers in August of 2013 allowed customers and distributors to create and publish a number of products utilizing their personal photos. Soon after, we introduced Our Memories For Life, a scrapbooking and memory keeping line of products, and Anthology DIY by Lisa Bearnson, a creative new approach to start-to-finish DIY projects. Heritage Makers account provides ongoing access to Studio, a user friendly, online program, where a person can make one-of-a-kind keepsakes, storybooks, photo gifts and more, using Heritage Makers rich library of digital art and product templates. Products available include Storybooks, Digital Scrapbooking, Cards, and Photo Gifts.

In 2014 we introduced our MK Collaboration line of fashion and jewelry accessories to complement our nutritional and makeup products and with the acquisition of Mialisia in 2015 and the licensing agreement we entered into with South Hill Designs which was effective January 13, 2016 (a proprietary jewelry company that sells customized lockets and charms), we have further expanded our jewelry line that our distributors have access to offering more variety and appealing to a broader consumer base.

Coffee Segment - CLR

On July 11, 2011, AL Global Corporation, a privately held California corporation (“AL Global”), merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). After the merger, Javalution reincorporated in Delaware and changed its name to AL International, Inc. On July 23, 2013 AL International, Inc. changed its name to Youngevity International, Inc.

In connection with this merger, CLR, which had been a wholly-owned subsidiary of Javalution prior to the merger, continued to be a wholly-owned subsidiary of the Company. CLR operates a traditional coffee roasting business, and through the merger we were provided access to additional distributors, as well as added the JavaFit® product line to our network of direct marketers. Javalution, through its JavaFit Brand, develops products in the relatively new category of fortified coffee. JavaFit fortified coffee is a blend of roasted ground coffee and various nutrients and supplements.

Our JavaFit line of coffee is only sold through our direct selling network. CLR produces coffee under its own brands, as well as under a variety of private labels through major national retailers, various office coffee and convenience store distributors, to wellness and retirement centers, to a number of cruise lines and cruise line distributors, and direct to the consumer through sales of the JavaFit Brand to our direct selling division.

In addition, CLR produces coffee under several company owned brands including: Café La Rica, Café Alma, Josie’s Java House, Javalution Urban Grind, Javalution Daily Grind, and Javalution Royal Roast. These brands are sold to various internet and traditional brick and mortar retailers including Wal-Mart, Winn-Dixie, Jetro, American Grocers, Publix, Home Goods, Marshalls and TJ Maxx. CLR’s Café La Rica Gourmet Espresso coffee is featured as the "Official Cafecito of the Miami Marlins" at Marlins Park in Miami, Florida.

During 2015 CLR invested in the K-Cup® coffee equipment and capabilities and began the production of the K-Cup® line of single-serve coffee products. In addition, we registered our own Y-Cup® trademark for Youngevity identification to expand the business brand name.

CLR’s green coffee business provides for the sale of green coffee beans to other roasters and distributors, primarily from the distribution of coffee beans from Nicaragua.

Our CLR products offered include:

●	100% Colombian Premium Blend;	●	Italian Espresso;
●	House Blend;	●	Decaffeinated Coffee;
●	Dark Roast;	●	Half-caff 50/50 blend Espresso;
●	Donut Shop;	●	Green Coffee Beans;
●	Flavored Coffees;	●	Organic Coffees; and
●	Espresso;	●	Select Water Decaffeinated.

Distribution

Direct Selling Segment - We presently sell products domestically in 50 states and internationally, with operations in the U.S. and currently eight international distribution centers. For the year ended December 31, 2016 approximately 9% of our sales were derived from sales outside the U.S. During the nine months ended September 30, 2017, approximately 11% of our sales were derived from sales outside the U.S. We primarily sell our products to the ultimate consumer through the direct selling channel. Our distributors are required to pay a one-time enrollment fee and receive a welcome kit specific to that country region that consists of forms, policy and procedures, selling aids, and access to our distributor website, prior to commencing services for us as a distributor. Distributors are independent contractors and not our employees. Distributors earn a profit by purchasing products directly from us at a discount from a published brochure price and selling them to their customers, the ultimate consumer of our products. We generally have no arrangements with end users of our products beyond the distributors, except as described below.

A distributor contacts customers directly, selling primarily through our online or printed brochures, which highlight new products and special promotions for each of our sales campaigns. In this sense, the distributor, together with the brochure, is the “store” through which our products are sold. A brochure introducing new sales campaigns is frequently produced and our websites and social networking activity take place on a continuous basis. Generally, distributors and customer’s forward orders using the internet, mail, telephone, or fax and payments are processed via credit card or other acceptable forms of payment at the time an order is placed. Orders are processed and the products are assembled primarily at our distribution center in Chula Vista, California and delivered to distributors, distribution centers and customers through a variety of local, national and international delivery companies.

We employ certain web enabled systems to increase distributor support, which allows distributors to run their business more efficiently and also allows us to improve our order-processing accuracy. In many countries, distributors can utilize the internet to manage their business electronically, including order submission, order tracking, payment and two-way communications. In addition, distributors can further build their own business through personalized web pages provided by us, enabling them to sell a complete line of our products online. Self-paced online training is also available in certain markets, as well as up-to-the-minute news, about us.

In the U.S. and selected other markets, we also market our products through the following consumer websites, below is a list of some of our websites:

● www.youngevity.com	● www.clrroasters.com
● www.ygyi.com	● www.cafelarica.com
● www.youngofficial.com	● www.javalution.com
● www.heritagemakers.com	● www.mialisia.com
● www.mkcollab.com	● www.mybeyondorganic.com

Information contained on our websites are not incorporated by reference into, and do not form any part of, this registration statement. We have included the website address as a factual reference and do not intend it to be an active link to the website.

Introducing new distributors and the training of the new distributors are the primary responsibilities of key independent distributors supported by our marketing home office staff. The independent distributors are independent contractors compensated exclusively based on total sales of products achieved by their down-line distributors and customers. Although the independent distributors are not paid a fee for recruiting or introducing additional distributors, they have the incentive to recruit onboard additional distributors to increase their opportunities for increasing their total product sales and related sales commissions. Acquisitions of other direct selling businesses and personal contacts, including recommendations from current distributors, and local market advertising constitute the primary means of obtaining new distributors and customers. Distributors also have the opportunity to earn bonuses based on the net sales of products made by distributors they have recruited introduced and trained in addition to discounts earned on their own sales of our products. This program can be unlimited based on the level achieved in accordance with the compensation plan that can change from time to time at our discretion. The primary responsibilities of sales leaders are the prospecting, appointing, training and development of their down-line distributors and customers while maintaining a certain level of their own sales.

Coffee Segment – Our coffee segment is operated by CLR. The segment operates a coffee roasting plant and distribution facility located in Miami, Florida. The 50,000 square foot plant contains two commercial grade roasters and four commercial grade grinders capable of roasting 10 million pounds of coffee annually. The plant contains a variety of packaging equipment capable of producing two ounce fractional packs, vacuum sealed brick packaging for espresso, various bag packaging configurations ranging from eight ounces up to a five pound bag package, as well as Super Sack packaging that holds bulk coffee up to 1,100 pounds. The coffee segment’s single-serve K-Cup filling equipment is capable of producing 35 million K-Cups annually of our own brands and private label orders.

The versatility of the plant supports a diverse customer base. The coffee segment is a large supplier to the hospitality market with a great focus on serving the cruise line industry. A major revenue producing area is the private label market where the company produces coffee for various retailer owned private brands. The segment supplies coffee and equipment to retirement communities, services the office coffee service segment, and markets through distributors to the convenient store market; CLR also markets its own brands of coffee to various retailers. Our CLR owned brands that are currently on retail shelves includes Café La Rica and the Josie’s Java House of brands.

The coffee segment also includes our green coffee business. CLR sources green coffee from Nicaragua in Central America and sells procured coffee to other coffee distributors. With the addition of the Nicaragua plantation and dry-processing facility we have further expanded our coffee segment with the ability to process green coffee not only for our own use but also provide this service to other coffee growers.

Seasonality and Back Orders

Our business in both the direct selling and coffee segment can experience weaker sales during the summer months; however, based on recent experience, seasonality has not been material to our operating results. We have not experienced significant back orders.

Promotion and Marketing

Direct Selling Segment - Sales promotion and sales development activities are directed at assisting distributors through sales aids such as brochures, product samples, demonstration product videos and live training sessions. In order to support the efforts of distributors to reach new customers, specially designed sales aids, promotional pieces, customer flyers, radio and print advertising are used. In addition, we seek to motivate our distributors through the use of special incentive programs that reward superior sales performance. Periodic sales meetings with our independent distributors are conducted by our home office staff. The meetings are designed to keep distributors abreast of product line changes, explain sales techniques and provide recognition for sales performance.

A number of merchandising techniques are used, including the introduction of new products, the use of combination offers, the use of trial sizes and samples, and the promotion of products packaged as gift items. In general, for each sales campaign, a distinctive brochure or flyer is published, in which new products are introduced and selected items are offered as special promotions or are given particular prominence in the brochure. A key current priority for our merchandising is to continue the use of pricing and promotional models to enable a deeper, fact-based understanding of the role and impact of pricing within our product portfolio.

Coffee Segment - Sales promotion and sales development primarily take place via the CLR in-house team. CLR works diligently to be sure that CLR is invited to participate in the request for proposal (“RFP”) process that comes up each year on major coffee contracts. CLR's in-house sales team consists of five people that devote the majority of their time to obtaining new business. CLR has established a direct store distribution (“DSD”) route that it utilizes to market, promote and ship its Café La Rica and Josie’s Java House brands. Various promotion strategies and advertisements in retail circulars are utilized to support the brands being marketed through DSD.

Suppliers

We purchase our inventory from multiple third-party suppliers at competitive prices. For the year ended December 31, 2016 we made purchases from three vendors that individually comprised more than 10% of total purchases and in aggregate approximated 54% of total purchases for the two segments.

Direct Selling Segment - We purchase raw materials from numerous domestic and international suppliers. Other than the coffee products produced through CLR, all of our products are manufactured by independent suppliers. To achieve certain economies of scale, best pricing and uniform quality, we rely primarily on a few principal suppliers, namely: Global Health Labs, Inc., Pacific Nutritional, Inc. and Nutritional Engineering, Inc.

Sufficient raw materials were available during the year ended December 31, 2016 and we believe they will continue to be. We monitor the financial condition of certain suppliers, their ability to supply our needs, and the market conditions for these raw materials. We believe we will be able to negotiate similar market terms with alternative suppliers if needed.

Coffee Segment - We currently source green coffee from Nicaragua. We utilize a combination of outside brokers and direct relationships with farms for our supply of green coffee. Outside brokers provide the largest supply of our green coffee. For large contracts, CLR works to negotiate a price lock with its suppliers to protect CLR and its customers from price fluctuations that take place in the commodities market.

We produce green coffee from CLR’s own plantation it acquired in Nicaragua in 2014. We do not believe that CLR is substantially dependent upon nor exposed to any significant concentration risk related to purchases from any single vendor, given the availability of alternative sources from which we may purchase inventory. The supply and price of coffee are subject to high volatility. Supply and price of all coffee grades are affected by multiple factors, such as weather, pest damage, politics, competitive pressures, the relative value of the United States currency and economics in the producing countries.

Intellectual Property

We have developed and we use registered trademarks in our business, particularly relating to our corporate and product names. We own several trademarks that are registered with the U.S. Patent and Trademark Office and we also own trademarks in Canada, Australia, New Zealand, Singapore, Mexico, and Russia. Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. We intend to maintain and keep current all of our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete, and if for any reason we were unable to maintain our trademarks, our sales of the related products bearing such trademarks could be materially and negatively affected. See “Risk Factors”.

We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties. Most of our products are not protected by patents and therefore such agreements are often our only form of protection. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Our proprietary product formulations are generally considered trade secrets, but are not otherwise protected under intellectual property laws.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Industry Overview

We are engaged in two industries, the direct selling industry and the coffee industry.

Direct Selling Industry

Direct selling is a business distribution model that allows a company to market its products directly to consumers by means of independent contractors and relationship referrals. Independent, unsalaried salespeople, referred to as distributors, represent us and are awarded a commission based upon the volume of product sold through each of their independent business operations.

The Direct Selling Association (“DSA”) reported in its “2016 An Overview” that the fastest growing product was Wellness followed by Services & Other, the two categories alone representing approximately $20 billion in sales in 2016. Top product categories continue to gain market share: home and family care/durables, personal care, jewelry, clothing, leisure/educations. Wellness products include weight-loss products and dietary supplements. In the United States, as reported by the DSA, a record 20.5 million people were involved in direct selling in 2016, an increase of 1.5% compared to 2015. Estimated direct retail sales for 2016 was reported by the 2017 Growth & Outlook Report to be $35.54 billion compared to $36.12 billion in 2015.

Coffee Industry

Our coffee segment includes coffee bean roasting and the sales of green coffee beans. Our roasting facility, located in Miami, Florida, procures coffee primarily from Central America. Our green coffee business procures coffee from Nicaragua by way of growing our own coffee beans and purchasing green coffee beans directly from other farmers. CLR sells coffee to domestic and international customers, both green and roasted coffee.

The United States Department of Agriculture (“USDA”) reported in its June 2017 “Coffee: World Markets and Trade” report for the 2017/18 Forecast Overview that world coffee production is forecasted at 159 million bags (60 kilograms or approximately 132 pounds), which is unchanged from the previous year. World exports of green coffee are expected to remain steady totaling 111 million bags in 2018, with global consumption forecasted at a record 158 million bags. For 2018, Central America and Mexico are forecasted to contribute 18.1 million bags of coffee beans and approximately 40 percent of the exports are destined to the United States and 35 percent to the European Union. The United States imports the second-largest amount of coffee beans worldwide and is forecasted at 26 million bags.

Competition

Direct Selling Segment – The diet fitness and health food industries, as well as the food and drink industries in general, are highly competitive, rapidly evolving and subject to constant change. The number of competitors in the overall diet, fitness, health food, and nutraceutical industries is virtually endless. We believe that existing industry competitors are likely to continue to expand their product offerings. Moreover, because there are few, if any, substantial barriers to entry, we expect that new competitors are likely to enter the “functional foods” and nutraceutical markets and attempt to market “functional food” or nutraceutical coffee products similar to our products, which would result in greater competition. We cannot be certain that we will be able to compete successfully in this extremely competitive market.

We face competition from competing products in each of our lines of business, in both the domestic and international markets. Worldwide, we compete against products sold to consumers by other direct selling and direct sales companies and through the Internet, and against products sold through the mass market and prestige retail channels. We also face increasing competition in our developing and emerging markets.

Within the direct selling channel, we compete on a regional and often country-by-country basis, with our direct selling competitors. There are also a number of direct selling companies that sell product lines similar to ours, some of which also have worldwide operations and compete with us globally. We compete against large and well-known companies that manufacture and sell broad product lines through various types of retail establishments such as General Foods and Nestle. In addition, we compete against many other companies that manufacture and sell in narrower product lines sold through retail establishments. This industry is highly competitive, and some of our principal competitors in the industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer. We have many competitors in the highly competitive energy drink, skin care and cosmetic, coffee, pet line and pharmacy card industries globally, including retail establishments, principally department stores, and specialty retailers, and direct-mail companies specializing in these products. Our largest direct sales competitors are Herbalife, Amway, USANA and NuSkin. In the energy drink market we compete with companies such as Red Bull, Gatorade and Rock Star. Our beauty, skin care and cosmetic products compete with Avon and Bare Essentials. From time to time, we need to reduce the prices for some of our products to respond to competitive and customer pressures or to maintain our position in the marketplace. Such pressures also may restrict our ability to increase prices in response to raw material and other cost increases. Any reduction in prices as a result of competitive pressures, or any failure to increase prices when raw material costs increase, would harm profit margins and, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would suffer.

We are also subject to significant competition from other network marketing organizations for the time, attention, and commitment of new and existing distributors. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining distributors. There can be no assurance that our programs for recruiting and retaining distributors will be successful. The pool of individuals who may be interested in network marketing is limited in each market and it is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe we offer an attractive opportunity for distributors, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Coffee Segment – With respect to our coffee products, we compete not only with other widely advertised branded products, but also with private label or generic products that generally are sold at lower prices. Consumers’ willingness to purchase our products will depend upon our ability to maintain consumer confidence that our products are of a higher quality and provide greater value than less expensive alternatives. If the difference in quality between our brands and private label products narrows, or if there is a perception of such a narrowing, then consumers may choose not to buy our products at prices that are profitable for us. If we do not succeed in effectively differentiating ourselves from our competitors in specialty coffee, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of specialty coffee, and accordingly our profitability, may be materially adversely affected.

Government Regulations

The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a “health claim.” Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements of nutritional support for them. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. With respect to FTC matters, if the FTC has reason to believe the law is being violated (e.g. failure to possess adequate substantiation for product claims), it can initiate an enforcement action. The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process authority, cease and desist orders, and injunctions. FTC enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, or such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action against us by the FTC could materially and adversely affect our ability to successfully market our products.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. For example, the Dietary Supplement and Nonprescription Drug Consumer Protection Act (§3546), which was passed by Congress in December 2006, impose significant regulatory requirements on dietary supplements including reporting of “serious adverse events” to FDA and recordkeeping requirements. This legislation could raise our costs and negatively impact our business. In June 2007, the FDA adopted final regulations on GMPs in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which apply to the products we manufacture and sell.

These regulations require dietary supplements to be prepared, packaged, and held in compliance with certain rules. These regulations could raise our costs and negatively impact our business. Additionally, our third-party suppliers or vendors may not be able to comply with these rules without incurring substantial expenses. If our third-party suppliers or vendors are not able to timely comply with these new rules, we may experience increased cost or delays in obtaining certain raw materials and third-party products. Also, the FDA has announced that it plans to publish guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA’s current views on the topic discussed in the guidance, including its position on enforcement.

In addition, there are an increasing number of laws and regulations being promulgated by the U.S. government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies. Laws or regulations have been or may be adopted with respect to the Internet relating to:

●	liability for information retrieved from or transmitted over the Internet;
●	online content regulation;
●	commercial e-mail;
●	visitor privacy; and
●	taxation and quality of products and services.

Moreover, the applicability to the Internet of existing laws governing issues such as:

●	intellectual property ownership and infringement;
●	consumer protection;
●	obscenity;
●	defamation;
●	employment and labor;
●	the protection of minors;
●	health information; and
●	personal privacy and the use of personally identifiable information.

This area is uncertain and developing. Any new legislation or regulation or the application or interpretation of existing laws may have an adverse effect on our business. Even if our activities are not restricted by any new legislation, the cost of compliance may become burdensome, especially as different jurisdictions adopt different approaches to regulation.

We are also subject to laws and regulations, both in the U.S. and internationally, that are directed at ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than on investment in the sponsoring company. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants for recruiting additional participants irrespective of product sales, use high pressure recruiting methods and or do not involve legitimate products. Complying with these rules and regulations can be difficult and requires the devotion of significant resources on our part.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to our success.

We continue to upgrade systems and introduce new technologies to facilitate our continued growth and support of independent distributor activities. These systems include: (1) an internal network server that manages user accounts, print and file sharing, firewall management, and wide area network connectivity; (2) a leading brand database server to manage sensitive transactional data, corporate accounting and sales information; (3) a centralized host computer supporting our customized order processing, fulfillment, and independent distributor management software; (4) a standardized telecommunication switch and system; (5) a hosted independent distributor website system designed specifically for network marketing and direct selling companies; and (6) procedures to perform daily and weekly backups with both onsite and offsite storage of backups.

Our technology systems provide key financial and operating data for management, timely and accurate product ordering, commission payment processing, inventory management and detailed independent distributor records. Additionally, these systems deliver real-time business management, reporting and communications tools to assist in retaining and developing our sales leaders and independent distributors. We intend to continue to invest in our technology systems in order to strengthen our operating platform.

Product Returns

Our return policy in the direct selling segment provides that customers and distributors may return to us any products purchased within 30 days of their initial order for a full refund. Product damaged during shipment is replaced. Product returns as a percentage of our net sales have been approximately 2% of our monthly net sales over the last two years. Commercial coffee segment sales are only returnable if defective.

Employees

As of December 31, 2017, we have 449 total employees, of which 396 are full-time employees and 53 are temporary labor. We believe that our current personnel are capable of meeting our operating requirements in the near term. We expect that as our business grows we may hire additional personnel to handle the increased demands on our operations and to handle some of the services that are currently being outsourced, such as brand management and sales efforts.

Our Corporate History

Youngevity International, Inc., formerly AL International, Inc., founded in 1996, operates through two segments including the following wholly-owned subsidiary: CLR Roasters, LLC (“CLR”) which operates our commercial coffee business, including the Siles Plantation Family Group S.A. located in Nicaragua. Our direct selling network includes the domestic operations of: AL Global Corporation, 2400 Boswell LLC, MK Collaborative LLC, and Youngevity Global LLC.

Our foreign wholly-owned subsidiaries include Youngevity Australia Pty. Ltd., Youngevity NZ, Ltd., Youngevity Mexico S.A. de CV, Youngevity Israel, Ltd., Youngevity Russia LLC, Youngevity Colombia S.A.S., Youngevity International Singapore Pte. Ltd., Mialisia Canada, Inc., and Legacy for Life Limited (Hong Kong). The Company also operates through the BellaVita Group LLC, with operations in; Taiwan, Hong Kong, Singapore, Indonesia, Malaysia and Japan.

The Company also operates subsidiary branches of Youngevity Global LLC in the Philippines and Taiwan.

On July 11, 2011, AL Global Corporation, a privately held California corporation (“AL Global”), merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). After the merger, Javalution reincorporated in Delaware and changed its name to AL International, Inc. In connection with this merger, CLR, which had been a wholly-owned subsidiary of Javalution prior to the merger, continued to be a wholly-owned subsidiary of the Company. CLR operates a traditional coffee roasting business, and through the merger we were provided access to additional distributors, as well as added the JavaFit® product line to our network of direct marketers.

Effective July 23, 2013, we changed our name from AL International, Inc. to Youngevity International, Inc.

On June 7, 2017, an amendment to our Certificate of Incorporation became effective which effectuated: (i) the 1-for-20 Reverse Split of the issued and outstanding shares of Common Stock; (ii) a decrease in the number of shares of (a) Common Stock authorized from 600,000,000 to 50,000,000 and (b) preferred stock authorized from 100,000,000 to 5,000,000.

Corporate Information

Our principal offices are located at 2400 Boswell Road, Chula Vista, California 91914, and our telephone number at that office is (619) 934-3980. We maintain an Internet website at www.ygyi.com. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus or any supplement to the prospectus.

Emerging Growth Company

We are an emerging growth company under the JOBS ACT, which was enacted in April 2012. We shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more;
(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;
(c) the date on which we have issued more than $1.0 billion in non-convertible debt, during the previous 3-year period, issued; or.
(d) the date on which we are deemed to be a large accelerated filer.

As an emerging growth company we will be subject to reduced public company reporting requirements and are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval, on an advisory basis, of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Operation Properties

Our corporate headquarters are located at 2400 Boswell, Road, Chula Vista, California 91914. This is also the location of our main operations and distribution center. The facility consists of a 59,000 square foot Class A single use building that is comprised 40% of office space and the balance is used for distribution.

Entity	Location	Approximate Square Footage of Facilities	Land in Acres	Own/Lease	Approximate Rent Expense $
Youngevity	Chula Vista, CA	59,000	-	Own (1)	-
CLR	Miami, FL	50,000	-	Lease (2)	414,000
Siles Family Group	Matagalpa, Nicaragua	200,000	500	Own (3)	-
Heritage Makers	Orem, UT	9,300	-	Lease	121,000
Youngevity	Auckland, New Zealand	3,570	-	Lease (4)	69,000
Youngevity	Moscow, Russia	1,550	-	Lease	125,000
Youngevity	Singapore	3,222	-	Lease	269,000
Youngevity	Guadalajara, Mexico	1,500	-	Lease	23,000
Youngevity	Manila, Philippines	4,473	-	Lease	6,000
Legacy for Life	Lai Chi Kok Kin, Hong Kong	1,296	-	Lease	17,000
Legacy for Life	Taipei, Taiwan	4,722	-	Lease	7,000

All of our facilities include office space, warehouse and distribution center. Approximate rent expense above relates to the twelve months ended December 31, 2016.

(1)
Youngevity corporate headquarters. The building is owned by our subsidiary 2400 Boswell, LLC, a limited liability company that we acquired from the step parent of Mr. Wallach, our Chief Executive Officer. On March 15, 2013, we acquired 2400 Boswell, LLC for $248,000 in cash, $334,000 of debt forgiveness and accrued interest, and a promissory note of approximately $393,000, payable in equal payments over five years and bears interest at 5.00% Additionally, we assumed a long-term mortgage of $3,625,000, payable over 25 years, interest rate of 5.75%. As of December 31, 2016 the balance on the long-term mortgage was $3,363,000 and the balance on the promissory note was $108,000. As of September 30, 2017 the balance on the long-term mortgage was approximately $3,308,000, and the balance on the promissory note was approximately $44,000.
(2)
CLR headquarters, coffee roaster, warehouse, and distribution center. Roasting, distribution and operations for our CLR division are handled in our Miami, Florida based facility, which consists of 50,000 square feet. Our lease for this space expires in May 2023.
(3)
CLR Arabica coffee bean plantation and dry-processing facility and mill.

(4)
Includes distribution for Australia.

We believe that we have adequate space for our anticipated needs and that suitable additional space will be available at commercially reasonable prices as needed.

Legal Proceedings

We are, from time to time, the subject of claims and suits arising out of matters occurring during the operation of our business. We are not presently party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Pursuant to our bylaws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors, or the Board. The Board has fixed the number of directors at seven members.

Information with respect to our current directors is shown below.

Name	Age	Director Since	Position
Stephan Wallach	51	2011*	Chairman and Chief Executive Officer
David Briskie	57	2011	President, Chief Financial Officer and Director
Michelle Wallach	46	2011*	Chief Operating Officer and Director
Richard Renton	62	2012	Director
William Thompson	57	2013	Director
Paul Sallwasser	63	2017	Director
Kevin Allodi	61	2017	Director

* Since 1996, Stephen Wallach and Michelle Wallach have been directors of AL Global, Corporation the private company that merged with and into Javalution Coffee Company, our predecessors in 2011.

Stephan Wallach, Chief Executive Officer and Chairman of the Board

Mr. Stephan Wallach was appointed to the position of Chief Executive Officer on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. He previously served as President and Chief Executive Officer of AL Global Corporation. He has served as a director of our Company since inception and was appointed Chairman of the Board on January 9, 2012. In 1996, Mr. Wallach and the Wallach family together launched our Youngevity® division and served as its co-founder and Chief Executive Officer from inception until the merger with Javalution. Mr. Wallach’s extensive knowledge about our business operations and our products makes him an exceptional board member.

David Briskie, President, Chief Financial Officer and Director

Mr. David Briskie was appointed to the position of President on October 30, 2015 and Chief Financial Officer on May 15, 2012. Prior to that, Mr. Briskie served as President of Commercial Development, a position he was appointed to on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. From February 2007 until the merger he served as the Chief Executive Officer and director of Javalution and since September 2007 has served as the Managing Director of CLR Roasters. Prior to joining Javalution in 2007, Mr. Briskie had an 18-year career with Drew Pearson Marketing (“DPM”), a consumer product company marketing headwear and fashion accessories. He began his career at DPM in 1989 as Executive Vice President of Finance and held numerous positions in the company, including vice president of marketing, chief financial officer, chief operating officer and president. Mr. Briskie graduated magna cum laude from Fordham University with a major in marketing and finance. Mr. Briskie’s experience in financial matters, his overall business understanding, as well as his familiarity and knowledge regarding public companies make him an exceptional board member.

Michelle G. Wallach, Chief Operating Officer and Director

Ms. Michelle Wallach was appointed to the position of Chief Operating Officer on July 11, 2011 pursuant to the terms of the merger agreement between Youngevity® and Javalution. She previously served as Corporate Secretary and Manager of AL Global Corporation. She has a background in network marketing, including more than 10 years in distributor management. Her career in network marketing began in 1991 in Portland, Oregon, where she developed a nutritional health product distributorship. In 1996, Ms. Wallach and the Wallach family together launched our Youngevity® division and served as its co-founder and Chief Operations Officer from inception until the merger with Javalution. Ms. Wallach has an active role in promotion, convention and event planning, domestic and international training, and product development. Ms. Wallach’s prior experience with network marketing and her extensive knowledge about our business operations and our products make her an exceptional board member.

Richard Renton, Director

Mr. Richard Renton was appointed to our Board of Directors on January 9, 2012, and currently serves on the Youngevity Medical and Athletic Advisory Boards. For the past five years, Mr. Renton owned his own business providing nutritional products to companies like ours. We purchase certain products from Mr. Renton’s company Northwest Nutraceuticals, Inc. Mr. Renton graduated from Portland State University with quad majors in Sports Medicine, Health, Physical Education, and Chemistry. He has served as an Associate Professor at PSU in Health and First Aid, and was the Assistant Athletic Trainer for PSU, the Portland Timbers Soccer Team, and the Portland Storm Football team. Mr. Renton is a board certified Athletic Trainer with the National Athletic Trainers Association. Mr. Renton’s understanding of nutritional products makes him an exceptional board member.

William Thompson, Director

Mr. William Thompson was appointed to our Board of Directors on June 10, 2013 and currently serves as the Chief Financial Officer of Broadcast Company of the Americas, which operates three radio stations in San Diego, California. He served as Corporate Controller for the Company from 2011 to March 2013 and for Breach Security, a developer of web application firewalls, from 2007 to 2010. Prior to 2007, Mr. Thompson was Divisional Controller for Mediaspan Group and Chief Financial Officer of Triathlon Broadcasting Company. Mr. Thompson’s achievements in financial matters and his overall business understanding make him an exceptional board member.

Paul Sallwasser, Director

Mr. Paul Sallwasser was appointed to our Board of Directors on June 5, 2017. Mr. Sallwasser is a certified CPA, joined the audit staff of Ernst & Young LLP in 1976 and remained with Ernst & Young LLP for 38 years. Mr. Sallwasser served a broad range of clients primarily in the healthcare and biotechnology industries of which a significant number were SEC registrants. He became a partner of Ernst & Young in 1988 and from 2011 until he retired from Ernst & Young LLP Mr. Sallwasser served in the national office as a member of the Quality and Regulatory Matters Group working with regulators and the Public Company Accounting Oversight Board (PCAOB). Mr. Sallwasser’s qualification as an “audit committee financial expert,” as defined by the rules of the SEC, and his vast audit experience serves as the basis for his position on the Board and its audit committee.

Kevin Allodi, Director

Mr. Kevin Allodi was appointed to our Board of Directors on June 5, 2017. Mr. Allodi is currently the CEO and Co-Founder of Philo Broadcasting, a media holding company that includes award-winning digital content studio Philo Media and a broadcast television production company Backyard Productions. Philo is headquartered in Chicago with production offices in Los Angeles. Prior to joining Portal (described above) Mr. Allodi spent ten years with Communications Industry Division of Computer Sciences Corporation (NYSE:CSC) where he was VP Global Billing & Customer Care practice. Currently, Mr. Allodi also serves as a Managing Partner of KBA Holdings, LLC, a private equity investment firm active in the digital media, hi-tech, alternative energy and bio-tech industries. Mr. Allodi serves as a partner, limited partner, director and/or advisory board member to several portfolio companies including G2T3V LLC, uBid, LynxIT Solutions, Ridge Partners LLC, Social Ventures Partners Chicago and is on the Board of Directors of FNBC Bank & Trust. Mr. Allodi’s business experience and investment experience serves as the basis for his position on the Board and its audit committee.

Family Relationships

Other than Stephan Wallach and Michelle Wallach, who are husband and wife, none of our officers or directors has a family relationship with any other officer or director.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Investment Committee. The following table shows the directors who are currently members or Chairman of each of these committees.

Board Members	Audit Committee	Compensation Committee	Investment Committee
Stephan Wallach	-	Chairman	Member
David Briskie	-	Member	Chairman
Michelle Wallach	-	-	-
Richard Renton	-	-	-
William Thompson	Chairman	-	-
Paul Sallwasser	Member	-	-
Kevin Allodi	Member	-	-

Director Independence

Our Board of Directors has determined that William Thompson, Paul Sallwasser and Kevin Allodi are each independent directors in accordance with the definition of independence applied by the NASDAQ Stock Market. Since we qualify as a “controlled company” we qualify for certain exemptions to the NASDAQ Capital Market listing requirements.

Board Committees

Audit Committee. The Audit Committee of the Board of Directors currently consists of William Thompson (Chair), Paul Sallwasser and Kevin Allodi. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. The Board has determined that William Thompson, Paul Sallwasser and Kevin Allodi are each an “independent director” under the listing standards of The NASDAQ Stock Market. The Board of Directors has also determined that each of Mr. Thompson and Mr. Sallwasser is an “audit committee financial expert” within the applicable definition of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.ygyi.com. Information contained on our website are not incorporated by reference into and do not form any part of this registration statement.  We have included the website address as a factual reference and do not intend it to be an active link to the website.

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Stephan Wallach (Chair) and David Briskie. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommending to the full Board of Directors the compensation to be offered to our directors, including our Chairman. None of the members of the Compensation Committee are independent under the listing standards of The NASDAQ Stock Market. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.ygyi.com. Information contained on our website are not incorporated by reference into and do not form any part of this registration statement.  We have included the website address as a factual reference and do not intend it to be an active link to the website.

Investment Committee. The Investment Committee of the Board of Directors currently consists of David Briskie (Chair) and Stephan Wallach as a member. This Committee determines, approves, and reports to the Board of Directors on all elements of acquisitions and investments for the Company.

We do not currently have a separate nominating committee and instead our full board of directors performs the functions of a nominating committee. Due to our size we believe that this is an appropriate structure.

Board Leadership Structure

We currently have the same person serving as our Chairman of the Board and Chief Executive Officer and we do not have a formal policy on whether the same person should (or should not) serve as both the Chief Executive Officer and Chairman of the Board. Mr. Briskie currently serves as our President and Chief Financial Officer. Due to the size of our company, we believe that this structure is appropriate. Mr. Wallach has served as the Chairman of the Board and Chief Executive Officer since AL Global Corporation, the private company that he owned, merged into our predecessor in 2011 and he served as the Chairman of the Board and Chief Executive Officer of AL Global Corporation, since inception. In serving as Chairman of the Board, Mr. Wallach serves as a significant resource for other members of management and the Board of Directors.

We do not have a separate lead director. We believe the combination of Mr. Wallach as our Chairman of the Board and Chief Executive Officer and Mr. Briskie as our President and Chief Financial Officer has been an effective structure for our company. Our current structure is operating effectively to foster productive, timely and efficient communication among the independent directors and management. We do have active participation in our committees by our independent directors. Each committee performs an active role in overseeing our management and there are complete and open lines of communication with the management and independent directors.

Oversight of Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board of Directors regularly reviews information regarding our strategy, finances and operations, as well as the risks associated with each.

Overview

Corporate Governance Guidelines

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics, together with our Certificate of Incorporation, Bylaws and the charters of our Board Committees, form the basis for our corporate governance framework. As discussed above, our Board of Directors has established three standing committees to assist it in fulfilling its responsibilities to us and our stockholders: the Audit Committee, the Compensation Committee and the Investment Committee. The Board of Directors performs the functions typically assigned to a Nominating and Corporate Governance Committee.

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its Committees. Our Corporate Governance Guidelines are reviewed regularly by the Board and revised when appropriate. The full text of our Corporate Governance Guidelines can be found in the “Corporate Governance” section of our website accessible at www.ygyi.com. A printed copy may also be obtained by any stockholder upon request to our Corporate Secretary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. This Code constitutes a “code of ethics” as defined by the rules of the SEC. Copies of the code may be obtained free of charge from our website, www.ygyi.com. Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website in accordance with the rules of the SEC.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth a summary of cash and non-cash compensation awarded, earned or paid for services rendered to us during the years ended December 31, 2017 and 2016 by our “named executive officers,” consisting of each individual serving as (i) principal Chief Executive Officer, (ii) our principal Chief Financial Officer, and (iii) Chief Operating Officer.

	Year	Salary ($)	Bonus ($)	Option Awards (2) ($)	Total ($)

Stephan Wallach (1)	2017	357,212	-	-	357,212
Chief Executive Officer	2016	282,500	179,730	-	462,230

David Briskie (1)(2)	2017	357,212	-	670,875	1,028,087
President and Chief Financial Officer	2016	282,500	179,730	748,500	1,210,730

Michelle Wallach (1)	2017	192,660	-	-	192,660
Chief Operating Officer	2016	192,660	179,730	-	372,390

(1)
Mr. Stephan Wallach, Mr. David Briskie, and Ms. Michelle Wallach have direct and or indirect (beneficially) distributor positions in our company that pay income based on the performance of those distributor positions in addition to their base salaries, and the people and or companies supporting those positions based upon the contractual agreements that each and every distributor enter into upon engaging in the network marketing business. The contractual terms of these positions are the same as those of all the other individuals that become distributors in our Company. There are no special circumstances for these officers/directors. Mr. Stephan Wallach and Ms. Michelle Wallach received or beneficially received an aggregate of $362,292 and $357,002 in 2017 and 2016, respectively related to their distributor positions, which are not included above. Mr. Briskie beneficially received $19,196 and $23,889 in 2017 and 2016, respectively, related to his spouse’s distributor position, which is not included above.

(2)
We use a Black-Scholes option-pricing model (Black-Scholes model) to estimate the fair value of the stock option grant. Expected volatility is calculated based on the historical volatility of the Company’s stock. The risk-free interest rate is based on the U.S. Treasury yield for a term equal to the expected life of the options at the time of grant. The amounts do not represent the actual amounts paid to or released by any of the Named Executive Officers during the respective periods.

Outstanding Equity Awards at Fiscal Year-End

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding as of December 31, 2017. We currently grant stock-based awards pursuant to our 2012 Stock Option Plan.

	Option Awards					Stock Awards
	No. Of Securities Underlying Unexercised Options (#) Exercisable		No. Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	No. Of Shares or Units of Stock That Have Not Vested (#)		Market Value Of Shares or Units of Stock That Have Not Vested ($)
Stephan Wallach	125,000	(1)	-	$4.40	5/31/2022

David Briskie	250,000	(2)	-	$4.40	5/31/2022
	40,000	(3)	10,000	$3.60	10/31/2023
	60,000	(4)	40,000	$3.80	10/30/2024
	50,000	(5)	200,000	$5.40	12/27/2026	250,000	(6)	$1,032,500

Michelle Wallach	125,000	(7)	-	$4.40	5/31/2022

(1)	125,000 stock options granted on May 31, 2012, vested and exercisable.
(2)	250,000 stock options granted on May 31, 2012, vested and exercisable.
(3)	50,000 stock options granted on October 31, 2013, 40,000 stock options vested and are exercisable, with the remaining option shares vesting on October 31, 2018.
(4)
100,000 stock options granted on October 30, 2014, 60,000 stock options vested and are exercisable, with the remaining option shares vesting in equal annual amounts over the next two years as of December 31, 2017.

(5)
250,000 stock options granted on December 27, 2016, 50,000 stock options vested and are exercisable, with the remaining option shares vesting in equal annual amounts over the next four years as of December 31, 2017 .

(6)
250,000 restricted stock units were granted on August 9, 2017, each unit representing contingent right to receive one share of Common Stock, vesting as follows: (i) Year 3 - 25,000 shares; (ii) Year 4 – 37,500 shares; (iii) Year 5 - 125,000 shares; and (iv) Year 6 – 62,500 shares; if Mr. Briskie continues to serve as an executive officer or otherwise is not terminated for cause prior to such dates. The market value of the restricted stock units was multiplied by the closing market price of our common stock at the end of the 2017 fiscal year, which was $4.13 on December 29, 2017 (the last business day of the 2017 fiscal year.)

(7)	125,000 stock options granted on May 31, 2012, vested and exercisable.

Employment Agreements

Our executive officers work as at-will employees.

Code Section 162(m) Provisions

Section 162(m) of the U.S. Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation programs, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. While our stock options are intended to qualify as “performance-based compensation” (as defined by the Code), amounts paid under our other compensation programs may not qualify as such.

2017 Director Compensation

The following table sets forth information for the fiscal year ended December 31, 2017 regarding the compensation of our directors who at December 31, 2017 were not also named executive officers.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Other Compensation ($)	Total ($)
Richard Renton	-	20,437	-	20,437
William Thompson	-	20,437	-	20,437
Paul Sallwasser	-	14,708	-	14,708
Kevin Allodi	-	14,708	-	14,708

(1)
The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2017 in accordance with FASB ASC Topic 718. The fair value of the options was determined using the Black-Scholes model.

As of December 31, 2017, the following table sets forth the number of aggregate outstanding option awards held by each of our directors who were not also named executive officers:
Name	Aggregate Number of Option Awards
Richard Renton	15,000
William Thompson	17,500
Paul Sallwasser	5,000
Kevin Allodi	5,000

We grant to non-employee members of the Board of Directors upon appointment, stock options to purchase shares of our Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, and additional stock options each year thereafter for their service. We also reimburse the non-employee directors for travel and other out-of-pocket expenses incurred in attending board of director and committee meetings. During 2017, we granted each non-employee director a ten-year option to purchase 5,000 shares of our Common Stock at an exercise price of $4.53, all of which vested immediately.

Equity Compensation Plan Information

The 2012 Stock Option Plan, or the Plan, is our only active equity incentive plan pursuant to which options to acquire common stock have been granted and are currently outstanding.

As of December 31, 2017, the number of stock options and restricted common stock outstanding under our equity compensation plans, the weighted average exercise price of outstanding options and restricted common stock and the number of securities remaining available for issuance were as follows:

Plan category	Number of securities issued under equity compensation plan	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-	$ -	-
Equity compensation plans not approved by security holders	2,084,923	4.70	1,885,389
Total	2,084,923	$ 4.70	1,885,389

On February 23, 2017, our board of directors received the approval of our stockholders, to amend the 2012 Stock Option Plan (the “Plan”) to increase the number of shares of common stock available for grant and to expand the types of awards available for grant under the Plan. The amendment of the Plan increased the number of shares of the Company’s common stock that may be delivered pursuant to awards granted during the life of the Plan from 2,000,000 to 4,000,000 shares authorized (as adjusted for the 1-for-20 reverse stock split, which was effective on June 7, 2017). The Plan as amended allows for the grant of: (i) incentive stock options; (ii) nonqualified stock options; (iii) stock appreciation rights; (iv) restricted stock; and (v) other stock-based and cash-based awards to eligible individuals. The terms of the awards will be set forth in an award agreement, consistent with the terms of the Plan. No stock option is exercisable later than ten years after the date it is granted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of the Common Stock as of December 31, 2017, by: (i) each of our current directors, (ii) each of our named executive officers, and (iii) all such directors and executive officers as a group. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. We know of no other person or group of affiliated persons who beneficially own more than five percent of our Common Stock. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 19,723,285 shares outstanding as of the December 31, 2017, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of the Common Stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of the Evaluation Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Ownership
Executive Officers & Directors (1)
Stephan Wallach, Chairman and Chief Executive Officer	14,127,811	(2)	71.2%
David Briskie, President, Chief Financial Officer and Director	920,457	(3)	4.6%
Michelle Wallach, Chief Operating Officer and Director	14,125,000	(2)	71.2%
Richard Renton, Director	25,603	(4)	*
William Thompson, Director	12,000	(5)	*
Paul Sallwasser, Director	108,934	(6)	*
Kevin Allodi, Director	31,490	(7)	*
All Executive Officers & Directors, as a group (7 persons)	15,351,295		75.1%

Stockholders owning 5% or more
Carl Grover	2,353,959	(8)	9.99%
*less than 1%

(1)
Unless otherwise set forth below, the mailing address of Executive Officers, Directors and 5% or greater holders is c/o Youngevity International, Inc., 2400 Boswell Road, Chula Vista, California 91914.

(2)
Mr. Stephan Wallach, our Chief Executive Officer, owns 14,000,000 shares of Common Stock through joint ownership with his wife, Michelle Wallach, with whom he shares voting and dispositive control. Mr. Wallach also owns 2,811 shares and options to purchase 125,000 shares of Common Stock which are exercisable within 60 days of the Evaluation Date and are included in the number of shares beneficially owned by him and Ms. Wallach also owns options to purchase 125,000 shares of Common Stock which are exercisable within 60 days of the Evaluation Date and are included in the number of shares beneficially owned by her.

(3)
Mr. David Briskie, our President and Chief Financial Officer, owns 170,429 shares of Common Stock, and beneficially owns 100,028 shares of Common Stock owned by Brisk Investments, LP, 250,000 shares of Common Stock owned by Brisk Management, LLC. Mr. Briskie also owns options to purchase 400,000 shares of Common Stocks that are exercisable within 60 days of the Evaluation Date and are included in the number of shares beneficially owned by him. Does not include 250,000 restricted stock units issued to Mr. Briskie in August 2017, of which each unit represents a contingent right to receive one share of Common Stock, vesting as follows: (i) Year 3 - 25,000 shares; (ii) Year 4 – 37,500 shares; (iii) Year 5 - 125,000 shares; and (iv) Year 6 – 62,500 shares; provided that Mr. Briskie continues to serve as an executive officer or otherwise is not terminated for cause prior to such dates.

(4)
Mr. Renton is a director of the Company, owns 4,242 shares of Common Stock and 9,374 shares of Common Stock through joint ownership with his wife, Roxanna Renton, with whom he shares voting and dispositive control. Mr. Renton also owns 9,500 options to purchase Common Stock and 2,487 options to purchase Common Stock held in joint ownership with his wife, Roxanna Renton which are exercisable within 60 days of the Evaluation Date.

(5)
Mr. Thompson is a director of the Company, owns 12,000 options to purchase Common Stock which are exercisable within 60 days of the Evaluation Date and are included in the number of shares beneficially owned by him.

(6)
Mr. Sallwasser is a director of the Company and owns a 2014 Note in the principal amount of $75,000 convertible into 10,714 shares of Common Stock and a 2014 Warrant exercisable for 14,673 shares of Common Stock. Mr. Sallwasser also owns a 2017 Note in the principal amount of $37,615 convertible into 8,177 shares of Common Stock and a 2017 Warrant exercisable for 10,611 shares of Common Stock. Mr. Sallwasser also owns a 2017 Note in the principal amount of $5,000 convertible into 1,087 shares of Common Stock and a 2017 Warrant exercisable for 543 shares of Common Stock. He also owns 58,129 shares of Common Stock and an option to purchase 5,000 shares of Common Stock.

(7)
Mr. Allodi is a director of the Company and owns 13,888 shares of Common Stock directly and 12,602 shares of Common Stock through joint ownership with his wife Nancy Larkin Allodi. Mr. Allodi also owns an option to purchase 5,000 shares of Common Stock.

(8)
Mr. Grover is the sole beneficial owner of 2,353,959 shares of Common Stock. Mr. Grover owns a 2014 Note in the principal amount of $4,000,000 convertible into 571,428 shares of Common Stock and a 2014 Warrant exercisable for 782,602 shares of Common Stock. Mr. Grover also owns a 2015 Note in the principal amount of $3,000,000 convertible into 428,571 shares of Common Stock and a 2015 Warrant exercisable for 200,000 shares of Common Stock. Mr. Grover also owns two 2017 Notes in the aggregate principal amount of $5,162,273 convertible into 1,122,233 shares of Common and two 2017 Warrants exercisable for 735,030 shares of Common Stock. He also owns 257,562 shares of Common Stock. Mr. Grover has a contractual agreement with us that limits his exercise of warrants and conversion of notes such that his beneficial ownership of our equity securities to no more than 9.99% of the voting power of the Company at any one time and therefore his beneficial ownership does not include the shares of Common Stock issuable upon conversion of notes or exercise or warrants owned by Mr. Grover if such conversion or exercise would cause his beneficial ownership to exceed 9.99% of our outstanding shares of Common Stock. Mr. Grover’s address is 1010 S. Ocean Blvd., Apt 1017, Pompano Beach, FL 33062.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FDI Realty, LLC

In December 2015, we relocated our marketing operations from Windham, New Hampshire, to our corporate headquarters in Chula Vista, California. The Windham building is owned by FDI Realty and Mr. William Andreoli, our Former President is the single member of FDI Realty. The building consists of 12,750 square feet of office rental space. We are currently a co-guarantor of FDI Realty’s mortgages on the building.

2400 Boswell, LLC

2400 Boswell, LLC (“2400 Boswell”) is the owner and lessor of the building occupied by us for our corporate office and warehouse in Chula Vista, CA. As of December 31, 2012, an immediate family member of a greater than 5% shareholder of us was the single member of 2400 Boswell and the Company was a co-guarantor of the 2400 Boswell mortgage on the leased building. During 2013 we acquired 2400 Boswell LLC for $248,000 in cash, $334,000 of debt forgiveness and accrued interest, and a promissory note of approximately $393,000, payable in equal payments over 5 years and bears interest at 5.00%. Additionally, we assumed a long-term mortgage of $3,625,000, payable over 25 years at an interest rate of 5.75%.

Richard Renton

Richard Renton is a member of the Board of Directors and owns and operates with his wife Roxanna Renton, Northwest Nutraceuticals, Inc., a supplier of certain inventory items sold by the Company. The Company made purchases of approximately $61,000 and $33,000 from Northwest Nutraceuticals Inc., for the three months ended September 30, 2017 and 2016, respectively, and $142,000 and $83,000 for the nine months ended September 30, 2017 and 2016, respectively. In addition, Mr. Renton and his wife are distributors of the Company and can earn commissions on product sales.

Carl Grover

As of December 31, 2017, Mr. Carl Grover, is the beneficial owner of in excess of five percent (5%) of our outstanding common shares, is the sole beneficial owner of 2,353,959 shares of Common Stock. Mr. Grover owns a 2014 Note in the principal amount of $4,000,000 convertible into 571,428 shares of Common Stock and a 2014 Warrant exercisable for 782,602 shares of Common Stock. Mr. Grover also owns a 2015 Note in the principal amount of $3,000,000 convertible into 428,571 shares of Common Stock and a 2015 Warrant exercisable for 200,000 shares of Common Stock. Mr. Grover also owns two 2017 Notes in the aggregate principal amount of $5,162,273 convertible into 1,122,233 shares of Common and two 2017 Warrants exercisable for 735,030 shares of Common Stock. He also owns 257,562 shares of Common Stock.

Paul Sallwasser

As of December 31, 2017, Mr. Paul Sallwasser is a member of the board directors and owns a 2014 Note in the principal amount of $75,000 convertible into 10,714 shares of Common Stock and a 2014 Warrant exercisable for 14,673 shares of Common Stock. Mr. Sallwasser acquired in the 2017 Private Placement a 2017 Note in the principal amount of $37,615 convertible into 8,177 shares of Common Stock and a 2017 Warrant exercisable for 10,611 shares of Common Stock. Mr. Sallwasser also acquired in the 2017 Private Placement in exchange for the 2015 Note he owned, a 2017 Note in the principal amount of $5,000 convertible into 1,087 shares of Common Stock and a 2017 Warrant exercisable for 543 shares of Common Stock. He also owns 58,129 shares of Common Stock and an option to purchase 5,000 shares of Common Stock that are immediately exercisable.

Other Relationship Transactions

Hernandez, Hernandez, Export Y Company

The Company’s coffee segment, CLR, is associated with Hernandez, Hernandez, Export Y Company (“H&H”), a Nicaragua company, through sourcing arrangements to procure Nicaraguan green coffee beans and in March 2014 as part of the Siles acquisition, CLR engaged the owners of H&H as employees to manage Siles. The Company made purchases of approximately $3,533,000 and $2,700,000 from this supplier for the three months ended September 30, 2017 and 2016, respectively and $8,707,000 and $7,400,000 for the nine months ended September 30, 2017 and 2016, respectively.

In addition, CLR sold approximately $2,387,000 and $0 for the three months ended September 30, 2017 and 2016, respectively and $3,934,000 and $2,200,000 for the nine months ended September 30, 2017 and 2016, respectively, of green coffee beans to H&H Coffee Group Export, a Florida based company which is affiliated with H&H.

In March 2017, the Company entered a settlement agreement and release with H&H Coffee Group Export pursuant to which it was agreed that $150,000 owed to H&H Coffee Group Export for services that had been rendered would be settled by the issuance of Common Stock. In May 2017, the Company issued to H&H Coffee Group Export 27,500 shares of Common Stock in accordance with this agreement.

In May 2017, the Company entered a settlement agreement with Alain Piedra Hernandez, one of the owners of H&H and the operating manager of Siles, who was issued a non-qualified stock option for the purchase of 75,000 shares of the Company’s Common Stock at a price of $2.00 with an expiration date of three years, in lieu of an obligation due from the Company to H&H as relates to a Sourcing and Supply Agreement with H&H. During the three months ended September 30, 2017 the Company replaced the non-qualified stock option and issued a warrant agreement with the same terms. There was no financial impact related to the cancellation of the option and the issuance of the warrant. As of September 30, 2017, the warrant remains outstanding.

Compensation of Our Current Directors and Executive Officers

For information with respect to the compensation offered to our current directors and executive officers, please see the descriptions under the heading “Executive and Director Compensation” of this registration statement.

Related Party Transaction Policy and Procedures

Pursuant to our Related Party Transaction and Procedures, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee or our independent directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

PLAN OF DISTRIBUTION

We are currently party to an engagement agreement, as amended, with TriPoint Global Equities, LLC (the “Selling Agent”), who along with its division BANQ, will act as the lead managing selling agent and book runner with respect to the sale of the Series B Convertible Preferred Stock. The term of the engagement agreement began on April 6, 2017, and was amended on November 15, 2017, and will continue until March 31, 2018, unless one of the following events occurs prior to March 31, 2018, in which case the engagement agreement would be terminated early:

(i)	we or the Selling Agent terminate the agreement for any reason;

(ii)	we execute a definitive selling agency agreement with the Selling Agent; or

(iii)	we decide not to proceed with the Offering or withdraw any registration statement submitted to or filed with the SEC.

The Selling Agent has agreed to act as our exclusive selling agent to offer shares of the Series B Convertible Preferred Stock to prospective investors on a best efforts basis. The Selling Agent is not purchasing any shares of Series B Convertible Preferred Stock offered by us and is not required to sell any specific number or dollar amount of Series B Convertible Preferred Stock in the offering. The Selling Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Selling Agent will be deemed to be underwriting commissions or discounts.

Selling Agent Compensation

We have agreed, subject to execution of the definitive selling agency agreement that we will pay a commission of 4.0% of the gross proceeds received by us in the Offering, which shall be allocated by the Selling Agent to members of the selling group and soliciting dealers in its sole discretion.

The following table summarizes the public offering price, Selling Agent Fees and proceeds before expenses to us:

	Per Share	Total
Public offering price	$ 9.50	$ 10,000,000
Selling Agent fees	$ 0.38	$ 400,000
Proceeds to us (before expenses)	$ 9.12	$9,600,000

Offering Expenses. We are responsible for all Offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by the Financial Industry Regulatory Authority (“FINRA”); (iv) our transportation, accommodation, and other roadshow expenses (up to a maximum of $10,000,  which will be pre-approved by us); and (v) a $20,000 due diligence fee payable to the Selling Agent, with $20,000 paid upon the execution of the engagement agreement, which will be reimburse to us to the extent not actually incurred by the Selling Agent. We have agreed to reimburse the Selling Agent for its reasonable and documented legal costs (we must pre-approve any expenses in excess of $1,000), up to a maximum of $45,000. Our Offering expenses also include approximately $350,000 of the expense that we may incur in connection with the 10% merchandise credit that we issue, which is an estimate, based on our average cost of sales of our products.

Reimbursable Expenses in the Event of Termination. In the event the Offering does not close or the engagement agreement is terminated for any reason, we have agreed to reimburse the Selling Agent for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Selling Agent’s legal fees, up to $20,000.

 Selling Agent Warrants. Upon each closing of this Offering, we have agreed to issue certain warrants (the “Selling Agent’s Warrants”) to the Selling Agent to purchase a number of shares of the Common Stock equal to 5.0% of the total shares of the Common Stock underlying the Preferred Stock that is sold in such closing. The Selling Agent’s Warrants are exercisable commencing six (6) months after the date of the applicable closing, until the five (5) year anniversary of the effective date of the Registration Statement. The Selling Agent’s Warrants are not redeemable by us. The Selling Agent’s Warrants will be exercisable at a price equal to 120.0% of the public offering price in connection with the Offering.

The Selling Agent’s Warrants and the Common Stock underlying the Selling Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Selling Agent’s Warrants or the Common Stock underlying the Selling Agent’s Warrants, nor will the Selling Agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agent’s Warrants or the underlying shares for a period of 180 days from the applicable closing, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any Selling Agent or selected dealer participating in the Offering and their officers or partners if the Selling Agent’s Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agent’s Warrants will provide for adjustment in the number and price of the Selling Agent’s Warrants and the shares underlying such Selling Agent’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

The Common Stock is listed on the NASDAQ Capital Market under the symbol “YGYI.” On February 12, 2018, the last reported sale price of the Common Stock on the NASDAQ Capital Market was $4.65.

We are offering pursuant to this prospectus up to 1,052,631 shares of Series B Convertible Preferred Stock, but there can be no assurance that the offering will be fully subscribed. The Selling Agent will assist us on a “best efforts” basis and has no obligation to buy any of the Series B Convertible Preferred Stock from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Series B Convertible Preferred Stock. Accordingly, we may sell substantially less than all of the Series B Convertible Preferred Stock offered pursuant to this prospectus in which case our net proceeds would be substantially reduced and the total placement agent fees may be substantially less than the maximum total set forth above.

In connection with the 2017 Private Placement, we issued the Selling Agent warrants to purchase 179,131 shares of Common Stock (the “2017 $5.56 Warrants”), which are exercisable commencing six (6) months after the date of the applicable closing until the three (3) year anniversary of the issuance date. The 2017 $5.56 Warrants are not redeemable by us. The 2017 $5.56 Warrants have an exercise price of $5.56 per share. Also, in connection with the 2017 Private Placement, we issued the Selling Agent 22,680 shares of Common Stock. (the “2017 Private Placement Common Stock”, collectively with the 2017 $5.56 Warrants and the Common Stock underlying the 2017 Private Placement Warrants, the “2017 Private Placement Securities”).

The 2017 Private Placement Securities have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Selling Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the 2017 Private Placement Securities, nor will the Selling Agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the 2017 Private Placement Securities for a period of 180 days from the applicable closing, except that they may be transferred, in whole or in part, by operation of law, as permitted by Rule 5110, or by reason of our reorganization, or to any Selling Agent or selected dealer participating in the Offering and their officers or partners if the 2017 Private Placement Securities so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The 2017 Private Placement Securities provide for adjustment in the number and price of the 2017 Private Placement Securities in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

We and our officers, directors, and more than 5% holders of our Common Stock as of the effectiveness of the Registration Statement and investors in our recent private placement have agreed, or will agree, with the Selling Agent, subject to certain exceptions, that, without the prior written consent of the Selling Agent, we and they will not, directly or indirectly, during the period ending 180 days after the date of the final closing of the Offering:

●
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

●
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Indemnification and Control

We have agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agent and its affiliates and controlling persons may be required to make in respect of these liabilities.

The Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Selling Agent

In the ordinary course of their various business activities, the Selling Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Selling Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Selling Agent acted as our Selling Agent in our 2014 Private Placement, 2015 Private Placement and 2017 Private Placement and received aggregate cash proceeds of $1,517,488 from such private placements and was issued warrants to purchase an aggregate of 490,516 shares of Common Stock.

Procedures for Subscribing

U.S. investors may participate in this Offering by opening an account with BANQ, an online brokerage division of TriPoint Global Equities, LLC, the Selling Agent. The BANQ website may be found at Banq.co. BANQ is open to qualified U.S. investors and accepts individual, joint, corporate or IRA accounts. The application process can take as little as 5 minutes and there are no account minimums. Deposits to BANQ can be made via wire transfer or ACH deposit or by mailing in a check. Deposits usually post to an account within 3-5 days. BANQ® is a division of the Selling Agent, a member of FINRA and the Securities Investor Protection Corporation (“SIPC”), which protects the securities of its members’ customers up to $500,000 (including $250,000 for claims for cash). TriPoint and BANQ do not charge a fee for opening an account or for depositing shares purchased in the Offering into such account.

Investors investing through BANQ will be required to open their accounts and deposit funds into their respective BANQ accounts after the Registration Statement is effective relating to this Offering but prior to the applicable closing of the Offering. No investor funds may be used to purchase securities to be issued in this Offering until the Registration Statement relating to this Offering and filed by the Company with the SEC has been declared effective by the SEC. After an account is opened but no later than 48 hours prior to the applicable closing of the Offering, the investor will be required to deposit funds into the account sufficient to purchase the amount of securities that the investor intends to purchase in the Offering. Such funds will not be held in an escrow account or otherwise segregated as part of the Offering process.

During the marketing period for the Offering, the investor will provide an indication of interest as to the amount of securities the investor intends to purchase, however firm indications of interest can only be made after the Registration Statement is effective. Forty-eight (48) hours prior to the close of the Offering, each investor that has money deposited with BANQ for this Offering will be notified by BANQ via e-mail and notification to the secure messages section of the website for the BANQ online brokerage account that the indication of the amount of securities such investor wishes to purchase or such lesser amount as may be determined by the Company and the Selling Agent in their discretion is confirmed and will be finalized on closing. Indications will not be finalized without sufficient funds in the investor’s BANQ online brokerage account or if the investor elects to cancel such indication

Upon the applicable closing, the funds required to purchase that amount of securities will be removed from such investor’s account and transferred to the account of the Company, and the amount of securities purchased will be deposited into such investor’s account. The investor may cancel such investor’s desired investment within the required time and no funds will be withdrawn, no securities will be provided and the investor’s indication will not be confirmed. In addition, if the Offering does not close, no funds will be withdrawn, no securities will be provided, the investor’s indication will not be confirmed and the funds in the investor’s BANQ account will remain available for withdrawal, in accordance with the investor’s account agreement with BANQ.

Below is a summary of the specific steps involved in the “indication of interest” process:

Step 1. Upon initial effectiveness of the Offering by the SEC, investors may place a firm indication of interest for the amount of securities the investor intends to purchase.

Step 2. Investors must fund their BANQ online brokerage account or Wilmington Trust Escrow Account with sufficient funds to purchase shares if their indication is confirmed and the allocation is approved by the Company and the Selling Agent. Indications of interest will not be finalized without sufficient funds in an investor’s BANQ online brokerage account or the Wilmington Trust Escrow Account.

Step 3. Approximately forty-eight (48) hours prior to closing of the Offering, each investor that has money deposited with BANQ will be notified by BANQ via e-mail (and notification to the secure messages section of the BANQ website for BANQ customers) that the indication of the amount of securities such investor wishes to purchase is confirmed and will be finalized on closing. The investor may cancel such investor’s desired investment within the required timeframe, in which case no funds will be withdrawn, no securities will be provided and the investor’s indication will not be confirmed.

Step 4. Upon closing, investor funds will be debited from their BANQ online brokerage account or the Wilmington Trust Escrow Account, and shares will delivered in the amount of the allocation granted. If this Offering fails to close, no funds will be withdrawn, no securities will be provided, the investor’s indication will not be confirmed, and the funds in the investor’s BANQ account will remain available for withdrawal in accordance with the investor’s account agreement with BANQ, or for non-BANQ customers funds in the Wilmington Trust Escrow Account will be promptly returned to the investor.

Escrow Account: The Company intends to complete one closing of this Offering, but may undertake one or more closings on a rolling basis. Therefore, investor funds that are held in escrow will be released to the Company in its sole discretion at any time, and without regard to meeting any particular contingency.

Funds deposited in an account with BANQ will be held with Foliofn Investments, Inc. (“Folio”), which is the clearing agent for Tripoint and BANQ. The funds will be included in Folio’s “Cash Sweep” program, which utilizes FDIC-insured accounts to sweep Folio’s customers’ free credit balances in excess of any maintained as free credit balances, from the Folio customers’ securities accounts to FDIC-insured bank accounts. Upon our decision to conduct a closing, which may be made in our sole discretion at any time, investor funds held with Folio will be released to us.

U.S. investors who participate in this Offering other than through BANQ, including through selected dealers who do not maintain clearing agreements, will be required to deposit their funds in an escrow account held at Wilmington Trust; any such funds that Wilmington Trust receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Selected Dealers with clearing agreements shall provide the Selling Agent with executed indications and delivery sheets from their customers and shall settle the transaction with the Selling Agent through DTC on closing.

Non-U.S. investors may participate in this Offering by depositing their funds in the escrow account held at Wilmington Trust, National Association; any such funds that Wilmington Trust, National Association receives shall be held in escrow until the applicable closing of the Offering or such other time as mutually agreed between the Company and the Selling Agent, and then used to complete securities purchases, or returned if this Offering fails to close.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account or remain in your BANQ account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 50 million shares of Common Stock, par value $0.001 per share, and 5 million shares of preferred stock of which 161,135 shares are designated as Series A Convertible Preferred Stock and 1,052,631 shares are designated as Series B Preferred Stock. As of December 31, 2017, 19,723,285 shares of Common Stock, 161,135 shares of Series A Convertible Preferred and no shares of Series B Convertible Preferred were outstanding.

Common Stock

Holders of our Common Stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of Common Stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the certificate of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our Common Stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Holders of our Common Stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.

Dividends

We have not paid any dividends on the Common Stock and do not anticipate paying any such dividends in the near future. Instead, we intend to use any earnings for future acquisitions and expanding our business. Nevertheless, at this time there are not any restrictions on our ability to pay dividends on the Common Stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 5 million shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

●
restricting dividends on our common stock;
●
diluting the voting power of our common stock;
●
impairing liquidation rights of our common stock; or
●
delaying or preventing a change in control of us without further action by our stockholders.

The Board of Directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company, and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Series A

The Company had 161,135 shares of Series A Convertible Preferred Stock (“Series A Preferred”) outstanding as of December 31, 2017. The holders of the Series A Preferred are entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually either in cash or shares of our common stock at our election. Shares of Common Stock paid as accrued dividends are valued at $0.50 per share. Each share of Series A Preferred is convertible into two shares of our Common Stock. The holders of Series A Preferred are entitled to receive payments upon liquidation, dissolution or winding up of our company before any amount is paid to the holders of Common Stock. The holders of Series A Preferred shall have no voting rights, except as required by law.

Series B

The following summary of the material terms and provisions of our Series B Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by reference to our charter, including the certificate of designation setting forth the terms of the Series B Convertible Preferred Stock and our bylaws, as amended, each of which is available from us and have been filed with the SEC. We have also agreed to provide the purchasers of Series B Convertible Preferred Stock in this Offering with a credit towards our merchandise equal to ten percent (10%) of the amount of their investment, up to a maximum credit of $1,000 per purchaser. The maximum aggregate credit that could be issued if the full $10,000,000 is raised is $1,000,000, which assumes that there are 1,000 investors that each invest $10,000.

General

Our board of directors has designated 1,052,631 shares of our authorized but unissued Preferred Stock as Series B Convertible Preferred Stock. When issued in accordance with this prospectus, the Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable. Our board of directors may authorize the issuance and sale of additional shares of Series B Convertible Preferred Stock from time to time.

Ranking

The Series B Convertible Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

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senior to the Series A Preferred, all classes or series of our common stock and to any other class or series of our capital stock expressly designated as ranking junior to the Series B Convertible Preferred Stock;
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on parity any class or series of our capital stock expressly designated as ranking on parity with the Series B Convertible Preferred Stock, none of which exists on the date hereof; and
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junior to any other class or series of our capital stock expressly designated as ranking senior to the Series B Convertible Preferred Stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B Convertible Preferred Stock with respect to dividend rights, holders of shares of the Series B Convertible Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 5.0% per annum.

Dividends on the Series B Convertible Preferred Stock will accrue and be cumulative from and including the date of original issue and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year commencing June 30, 2018 or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close. If the aggregate amount of dividends accrued and payable to a holder is less than $10.00, we may, at our option, retain and not make payment in the respect of such dividends until the aggregate number of dividends then accrued and payable to the holder is not less than $10.00.

Dividends on the Series B Convertible Preferred Stock will accrue whether or not:

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we have earnings;
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there are funds legally available for the payment of those dividends; or
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those dividends are authorized or declared.

Holders of shares of Series B Convertible Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B Convertible Preferred Stock as described above. Any dividend payment made on the Series B Convertible Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series B Convertible Preferred Stock will accumulate as of the dividend payment date on which they first become payable.

No dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series B Convertible Preferred Stock, holders of shares of Series B Convertible Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, an amount equal to the original purchase price plus any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Convertible Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the Series B Convertible Preferred Stock in the distribution of assets, then holders of shares of Series B Convertible Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Convertible Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Conversion Rights

Each share of Series B Convertible Preferred Stock is initially convertible at any time, in whole or in part, at the option of the holders at an initial conversion price of $4.75 per share initially into two shares of Common Stock and automatically converts into two shares of Common Stock on its two-year anniversary of issuance. The conversion price set forth in the certificate of designations of the preferred stock is also subject to pro-rated adjustment in the case of stock splits and stock dividends and other similar transactions.

No fractional shares shall be issued upon conversion of Series B Convertible Preferred Stock into Common Stock and no payment. In lieu of delivering fractional shares, we will pay to the holder, to the extent permitted by law, an amount in cash equal to the current fair market value of such fractional share as determined in good faith by our Board.

No Maturity, Sinking Fund or Mandatory Redemption

The Series B Convertible Preferred Stock has no maturity date and we are not required to redeem the Series B Convertible Preferred Stock at any time. Accordingly, the Series B Convertible Preferred Stock will remain outstanding until automatically converted to Common Stock on the two-year anniversary of issuance, unless the holders of the Series B Convertible Preferred Stock convert the Series B Convertible Preferred Stock into our common stock. The Series B Convertible Preferred Stock is also not subject to any sinking fund. There are no restrictions on the repurchase or redemption by the Company of any shares of Series B Convertible Preferred Stock while there is an arrearage in the payment of dividends.

Limited Voting Rights

Holders of shares of the Series B Convertible Preferred Stock generally do not have any voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock alter or change adversely the powers, preferences or rights given to the Series B Convertible Preferred Stock or alter or amend its certificate of designation.

Transfer Agent

The transfer agent and registrar for the Series B Convertible Preferred Stock is Pacific Stock Transfer Company as our transfer agent. They are located at 6725 Via Austi Pkwy, Suite 300 Las Vegas, Nevada 89119. Their telephone number is (800) 785-7782.

Outstanding Warrants

As of December 31, 2017, we had issued and outstanding warrants to purchase 2,710,066 shares of common stock at prices ranging from $2.00 to $10.00. All warrants are currently exercisable and expire at various dates through November 2020.

Included in the warrants are (i) warrants to purchase 1,149,712 shares of our common stock that were issued in the 2017 Private Placement and have an exercise price of $5.56 per share of common stock and expire three years after issuance; (ii) warrants to purchase 247,916 shares of our common stock that were issued in the 2015 Private Placement and have an exercise price of $9.00 per share of common stock and expire five years after issuance; (iii) warrants to purchase 102,678 shares of our common stock that were issued in the 2015 Private Placement and have an exercise price of $7.00 per share of common stock and expire three years after issuance; (iv) warrants to purchase 67,857 shares of our common stock that were issued in the 2014 Private Placement and have an exercise price of $7.00 per share of common stock and expire five years after issuance; (v) warrants to purchase 1,022,279 shares of our common stock that were issued in the 2014 Private Placement and have an exercise price of $4.60 per share of common stock and expire five years after issuance; (vi) warrants to purchase 44,624 shares of our common stock issuable upon exercise and have an exercise price of $10.00 per share of common stock and expire in December 2018: and (vii) warrants to purchase 75,000 shares of our common stock issuable upon exercise and have an exercise price of $2.00 per share of common stock and expire in May 2020. The Warrants issued in our private placements contain cashless exercise provisions in the event a registration statement registering the common stock underlying the Warrants is not effective at the time of exercise and customary anti-dilution protection and registration rights.

Options Outstanding

As of December 31, 2017, we had issued and outstanding options to purchase 1,584,523 shares of common stock with a weighted average exercise price of $4.76, which were issued under our 2012 Equity Incentive Plan. There are currently 1,040,678 options available for exercise at various dates through 2027.

Restricted Stock Units

As of December 31, 2017, we had issued and outstanding restricted stock units of 500,000 shares of common stock that are issuable upon being vested which were issued under our 2012 Equity Incentive Plan.

Convertible Notes

In August 2014, we completed the 2014 Private Placement and entered into Note Purchase Agreements with seven (7) accredited investors pursuant to which we sold senior secured convertible notes in the aggregate principal amount of $4,750,000. The 2014 Notes are currently convertible into an aggregate of 678,568 shares of Common Stock at a conversion price of $7.00 per share, and warrants to purchase 929,345 shares of Common Stock at an exercise price of $4.60 per share. The 2014 Notes bear interest at a rate of 8% per annum. We have the right to prepay the 2014 Notes at any time after the one year anniversary date of the issuance of the 2014 Notes at a rate equal to 110% of the then outstanding principal balance and accrued interest. The 2014 Notes rank senior to all of our debt other than certain senior debt. CLR, our wholly-owned subsidiary, has provided collateral to secure the repayment of the Notes and has pledged its assets (which lien is junior to CLR’s equipment leases but senior to all of its other obligations), all subject to the terms and conditions of a security agreement among us, CLR and the investors. Stephan Wallach, our Chief Executive Officer, has also personally guaranteed the repayment of the 2014 Notes, subject to the terms of a Guaranty executed by him with the investors. In addition, Mr. Wallach has agreed not to sell, transfer or pledge 1.5 million shares of the common stock that he owns so long as his personal guaranty is in effect.

In November 2015, we completed the 2015 Private Placement and entered into Note Purchase Agreements with three (3) accredited investors pursuant to which we sold senior secured convertible notes in the aggregate principal amount of $7,187,500 (which includes $4,000,000 owed on a prior debt that was applied to the purchase of units in this offering), that are convertible into an aggregate of 1,026,784 shares of common stock at a conversion price of $7.00 per share and warrants exercisable to purchase an aggregate of 479,166 shares of common stock from us at a price per share of $9.00. The 2015 Notes are due in October 2018 if the option to convert has not been exercised. The 2015 Notes bear interest at a rate of eight percent (8%) per annum. We have the right to prepay the 2015 Notes at any time after the one year anniversary date of the issuance of the 2015 Notes at a rate equal to 110% of the then outstanding principal balance and accrued interest. The 2015 Notes rank senior to all of our debt other than certain debt owed to Crestmark Bank, the investors in our prior private placements, a mortgage on property, and any refinancing’s thereof. We and CLR, have provided collateral to secure the repayment of the 2015 Notes and have pledged our assets (which liens are junior to CLR’s equipment leases and junior to the rights of note holders in our prior financings but senior to all of their other obligations), all subject to the terms and conditions of a security agreement among us, CLR and the investors. Stephan Wallach, our Chief Executive Officer, has also personally guaranteed the repayment of the 2015 Notes, subject to the terms of a Guaranty executed by him with the investors. In addition, Mr. Wallach has agreed not to sell, transfer or pledge the 1.5 million shares of the common stock that are currently pledged as collateral to a previous financing so long as his personal guaranty is in effect. As of the date hereof, notes in the principal amount of $3,000,000 remains outstanding, that are convertible into 428,571 shares of common stock.

In August 2017, we completed the 2017 Private Placement and entered into Note Purchase Agreements with 26 accredited investors pursuant to which we sold senior secured convertible notes in the aggregate principal amount of $7,254,349 initially convertible into an aggregate of 1,577,033 shares of common stock, at $4.60 per share (subject to adjustment); and (ii) 2017 $5.56 warrants to purchase 1,149,712 shares issuable upon conversion of the 2017 Note at an exercise price equal to $5.56. As part of the 2017 Private Placement, three (3) investors in our 2015 Private Placement (the “Prior Investors”), converted their 2015 Notes in the aggregate principal amount of $4,200,349 together with accrued interest thereon into 2017 Notes for an equal principal amount (included in the notes referred to above), convertible into 913,119 2017 $5.56 warrants to purchase an aggregate of 456,560 shares of Common Stock. The 2017 Note will carry the same interest rate as the prior note. The Prior Investors exchanged their 2015 $7.00 warrants to purchase an aggregate of 279,166 shares of Common Stock for a new 2017 warrant to purchase an aggregate of 182,065 shares of Common Stock.  For twelve (12) months following the closing, the investors in the 2017 Private Placement have the right to participate in any future equity financings by us up to their pro rata share of the maximum offering amount in the aggregate. If the aggregate gross proceeds from this offering are at least $3,000,000, the July 2017 Notes automatically convert to Common Stock.

Registration Rights

In connection with the 2017 Private Placement, we also entered into the “Registration Rights Agreement” with the investors in the 2017 Private Placement. The Registration Rights Agreement requires that we file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission within ninety (90) days of the final closing date of the 2017 Private Placement for the resale by the investors of all of the shares common stock underlying the senior convertible notes and warrants and all shares of common stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto (the “Registrable Securities”) and that the Initial Registration Statement be declared effective by the SEC within 180 days of the final closing date of the 2017 Private Placement or if the registration statement is reviewed by the SEC 210 days after the final closing date or the 2017 Private Placement. Upon the occurrence of certain events (each an “Event”), we will be required to pay to the investors liquidated damages of 1.0% of their respective aggregate purchase price upon the date of the Event and then monthly thereafter until the Event is cured. In no event may the aggregate amount of liquidated damages payable to each of the investors exceed in the aggregate 10% of the aggregate purchase price paid by such investor for the Registrable Securities. The registration statement was declared effective by the SEC on September 29, 2017.

Potential Anti-Takeover Effects

Certain provisions set forth in our Certificate of Incorporation, as amended, in our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation contains a provision that permits us to issue, without any further vote or action by the stockholders, up to five million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

In particular our bylaws and Delaware General Corporate Law, as applicable, among other things:

●	provide the board of directors with the ability to alter the bylaws without stockholder approval; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in the office, although less than a quorum.

While the foregoing provision of our certificate of incorporation, and provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing of Common Stock

Our common stock is currently quoted on the NASDAQ National Market under the trading symbol “YGYI.” The preferred stock will not be quoted on the NASDAQ National Market or any national securities market; however, the shares into which the preferred stock is convertible will be listed on the NASDAQ National Market.

Transfer Agent

We have retained Pacific Stock Transfer Company as our transfer agent. They are located at 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119. Their telephone number is (800) 785-7782.

EXPERTS

The consolidated financial statements of Youngevity International, Inc. as of December 31, 2016 and 2015 and for the years then ended included in this Registration Statement have been so included in reliance on the reports of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law, Certificate of Incorporation and our Bylaws. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Certificate of Incorporation provides for indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

LEGAL MATTERS

The validity of our securities offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. Hunter Taubman Fischer & LI LLC, is acting as counsel for the selling agent in connection with the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements, information statements and other information concerning our company located at http://www.sec.gov. This prospectus does not contain all the information required to be included in the registration statement (including the exhibits), which we have filed with the SEC under the Securities Act and to which reference is made in this prospectus.

You may obtain, free of charge, a copy of any of our filings by writing or calling us at the following address and telephone number: 2400 Boswell Road, Chula Vista, California or calling (619) 934-3980. Our website address is www.ygyi.com. The information contained on our website or that can be accessed through our website does not constitute part of this document.

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
	As of
	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$1,373	$869
Accounts receivable, due from factoring company	3,088	1,078
Trade accounts receivable, net	513	1,071
Income tax receivable	311	311
Inventory	21,052	21,492
Prepaid expenses and other current assets	3,327	3,087
Total current assets	29,664	27,908

Property and equipment, net	13,908	14,006
Deferred tax assets	5,703	2,857
Intangible assets, net	18,399	14,914
Goodwill	6,323	6,323
Total assets	$73,997	$66,008

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$10,317	$8,174
Accrued distributor compensation	4,678	4,163
Accrued expenses	5,452	3,701
Deferred revenues	1,999	1,870
Other current liabilities	3,652	2,389
Capital lease payable, current portion	997	821
Notes payable, current portion	175	219
Warrant derivative liability	4,128	3,345
Contingent acquisition debt, current portion	422	628
Total current liabilities	31,820	25,310

Capital lease payable, net of current portion	934	1,569
Notes payable, net of current portion	4,452	4,431
Convertible notes payable (See Note 6)	10,766	8,327
Contingent acquisition debt, net of current portion	11,405	7,373
Total liabilities	59,377	47,010

Commitments and contingencies, Note 1

Stockholders’ Equity
Convertible Preferred Stock, $0.001 par value: 5,000,000 shares authorized; 161,135 shares issued and outstanding at September 30, 2017 and December 31, 2016	-	-
Common Stock, $0.001 par value: 50,000,000 shares authorized; 19,723,285 and 19,634,345 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively (1)	20	20
Additional paid-in capital	171,693	170,212
Accumulated deficit	(156,873)	(151,016)
Accumulated other comprehensive loss	(220)	(218)
Total stockholders’ equity	14,620	18,998
Total Liabilities and Stockholders’ Equity	$73,997	$66,008

See Note 1, “Reverse Stock Split.” All share data have been retroactively adjusted to reflect Youngevity’s 1-for-20 reverse stock split, which was effective on June 7, 2017.

See accompanying notes to condensed consolidated financial statements.

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$44,395	$43,562	$124,655	$124,264
Cost of revenues	18,631	17,194	52,923	49,102
Gross profit	25,764	26,368	71,732	75,162
Operating expenses
Distributor compensation	17,391	18,101	49,496	50,871
Sales and marketing	4,074	3,181	10,650	7,619
General and administrative	6,116	4,510	16,479	13,409
Total operating expenses	27,581	25,792	76,625	71,899
Operating (loss) income	(1,817)	576	(4,893)	3,263
Interest expense, net	(1,752)	(946)	(4,207)	(3,139)
Change in fair value of warrant derivative liability	1,519	369	788	535
Extinguishment loss on debt	(308)	-	(308)	-
Total other expense	(541)	(577)	(3,727)	(2,604)
(Loss) income before income taxes	(2,358)	(1)	(8,620)	659
Income tax (benefit) provision	(1,290)	(68)	(2,763)	550
Net (loss) income	(1,068)	67	(5,857)	109
Preferred stock dividends	(3)	(3)	(9)	(9)
Net (loss) income available to common stockholders	$(1,071)	$64	$(5,866)	$100

Net loss per share, basic (1)	$(0.05)	$0.00	$(0.30)	$0.00
Net loss per share, diluted (1)	$(0.05)	$0.00	$(0.30)	$0.00

Weighted average shares outstanding, basic (1)	19,678,577	19,633,731	19,655,312	19,631,195
Weighted average shares outstanding, diluted (1)	19,678,577	20,026,001	19,655,312	20,005,758

(1) See Note 1, “Reverse Stock Split.” All share data have been retroactively adjusted to reflect Youngevity’s 1-for-20 reverse stock split, which was effective on June 7, 2017.

See accompanying notes to condensed consolidated financial statements.

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net (loss) income	$(1,068)	$67	$(5,857)	$109
Foreign currency translation	(16)	(28)	(2)	(174)
Total other comprehensive loss	(16)	(28)	(2)	(174)
Comprehensive (loss) income	$(1,084)	$39	$(5,859)	$(65)

See accompanying notes to condensed consolidated financial statements.

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
 (In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:		(As Restated)
Net (loss) income	$(5,857)	$109
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	3,230	2,865
Stock based compensation expense	471	292
Amortization of deferred financing costs	281	270
Amortization of warrant issuance costs	172	96
Amortization of debt discount	799	790
Amortization of prepaid advisory fees	42	46
Stock issuance for services	200	30
Stock issuance related to debt financing	106	-
Fair value of warrant issuance	341	-
Change in fair value of warrant derivative liability	(788)	(535)
Expenses allocated in profit sharing agreement	(195)	(557)
Change in fair value of contingent acquisition debt	(1,020)	(1,185)
Extinguishment loss on debt	308	-
Deferred income taxes	(2,846)	-
Changes in operating assets and liabilities, net of effect from business combinations:
Accounts receivable	(1,452)	(1,411)
Inventory	440	(1,925)
Income taxes receivable	-	173
Prepaid expenses and other current assets	(282)	(502)
Accounts payable	2,143	293
Accrued distributor compensation	515	401
Deferred revenues	129	(652)
Accrued expenses and other liabilities	1,480	705
Net Cash Used In Operating Activities	(1,783)	(697)

Cash Flows from Investing Activities:
Acquisitions, net	(175)	(88)
Purchases of property and equipment	(690)	(938)
Net Cash Used in Investing Activities	(865)	(1,026)

Cash Flows from Financing Activities:
Proceeds from the exercise of stock options and warrants, net	28	39
Proceeds from factoring company	1,723	1,131
Proceeds from issuance of convertible notes, net of offering cost	2,720	-
Payments of notes payable, net	(159)	(411)
Payments of contingent acquisition debt	(440)	(708)
Proceeds (payments) of capital leases	(718)	19
Repurchase of common stock	-	(36)
Net Cash Provided by Financing Activities	3,154	34
Foreign Currency Effect on Cash	(2)	(174)
Net increase (decrease) in cash and cash equivalents	504	(1,863)
Cash and Cash Equivalents, Beginning of Period	869	3,875
Cash and Cash Equivalents, End of Period	$1,373	$2,012

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$2,773	$1,987
Income taxes	$31	$192

Supplemental Disclosures of Noncash Investing and Financing Activities
Purchases of property and equipment funded by capital leases	$398	$1,416
Acquisitions of net assets in exchange for contingent acquisition debt (see Note 4)	$5,920	$4,876
Fair value of the bifurcated embedded conversion option recorded as a derivative liability (see Notes 6 & 7)	$330	$-
Fair value of the warrants issued in connection with financing recorded as a derivative liability (see Notes 6 & 7)	$2,334	$-

During the third quarter ended September 30, 2017, the purchase accounting was finalized for the Company’s Legacy for Life, LLC, Nature’s Pearl Corporation and Renew Interest, LLC acquisitions and reduced the initial purchase of the intangibles acquired and the contingent debt by $92,000, $266,000 and $30,000, respectively (see Note 4).

See accompanying notes to condensed consolidated financial statements.

Youngevity International, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)
September 30, 2017

Note 1. Basis of Presentation and Description of Business

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations.

The statements presented as of September 30, 2017 and for the three and nine months ended September 30, 2017 and 2016 are unaudited. In the opinion of management, these financial statements reflect all normal recurring and other adjustments necessary for a fair presentation, and to make the financial statements not misleading. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Form 10-K/A for the year ended December 31, 2016. The results for interim periods are not necessarily indicative of the results for the entire year.

Youngevity International, Inc. (the “Company”) consolidates all wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to conform to the current year presentations including the Company’s adoption of Accounting Standards Update (“ASU”) 2015-17 pertaining to the presentation of deferred tax assets and liabilities as noncurrent with retrospective application effective January 1, 2017. This resulted in a reclassification from deferred tax assets, net current to deferred tax assets, net long-term. These reclassifications did not affect revenue, total costs and expenses, income (loss) from operations, or net income (loss). The adoption of ASU No. 2015-17 resulted in a reclassification of deferred tax assets, net current of $565,000 to deferred tax assets, net long-term on the Company’s consolidated financial statements as of December 31, 2016.

As previously reported on the Annual Report on Form 10-K/A for the year ended December 31, 2016 filed with the Securities and Exchange Commission on August 14, 2017, the Company restated the interim Consolidated Statement of Cash Flows for the quarter ended September 30, 2016 previously filed by the Company in its quarterly report on Form 10-Q for the same period. This was due to an error in the presentation of cash flow activity under the Company’s factoring facility. This quarterly report for the quarter ended September 30, 2017 reflects the restated numbers for the nine months ended September 30, 2016.

Nature of Business

The Company, founded in 1996, develops and distributes health and nutrition related products through its global independent direct selling network, also known as multi-level marketing, and sells coffee products to commercial customers.  The Company operates in two business segments, its direct selling segment where products are offered through a global distribution network of preferred customers and distributors and its commercial coffee segment where products are sold directly to businesses. In the following text, the terms “we,” “our,” and “us” may refer, as the context requires, to the Company or collectively to the Company and its subsidiaries.

The Company operates through the following domestic wholly-owned subsidiaries: AL Global Corporation, which operates its direct selling networks, CLR Roasters, LLC (“CLR”), its commercial coffee business, 2400 Boswell LLC, MK Collaborative LLC, Youngevity Global LLC and the wholly-owned foreign subsidiaries Youngevity Australia Pty. Ltd., Youngevity NZ, Ltd., Siles Plantation Family Group S.A. (“Siles”), located in Nicaragua, Youngevity Mexico S.A. de CV, Youngevity Israel, Ltd., Youngevity Russia, LLC, Youngevity Colombia S.A.S, Youngevity International Singapore Pte. Ltd., Mialisia Canada, Inc., Legacy for Life Limited (Hong Kong). The Company also operates through the BellaVita Group LLC, with operations in; Taiwan, Hong Kong, Singapore, Indonesia, Malaysia and Japan.

The Company also operates subsidiary branches of Youngevity Global LLC in the Philippines and Taiwan.

Reverse Stock Split

On June 5, 2017, the Company filed a certificate to amend its Articles of Incorporation to effect a reverse split on a one-for-twenty basis (the “Reverse Split”), whereby, every twenty shares of the Company’s common stock, par value $0.001 per share (the “Common Stock or “common stock”), were exchanged for one share of its common stock. The Reverse Split became effective on June 7, 2017. All common stock share and per share amounts have been adjusted to reflect retrospective application of the Reverse Split, unless otherwise indicated. The Common Stock began trading on a reverse split basis at the market opening on June 8, 2017.

NASDAQ Listing

Effective June 21, 2017, the Common Stock began trading on the NASDAQ Stock Market LLC’s NASDAQ Capital Market, under the symbol “YGYI”. Prior to the Company’s uplisting to NASDAQ, the Company’s common stock had been traded on the OTCQX market.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, deferred taxes, and related valuation allowances, fair value of derivative liabilities, uncertain tax positions, loss contingencies, fair value of options granted under our stock based compensation plan, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, estimates of future cash flows used to evaluate impairments, useful lives of property, equipment and intangible assets, value of contingent acquisition debt, inventory obsolescence, and sales returns.

Actual results may differ from previously estimated amounts and such differences may be material to the condensed consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected prospectively in the period they occur.

Liquidity

The accompanying condensed consolidated financial statements have been prepared and presented on a basis assuming the Company will continue as a going concern. The Company has sustained significant operating losses for the nine months ended September 30, 2017 of $4,893,000, compared to operating income in the prior year of $3,263,000. The losses in the current year were primarily due to lower than anticipated revenues, increases in legal fees, distributor events and sales and marketing costs. Net cash used in operating activities was $1,783,000 in the current year. Based on its current cash levels and its current rate of cash requirements, the Company will need to raise additional capital and will need to significantly reduce its expenses from current levels to be able to continue as a going concern.

The Company has already commenced the process to increase its Crestmark line of credit during the fourth quarter of this year and the Company is considering multiple alternatives, including, but not limited to, additional equity financings and debt financings. Depending on market conditions, we cannot be sure that additional capital will be available when needed or that, if available, it will be obtained on terms favorable to us or to our stockholders.

The Company believes that legal fees will decrease in the future from the levels spent in the current year. Furthermore, the Company expects to get reimbursements from its insurance company for legal fees already incurred. The Company expects costs related to distributor events will decrease next year from current year levels as its costs in the current year were unusually high due to the twentieth anniversary convention held in Dallas in August and one-time events held at the beginning of the year to stabilize the sales force due to the departure of the previous president and high-level sales management and distributors. The Company anticipates revenues to start growing again and it intends to make necessary cost reductions related to international programs that are not performing and also reduce non-essential expenses.

Failure to raise additional funds from the issuance of equity securities and failure to implement cost reductions could adversely affect the Company’s ability to operate as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

Cash and Cash Equivalents

The Company considers only its monetary liquid assets with original maturities of three months or less as cash and cash equivalents.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the sum of the weighted-average number of common shares outstanding during the period and the weighted-average number of dilutive common share equivalents outstanding during the period, using the treasury stock method. Dilutive common share equivalents are comprised of in-the-money stock options, warrants and convertible preferred stock and common stock associated with the Company's convertible notes based on the average stock price for each period using the treasury stock method.

Since the Company incurred a loss for the three and nine months ended September 30, 2017, 7,506,283 common share equivalents were not included in the weighted-average calculations since their effect would have been anti-dilutive.

The incremental dilutive common share equivalents for the three and nine months ended September 30, 2016 were 392,720 and 374,563, respectively.

Income and loss per share amounts and weighted average shares outstanding for all periods have been retroactively adjusted to reflect the Company’s 1-for-20 Reverse Split, which was effective June 7, 2017.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation,” which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant.

The Company accounts for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value, determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Factoring Agreement

The Company has a factoring agreement (“Factoring Agreement”) with Crestmark Bank (“Crestmark”) related to the Company’s accounts receivable resulting from sales of certain products within its commercial coffee segment. Effective May 1, 2016, the Company entered into a third amendment to the factoring agreement (“Agreement”). Under the terms of the Agreement, all new receivables assigned to Crestmark shall be “Client Risk Receivables” and no further credit approvals will be provided by Crestmark. Additionally, the Agreement expands the factoring facility to include advanced borrowings against eligible inventory up to 50% of landed cost of finished goods inventory that meet certain criteria, not to exceed the lesser of $1,000,000 or 85% of the value of the accounts receivables already advanced with a maximum overall borrowing of $3,000,000. Interest accrues on the outstanding balance and a factoring commission is charged for each invoice factored which is calculated as the greater of $5.00 or 0.75% to 0.875% of the gross invoice amount and is recorded as interest expense. In addition, the Company and the Company’s CEO, Mr. Wallach have entered into a Guaranty and Security Agreement with Crestmark Bank guaranteeing payments in the event that CLR were to default. This Agreement is effective until February 1, 2019.

The Company accounts for the sale of receivables under the Factoring Agreement as secured borrowings with a pledge of the subject inventories and receivables as well as all bank deposits as collateral, in accordance with the authoritative guidance for accounting for transfers and servicing of financial assets and extinguishments of liabilities. The caption “Accounts receivable, due from factoring company” on the accompanying condensed consolidated balance sheets in the amount of approximately $3,088,000 and $1,078,000 as of September 30, 2017 and December 31, 2016, respectively, reflects the related collateralized accounts.

The Company's outstanding liability related to the Factoring Agreement was approximately $3,014,000 and $1,290,000 as of September 30, 2017 and December 31, 2016, respectively, and is included in other current liabilities on the condensed consolidated balance sheets.

Plantation Costs

The Company’s commercial coffee segment CLR includes the results of the Siles Plantation Family Group (“Siles”), which is a 500 acre coffee plantation and a dry-processing facility located on 26 acres both located in Matagalpa, Nicaragua. Siles is a wholly-owned subsidiary of CLR, and the results of CLR include the depreciation and amortization of capitalized costs, development and maintenance and harvesting costs of Siles.  In accordance with US generally accepted accounting principles (“GAAP”), plantation maintenance and harvesting costs for commercially producing coffee farms are charged against earnings when sold. Deferred harvest costs accumulate throughout the year, and are expensed over the remainder of the year as the coffee is sold. The difference between actual harvest costs incurred and the amount of harvest costs recognized as expense is recorded as either an increase or decrease in deferred harvest costs, which is reported as an asset and included with prepaid expenses and other current assets in the condensed consolidated balance sheets. Once the harvest is complete, the harvest cost is then recognized as the inventory value.

As of December 31, 2016, the inventory related to the 2016 harvest was $112,000. As of September 30, 2017, all previously harvested coffee from the 2016 harvest had been sold.

In April 2017, the Company completed the 2017 harvest in Nicaragua and approximately $552,000 of deferred harvest costs were reclassified as inventory during the quarter ended June 30, 2017. The remaining inventory as of September 30, 2017 is $361,000.

Costs associated with the 2018 harvest as of September 30, 2017 total approximately $200,000 and are included in prepaid expenses and other current assets as deferred harvest costs on the Company’s condensed consolidated balance sheets.

Related Party Transactions

Richard Renton

Richard Renton is a member of the Board of Directors and owns and operates with his wife Roxanna Renton, Northwest Nutraceuticals, Inc., a supplier of certain inventory items sold by the Company. The Company made purchases of approximately $61,000 and $33,000 from Northwest Nutraceuticals Inc., for the three months ended September 30, 2017 and 2016, respectively, and $142,000 and $83,000 for the nine months ended September 30, 2017 and 2016, respectively. In addition, Mr. Renton and his wife are distributors of the Company and can earn commissions on product sales.

Other Relationship Transactions

Hernandez, Hernandez, Export Y Company

The Company’s coffee segment, CLR, is associated with Hernandez, Hernandez, Export Y Company (“H&H”), a Nicaragua company, through sourcing arrangements to procure Nicaraguan green coffee beans and in March 2014 as part of the Siles acquisition, CLR engaged the owners of H&H as employees to manage Siles. The Company made purchases of approximately $3,533,000 and $2,700,000 from this supplier for the three months ended September 30, 2017 and 2016, respectively and $8,707,000 and $7,400,000 for the nine months ended September 30, 2017 and 2016, respectively.

In addition, CLR sold approximately $2,387,000 and $0 for the three months ended September 30, 2017 and 2016, respectively and $3,934,000 and $2,200,000 for the nine months ended September 30, 2017 and 2016, respectively, of green coffee beans to H&H Coffee Group Export, a Florida based company which is affiliated with H&H.

In March 2017, the Company entered a settlement agreement and release with H&H Coffee Group Export pursuant to which it was agreed that $150,000 owed to H&H Coffee Group Export for services that had been rendered would be settled by the issuance of Common Stock. In May 2017, the Company issued to H&H Coffee Group Export 27,500 shares of Common Stock in accordance with this agreement.

In May 2017, the Company entered a settlement agreement with Alain Piedra Hernandez, one of the owners of H&H and the operating manager of Siles, who was issued a non-qualified stock option for the purchase of 75,000 shares of the Company’s Common Stock at a price of $2.00 with an expiration date of three years, in lieu of an obligation due from the Company to H&H as relates to a Sourcing and Supply Agreement with H&H. During the three months ended September 30, 2017 the Company replaced the non-qualified stock option and issued a warrant agreement with the same terms. There was no financial impact related to the cancellation of the option and the issuance of the warrant. As of September 30, 2017 the warrant remains outstanding.

Revenue Recognition

The Company recognizes revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. The Company ships the majority of its direct selling segment products directly to the distributors primarily via UPS, USPS or FedEx and receives substantially all payments for these sales in the form of credit card transactions. The Company regularly monitors its use of credit card or merchant services to ensure that its financial risk related to credit quality and credit concentrations is actively managed. Revenue is recognized upon passage of title and risk of loss to customers when product is shipped from the fulfillment facility. The Company ships the majority of its coffee segment products via common carrier and invoices its customer for the products. Revenue is recognized when the title and risk of loss is passed to the customer under the terms of the shipping arrangement, typically, FOB shipping point.

Sales revenue and a reserve for estimated returns are recorded net of sales tax when product is shipped.

Deferred Revenues and Costs

Deferred revenues relate primarily to the Heritage Makers product line and represent the Company’s obligation for points purchased by customers that have not yet been redeemed for product. Cash received for points sold is recorded as deferred revenue. Revenue is recognized when customers redeem the points and the product is shipped. As of September 30, 2017 and December 31, 2016, the balance in deferred revenues was approximately $1,999,000 and $1,870,000 respectively, of which the portion attributable to Heritage Makers was approximately $1,800,000 and $1,662,000, respectively. The remaining balance of approximately $199,000 and $208,000 as of September 30, 2017 and December 31, 2016, related primarily to the Company’s 2018 and 2017 conventions, respectively, whereby attendees pre-enroll in the events and the Company does not recognize this revenue until the conventions occur.

Deferred costs relate to Heritage Makers prepaid commissions that are recognized in expense at the time the related revenue is recognized. As of September 30, 2017 and December 31, 2016, the balance in deferred costs was approximately $414,000 and $415,000 respectively, and was included in prepaid expenses and current assets.

Commitments and Contingencies

We are, from time to time, the subject of claims and suits arising out of matters occurring during the operation of our business. We are not presently party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, current legal proceedings are having an adverse impact on us because of litigation costs, diversion of management resources and other factors.

Recently Issued Accounting Pronouncements

In January 2017, the FASB issued Accounting Standard Update (“ASU”) No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the test for goodwill impairment by removing Step 2 from the goodwill impairment test. Companies will now perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value not to exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendments in this update are effective for goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted for goodwill impairment tests performed after January 1, 2017. The Company is evaluating the potential impact of this adoption on its consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. This standard amends the guidance issued with ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis in order to make it less likely that a single decision maker would individually meet the characteristics to be the primary beneficiary of a Variable Interest Entity ("VIE"). When a decision maker or service provider considers indirect interests held through related parties under common control, they perform two steps. The second step was amended with this ASU to say that the decision maker should consider interests held by these related parties on a proportionate basis when determining the primary beneficiary of the VIE rather than in their entirety as was called for in the previous guidance. This ASU was effective for fiscal years beginning after December 15, 2016, and early adoption was not permitted. The Company adopted ASU 2016-17 effective the quarter ended March 31, 2017. The adoption of ASU 2016-17 did not have a significant impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. The Company expects to adopt the standard no later than January 1, 2019. The Company is currently assessing the impact that the new standard will have on the Company’s consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases. The Company has not evaluated the impact that this new standard will have on its consolidated financial statements; however, it is expected to gross-up the consolidated balance sheet as a result of recognizing a lease asset along with a similar lease liability.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This guidance requires that entities with a classified statement of financial position present all deferred tax assets and liabilities as noncurrent. This update is effective for annual and interim periods for fiscal years beginning after December 15, 2016, which required the Company to adopt the new guidance in the first quarter of fiscal 2017. Early adoption was permitted for financial statements that have not been previously issued and may be applied on either a prospective or retrospective basis. The Company adopted ASU 2015-17 effective the quarter ended March 31, 2017. The adoption of ASU 2015-17 did not have a significant impact on its consolidated financial statements other than the netting of current and long-term deferred tax assets and liabilities in the non-current section of the balance sheet and footnote disclosures.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory (Topic 330): Simplifying the Measurement of Inventory.”  The amendments in ASU 2015-11 require an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments do not apply to inventory that is measured using last-in, first out (LIFO) or the retail inventory method.  The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost.  The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.  Management is currently assessing the effect that ASU 2015-11 will have on the Company’s condensed consolidated financial statements and related disclosures.  Included in management’s assessment is the determination of an effective adoption date and transition method for adoption. The Company expects to complete the initial assessment process, including the selection of an effective adoption date and transition method for adoption, by December 31, 2017.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The new revenue recognition standard provides a five-step analysis of contracts to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU No. 2014-09 for all entities by one year to annual reporting periods beginning after December 15, 2017. The FASB has issued several updates subsequently including implementation guidance on principal versus agent considerations, on how an entity should account for licensing arrangements with customers, and to improve guidance on assessing collectability, presentation of sales taxes, noncash consideration, and contract modifications and completed contracts at transition. The amendments in this series of updates shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted. The Company continues to assess the impact of this ASU, and related subsequent updates, will have on its consolidated financial statements. As of September 30, 2017, the Company is in the process of reviewing the guidance to identify how this ASU will apply to the Company’s revenue reporting process. The final impact of this ASU on the Company’s financial statements will not be known until the assessment is complete. The Company will update its disclosure in future periods as the analysis is completed.

In August 2014, the FASB issued ASU No. 2014-15 regarding ASC topic No. 205, Presentation of Financial Statements - Going Concern. The standard requires all companies to evaluate if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern and requires different disclosure of items that raise substantial doubt that are, or are not, alleviated as a result of consideration of management’s plans. The new guidance is effective for annual periods ending after December 15, 2016. The adoption of ASU No. 2014-15 did not have a significant impact on the Company’s consolidated financial statements.

Note 2.  Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax basis of assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

Income taxes for the interim periods are computed using the effective tax rates estimated to be applicable for the full fiscal year, as adjusted for any discrete taxable events that occur during the period.

The Company files income tax returns in the United States (“U.S.”) on a federal basis and in many U.S. state and foreign jurisdictions. Certain tax years remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 3.  Inventory and Costs of Revenues

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover, market conditions and assumptions about future demand for its products. When applicable, expiration dates of certain inventory items with a definite life are taken into consideration.

Inventories consist of the following (in thousands):

	As of
	September 30, 2017	December 31, 2016
Finished goods	$10,935	$11,550
Raw materials	11,181	11,006
	22,116	22,556
Reserve for excess and obsolete	(1,064)	(1,064)
Inventory, net	$21,052	$21,492

Cost of revenues includes the cost of inventory, shipping and handling costs, royalties associated with certain products, transaction banking costs, warehouse labor costs and depreciation on certain assets.

Note 4. Acquisitions and Business Combinations

The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s Common Stock, the value of the Common Stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third-party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates and probabilities that contingencies will be met.

During the nine months ended September 30, 2017, the Company entered into three acquisitions, which are detailed below. The acquisitions were conducted in an effort to expand the Company’s distributor network, enhance and expand its product portfolio, and diversify its product mix. As such, the major purpose for all of the business combinations was to increase revenue and profitability. The acquisitions were structured as asset purchases which resulted in the recognition of certain intangible assets.

Sorvana International, LLC

Effective July 1, 2017, the Company acquired certain assets and assumed certain liabilities of Sorvana International, LLC “Sorvana”. Sorvana was the result of the unification of the two companies FreeLife International, Inc. “FreeLife”, and L’dara. Sorvana offers a variety of products with the addition of the FreeLife and L’dara product lines. Sorvana offers an extensive line of health and wellness product solutions including healthy weight loss supplements, energy and performance products and skin care product lines as well as organic product options. As a result of this business combination, the Company’s distributors and customers will have access to Sorvana’s unique line of products and Sorvana’s distributors and clients will gain access to products offered by the Company.

The contingent consideration’s estimated fair value at the date of acquisition was $3,487,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred. In addition, the Company has assumed certain liabilities in accordance with the agreement.

The Company is obligated to make monthly payments based on a percentage of the Sorvana distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of Sorvana’s products until the earlier of the date that is twelve (12) years from the closing date or such time as the Company has paid to Sorvana aggregate cash payments of the Sorvana distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

The assets acquired were recorded at estimated fair values as of the date of the acquisition. The fair values of the acquired assets have not been finalized pending further information that may impact the valuation of certain assets or liabilities. The preliminary purchase price allocation is as follows (in thousands):

Distributor organization	$1,187
Customer-related intangible	1,300
Trademarks and trade name	1,000
Total purchase price	$3,487

The preliminary fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The Company expects to finalize the valuations within one (1) year from the acquisition date.

The revenue impact from the Sorvana acquisition, included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2017 was approximately $2,082,000.

The pro-forma effect assuming the business combination with Sorvana discussed above had occurred at the beginning of the year is not presented as the information was not available.

BellaVita Group, LLC

Effective March 1, 2017, the Company acquired certain assets of BellaVita Group, LLC “BellaVita” a direct sales company and producer of health and beauty products with locations and customers primarily in the Asian market.

The contingent consideration’s estimated fair value at the date of acquisition was $1,750,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred. In addition, the Company has assumed certain liabilities in accordance with the agreement.

During the three months ended September 30, 2017 the Company determined that the initial estimated fair value of the acquisition should be reduced by $15,000 from $1,750,000 to $1,735,000.

The Company is obligated to make monthly payments based on a percentage of the BellaVita distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of BellaVita products until the earlier of the date that is twelve (12) years from the closing date or such time as the Company has paid to BellaVita aggregate cash payments of the BellaVita distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

The fair values of the acquired assets have not been finalized pending further information that may impact the valuation of certain assets or liabilities. The preliminary purchase price allocation is as follows (in thousands):

Distributor organization	$810
Customer-related intangible	525
Trademarks and trade name	400
Total purchase price	$1,735

The preliminary fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The Company expects to finalize the valuations within one (1) year from the acquisition date.

The revenue impact from the BellaVita acquisition, included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2017 was approximately $736,000 and $1,608,000, respectively.

The pro-forma effect assuming the business combination with BellaVita discussed above had occurred at the beginning of the year is not presented as the information was not available.

Ricolife, LLC

Effective March 1, 2017, the Company acquired certain assets of Ricolife, LLC “Ricolife” a direct sales company and producer of teas with health benefits contained within its tea formulas.

The contingent consideration’s estimated fair value at the date of acquisition was $920,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred. In addition, the Company has assumed certain liabilities in accordance with the agreement.

During the three months ended September 30, 2017 the Company determined that the initial estimated fair value of the acquisition should be reduced by $222,000 from $920,000 to $698,000.

The Company is obligated to make monthly payments based on a percentage of the Ricolife distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of Ricolife products until the earlier of the date that is twelve (12) years from the closing date or such time as the Company has paid to Ricolife aggregate cash payments of the Ricolife distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

The fair values of the acquired assets have not been finalized pending further information that may impact the valuation of certain assets or liabilities. The preliminary purchase price allocation is as follows (in thousands):

Distributor organization	$218
Customer-related intangible	280
Trademarks and trade name	200
Total purchase price	$698

The preliminary fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The Company expects to finalize the valuations within one (1) year from the acquisition date.

The revenue impact from the Ricolife acquisition, included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2017 was approximately $268,000 and $683,000, respectively.

The pro-forma effect assuming the business combination with Ricolife discussed above had occurred at the beginning of the year is not presented as the information was not available.

2016 Acquisitions

Legacy for Life, LLC

On August 18, 2016, with an effective date of September 1, 2016 the Company entered into an agreement to acquire certain assets of Legacy for Life, LLC, an Oklahoma based direct-sales company and entered into an agreement to acquire the equity of two wholly owned subsidiaries of Legacy for Life, LLC; Legacy for Life Taiwan and Legacy for Life Limited (Hong Kong) collectively referred to as (“Legacy for Life”).

Legacy for Life is a science-based direct seller of i26, a product made from the patented IgY Max formula or hyperimmune whole dried egg, which is the key ingredient in Legacy for Life products. Additionally, the Company has entered into an Ingredient Supply Agreement to market i26 worldwide. IgY Max promotes healthy gut flora and healthy digestion and was created by exposing a specially selected flock of chickens to natural elements from the human world, whereby the chickens develop immunity to these elements. In a highly patented process, these special eggs are harvested as a whole food and are processed as a whole food into i26 egg powder, an all-natural product. Nothing is added to the egg nor does any chemical extraction take place.

As a result of this acquisition, the Company’s distributors and customers have access to the unique line of the Legacy for Life products and the Legacy for Life distributors and customers have gained access to products offered by the Company. The Company purchased certain inventories and assumed certain liabilities. The Company is obligated to make monthly payments based on a percentage of the Legacy for Life distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of the Legacy for Life products until the earlier of the date that is fifteen (15) years from the closing date or such time as the Company has paid to Legacy for Life aggregate cash payments of Legacy for Life distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

The acquisition of Legacy for Life was accounted for under the acquisition method of accounting. The assets acquired and liabilities assumed by the Company were recognized at their estimated fair values as of the acquisition date. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

During the three months ended September 30, 2017 the purchase accounting was finalized and the Company determined that the initial purchase price for the related intangibles should be reduced by $92,000 from $825,000 to $733,000. The final purchase price allocation for the acquisition of Legacy for Life (in thousands) is as follows:

Cash paid for the equity in Legacy for Life Taiwan and Legacy for Life Limited (Hong Kong)	$26
Cash paid for inventory	195
Total cash consideration	221
Trademarks and trade name	185
Customer-related intangible	250
Distributor organization	298
Total intangible assets acquired, non-cash	733
Total purchase price	$954

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the Legacy for Life acquisition, included in the consolidated statement of operations for the three and nine months ended September 30, 2017 was approximately $505,000 and $1,501,000, respectively.

The revenue impact from the Legacy for Life acquisition, included in the consolidated statement of operations for the three and nine months ended September 30, 2016 was approximately $137,000.

The pro-forma effect assuming the business combination with Legacy for Life discussed above had occurred at the beginning of 2016 is not presented as the information was not available.

Nature’s Pearl Corporation

On August 1, 2016, the Company entered into an agreement to acquire certain assets of Nature’s Pearl Corporation, (“Nature’s Pearl”) with an effective date of September 1, 2016. Nature’s Pearl is a direct-sales company that produces nutritional supplements and skin and personal care products using the muscadine grape grown in the southeastern region of the United States that are deemed to be rich in antioxidants. As a result of this acquisition, the Company’s distributors and customers have access to the unique line of Nature’s Pearl products and Nature’s Pearl distributors and customers have gained access to products offered by the Company. The Company is obligated to make monthly payments based on a percentage of Nature’s Pearl distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of Nature’s Pearl products until the earlier of the date that is ten (10) years from the closing date or such time as the Company has paid to Nature’s Pearl aggregate cash payments of Nature’s Pearl distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price. The Company paid approximately $200,000 for certain inventories, which payment was applied against the maximum aggregate purchase price.

The acquisition of Nature’s Pearl was accounted for under the acquisition method of accounting. The assets acquired and liabilities assumed by the Company were recognized at their estimated fair values as of the acquisition date. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

During the three months ended December 31, 2016, the Company determined that the initial estimated fair value of the acquisition should be reduced $1,290,000 from the initial purchase price of $2,765,000 to $1,475,000. During the three months ended September 30, 2017 the purchase accounting was finalized and the Company determined that the purchase price should be reduced by $266,000 to $1,209,000.

The final purchase price allocation for the acquisition of Nature’s Pearl (in thousands) is as follows:

Distributor organization	$559
Customer-related intangible	400
Trademarks and trade name	250
Total purchase price	$1,209

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the Nature’s Pearl acquisition, included in the consolidated statement of operations for the three and nine months ended September 30, 2017 was approximately $939,000 and $3,014,000, respectively.

The revenue impact from the Nature’s Pearl acquisition, included in the consolidated statement of operations for the three and nine months ended September 30, 2016 was approximately $452,000.

The pro-forma effect assuming the business combination with Nature’s Pearl discussed above had occurred at the beginning of 2016 is not presented as the information was not available.

Renew Interest, LLC (SOZO Global, Inc.)

On July 29, 2016, the Company acquired certain assets of Renew Interest, LLC (“Renew”) formerly owned by SOZO Global, Inc. (“SOZO”), a direct-sales company that produces nutritional supplements, skin and personal care products, weight loss products and coffee products. The SOZO brand of products contains CoffeeBerry a fruit extract known for its high level of antioxidant properties. As a result of this business combination, the Company’s distributors and customers have access to the unique line of the Renew products and Renew distributors and customers have gained access to products offered by the Company. The Company is obligated to make monthly payments based on a percentage of Renew distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue until the earlier of the date that is twelve (12) years from the closing date or such time as the Company has paid to Renew, aggregate cash payments of Renew distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price. The Company paid approximately $300,000 for certain inventories and assumed liabilities, which payment was applied to the maximum aggregate purchase price.

The acquisition of Renew was accounted for under the acquisition method of accounting. The assets acquired and liabilities assumed by the Company were recognized at their estimated fair values as of the acquisition date. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

During the three months ended September 30, 2017 the purchase accounting was finalized and the Company determined that the initial purchase price should be reduced by $30,000 from $465,000 to $435,000. The final purchase price allocation for the acquisition of Renew (in thousands) is as follows:

Distributor organization	$170
Customer-related intangible	155
Trademarks and trade name	110
Total purchase price	$435

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the Renew acquisition, included in the consolidated statement of operations for the three and nine months ended September 30, 2017 was approximately $214,000 and $695,000, respectively.

The revenue impact from the Renew acquisition, included in the consolidated statement of operations for the three and nine months ended September 30, 2016 was approximately $198,000.

The pro-forma effect assuming the business combination with Renew discussed above had occurred at the beginning of 2016 is not presented as the information was not available.

Note 5. Intangible Assets and Goodwill

Intangible Assets

Intangible assets are comprised of distributor organizations, trademarks and tradenames, customer relationships and internally developed software.  The Company's acquired intangible assets, which are subject to amortization over their estimated useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. An impairment loss is recognized when the carrying amount of an intangible asset exceeds its fair value.

Intangible assets consist of the following (in thousands):

	September 30, 2017			December 31, 2016
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Distributor organizations	$14,757	$8,059	$6,698	$12,930	$7,162	$5,768
Trademarks and trade names	6,994	1,109	5,885	5,394	815	4,579
Customer relationships	9,951	4,422	5,529	7,846	3,642	4,204
Internally developed software	720	433	287	720	357	363
Intangible assets	$32,422	$14,023	$18,399	$26,890	$11,976	$14,914

Amortization expense related to intangible assets was approximately $712,000 and $537,000 for the three months ended September 30, 2017 and 2016, respectively. Amortization expense related to intangible assets was approximately $2,047,000 and $1,746,000 for the nine months ended September 30, 2017 and 2016, respectively.

Trade names, which do not have legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives are considered indefinite lived assets and are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Approximately $2,267,000 in trademarks from business combinations have been identified as having indefinite lives.

Goodwill

Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. In accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 350, “Intangibles — Goodwill and Other”, goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company conducts annual reviews for goodwill and indefinite-lived intangible assets in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable.

The Company first assesses qualitative factors to determine whether it is more likely than not (a likelihood of more than 50%) that goodwill is impaired. After considering the totality of events and circumstances, the Company determines whether it is more likely than not that goodwill is not impaired.  If impairment is indicated, then the Company conducts the two-step impairment testing process. The first step compares the Company’s fair value to its net book value. If the fair value is less than the net book value, the second step of the test compares the implied fair value of the Company’s goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, the Company would recognize an impairment loss equal to that excess amount. The testing is generally performed at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company has determined that its reporting units for goodwill impairment testing are the Company’s reportable segments. As such, the Company analyzed its goodwill balances separately for the commercial coffee reporting unit and the direct selling reporting unit. The goodwill balance as of September 30, 2017 and December 31, 2016 was $6,323,000. There were no triggering events indicating impairment of goodwill or intangible assets during the three and nine months ended September 30, 2017 and 2016.

Goodwill intangible assets consist of the following (in thousands):

	September 30, 2017	December 31, 2016
Goodwill, commercial coffee	$3,314	$3,314
Goodwill, direct selling	3,009	3,009
Total goodwill	$6,323	$6,323

Note 6. Debt

Convertible Notes Payable

Our total convertible notes payable as of September 30, 2017 and December 31, 2016, net of debt discount outstanding consisted of the amount set forth in the following table (in thousands):

	September 30, 2017	December 31, 2016
8% Convertible Notes due July and August 2019 (2014 Notes)	$4,750	$4,750
Debt discount	(1,921)	(2,707)
Carrying value of 2014 Notes	2,829	2,043

8% Convertible Notes due October and November 2018 (2015 Notes)	3,000	7,188
Debt discount	(224)	(904)
Carrying value of 2015 Notes	2,776	6,284

8% Convertible Notes due July and August 2020 (2017 Notes)	7,254	-
Fair value of bifurcated embedded conversion option of 2017 Notes	330	-
Debt discount	(2,423)	-
Carrying value of 2017 Notes	5,161	-

Total long-term carrying value of convertible notes payable	$10,766	$8,327
July 2014 Private Placement

Between July 31, 2014 and September 10, 2014 the Company entered into Note Purchase Agreements (the “Note” or “Notes”) related to its private placement offering (“2014 Private Placement”) with seven accredited investors pursuant to which the Company raised aggregate gross proceeds of $4,750,000 and sold units consisting of five (5) year senior secured convertible Notes in the aggregate principal amount of $4,750,000 that are convertible into 678,568 shares of our Common Stock, at a conversion price of $7.00 per share, and warrants to purchase 929,346 shares of Common Stock at an exercise price of $4.60 per share. The Notes bear interest at a rate of eight percent (8%) per annum and interest is paid quarterly in arrears with all principal and unpaid interest due between July and September 2019. As of September 30, 2017 and December 31, 2016 the principal amount of $4,750,000 remains outstanding.

The Company recorded debt discounts of $4,750,000 related to the beneficial conversion feature of $1,053,000 and $3,697,000 related to the detachable warrants. The beneficial conversion feature discount and the detachable warrants discount are amortized to interest expense over the life of the Notes. As of September 30, 2017 and December 31, 2016 the remaining balance of the debt discounts is approximately $1,741,000 and $2,454,000, respectively. The quarterly amortization of the debt discounts is approximately $238,000 and is recorded as interest expense.

With respect to the aggregate offering, the Company paid $490,000 in expenses including placement agent fees. The issuance costs are amortized to interest expense over the term of the Notes. As of September 30, 2017 and December 31, 2016 the remaining balance of the issuance costs is approximately $180,000 and $253,000, respectively. The quarterly amortization of the issuance costs is approximately $25,000 and is recorded as interest expense.

Unamortized debt discounts and issuance costs are included with convertible notes payable, net of debt discount on the condensed consolidated balance sheets.

November 2015 Private Placement

Between October 13, 2015 and November 25, 2015 the Company entered into Note Purchase Agreements (the “Note” or “Notes”) related to its private placement offering (“November 2015 Private Placement”) with three (3) accredited investors pursuant to which the Company raised cash proceeds of $3,187,500 in the offering and converted $4,000,000 of debt from the Company’s January 2015 Private Placement to this offering in consideration of the sale of aggregate units consisting of three-year senior secured convertible Notes in the aggregate principal amount of $7,187,500, convertible into 1,026,784 shares of Common Stock, at a conversion price of $7.00 per share, subject to adjustment as provided therein; and five-year Warrants exercisable to purchase 479,166 shares of the Company’s common stock at a price per share of $9.00. The Notes bear interest at a rate of eight percent (8%) per annum and interest is paid quarterly in arrears with all principal and unpaid interest due at maturity on October 12, 2018.

In connection with the July 2017 Private Placement, whereby three (3) investors from the November 2015 Private Placement, the Prior Investors, as discussed in the previous paragraph converted their 2015 Notes in aggregate principal amount of $4,200,349 together with accrued interest thereon into new convertible notes for an equal principal amount to the 2017 Private Placement as discussed below. The remaining principal balance in the 2015 Notes is $3,000,000 and related warrants remain outstanding as of September 30, 2017. The Company accounted for the conversion of the notes as an extinguishment in accordance with ASC 470-20 and ASC 470-50.

The Company recorded debt discounts of $309,000 related to the beneficial conversion feature of $15,000 and $294,000 related to the detachable warrants. The beneficial conversion feature discount and the detachable warrants discount are amortized to interest expense over the life of the Notes. During the three and nine months ended September 30, 2017 the Company allocated approximately $75,000 for the remaining proportionate share of the unamortized debt discounts to the extinguished portion of the debt.

As of September 30, 2017 and December 31, 2016 the remaining balances of the debt discounts is approximately $47,000 and $189,000 respectively. The quarterly amortization of the remaining debt discount is approximately $12,000 and is recorded as interest expense.

With respect to the aggregate offering, the Company paid $786,000 in expenses including placement agent fees. The issuance costs are amortized to interest expense over the term of the Notes. During the three and nine months ended September 30, 2017 the Company allocated approximately $190,000 for the remaining proportionate share of the unamortized issuance costs to the extinguished portion of the debt.

As of September 30, 2017 and December 31, 2016 the remaining balances of the issuance cost is approximately $119,000 and $480,000, respectively. The quarterly amortization of the remaining issuance costs is approximately $30,000 and is recorded as interest expense.

In addition the Company issued warrants to the placement agent in connection with the Notes which were valued at approximately $384,000. These warrants were not protected against down-round financing and accordingly, were classified as equity instruments and the corresponding deferred issuance costs are amortized over the term of the Notes. During the three and nine months ended September 30, 2017 the Company allocated approximately $93,000 for the remaining proportionate share of the unamortized issuance costs to the extinguished portion of the debt.

As of September 30, 2017 and December 31, 2016, the remaining balance of the warrant issuance cost is approximately $58,000 and $235,000, respectively. The quarterly amortization of the remaining warrant issuance costs is approximately $15,000 and is recorded as interest expense.

The Company recorded a non-cash extinguishment loss on debt of $308,000 in the current quarter ended September 30, 2017 as a result of the repayment of $4,200,349 in notes including accrued interest to the three investors from the November 2015 Private Placement through issuance of a new July 2017 Note. This loss represents the difference between the reacquisition value of the new debt to the holders of the notes and the carrying amount of the holders’ extinguished debt.

July 2017 Private Placement

During July and August 2017, the Company entered into note purchase agreements with accredited investors in a private placement offering (the “2017 Private Placement”) pursuant to which the Company sold notes in the aggregate principal amount of $3,054,000, convertible into 663,913 shares of the Company’s common stock, at a conversion price of $4.60 per share, subject to adjustment (the “2017 Notes), and three-year warrants to purchase 331,957 shares of the Company’s common stock at an exercise price of $5.56 (“2017 Warrants”), for gross cash proceeds of $3,054,000.

In addition, concurrent with the 2017 Private Placement, three investors in the Company’s 2015 Private Placement, exchanged their notes purchased in that offering, in the aggregate principal amount of $4,200,349, together with accrued interest thereon, and warrants to purchase an aggregate of 279,166 shares of the Company’s common stock at $9.00 per share for 2017 Notes in the aggregate principal amount of $4,200,349 and 2017 Warrants to purchase an aggregate of 638,625 shares of the Company’s common stock at $5.56 per share.

The 2017 Notes mature on July 28, 2020 and bear interest at a rate of eight percent (8%) per annum. The Company has the right to prepay the 2017 Notes at any time after the one-year anniversary date of the issuance of the 2017 Notes at a rate equal to 110% of the then outstanding principal balance and accrued interest. The 2017 Notes automatically convert to common stock if, prior to the maturity date, the Company sells common stock, preferred stock or other equity-linked securities with aggregate gross proceeds of no less than $3,000,000 for the purpose of raising capital. The 2017 Notes provide for full ratchet price protection on the conversion price for a period of nine months after their issuance and subject to adjustments.

The Company's use of the proceeds from the 2017 Private Placement was for working capital purposes. As of September 30, 2017 the aggregate principal amount of $7,254,000 remains outstanding.

For twelve (12) months following the closing, the investors in the 2017 Private Placement have the right to participate in any future equity financings by the Company including the Offering, up to their pro rata share of the maximum Offering amount in the aggregate.

The Company paid a placement fee of $321,248, issued the placement agent three-year warrants to purchase 179,131 shares of the Company’s common stock at an exercise price of $5.56 per share, and issued the placement agent 22,680 shares of the Company’s common stock.

Upon issuance of the 2017 Notes, the Company recognized an aggregate debt discount of approximately $2,565,000, resulting from the allocated portion of issuance costs to the 2017 Notes and to the allocation of offering proceeds to the separable warrant liabilities, and to the bifurcated embedded conversion option. See Notes 7 & 8 below.

The Company recorded $1,931,000 of debt discounts which included an embedded conversion feature of $330,000 and $1,601,000 related to the detachable warrants. The embedded conversion feature discount and the detachable warrants discount are amortized to interest expense over the life of the Notes. During the three and nine months ended September 30, 2017 the Company recorded $107,000 of amortization related to the debt discounts. The quarterly amortization of the debt discounts is approximately $160,000. As of September 30, 2017 the remaining balance of the unamortized debt discount is approximately $1,824,000

With respect to the aggregate offering, the Company paid $634,000 in issuance costs. The issuance costs are amortized to interest expense over the term of the Notes. During the three and nine months ended September 30, 2017 the Company recorded $36,000 amortization related to the issuance costs. The quarterly amortization of the issuance costs is approximately $53,000 and is recorded as interest expense. As of September 30, 2017 the remaining balance of the unamortized issuance cost is approximately $599,000.

In connection with the 2017 Private Placement, the Company also entered into the “Registration Rights Agreement” with the investors in the 2017 Private Placement. The Registration Rights Agreement requires that we file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission within ninety (90) days of the final closing date of the Private Placement for the resale by the investors of all of the shares Common Stock underlying the senior convertible notes and warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto (the “Registrable Securities”) and that the Initial Registration Statement be declared effective by the SEC within 180 days of the final closing date of the 2017 Private Placement or if the registration statement is reviewed by the SEC 210 days after the final closing date or the 2017 Private Placement. Upon the occurrence of certain events (each an “Event”), the Company will be required to pay to the investors liquidated damages of 1.0% of their respective aggregate purchase price upon the date of the Event and then monthly thereafter until the Event is cured. In no event may the aggregate amount of liquidated damages payable to each of the investors exceed in the aggregate 10% of the aggregate purchase price paid by such investor for the Registrable Securities. The Registration Statement was declared effective on September 27, 2017.

Note 7. Derivative Liability

The Company recognizes and measures the warrants and the embedded conversion features issued in conjunction with our July 2017, November 2015, and July 2014 Private Placements in accordance with ASC Topic 815, Derivatives and Hedging. The accounting guidance sets forth a two-step model to be applied in determining whether a financial instrument is indexed to an entity’s own stock, which would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the entity’s balance sheet. The Company determined that certain warrants and embedded conversion features issued in our private placements are ineligible for equity classification due to anti-dilution provisions set forth therein.

Derivative liabilities are recorded at their estimated fair value (see Note 8, below) at the issuance date and are revalued at each subsequent reporting date. The Company will continue to revalue the derivative liability on each subsequent balance sheet date until the securities to which the derivative liabilities relate are exercised or expire.

Various factors are considered in the pricing models the Company uses to value the derivative liabilities, including its current stock price, the remaining life, the volatility of its stock price, and the risk free interest rate. Future changes in these factors may have a significant impact on the computed fair value of the liability. As such, the Company expects future changes in the fair values to continue and may vary significantly from period to period. The warrant and embedded liability and revaluations have not had a cash impact on our working capital, liquidity or business operations.

Warrants

In July and August of 2017, the Company issued 1,149,712 three-year warrants to investors and the placement agent in the 2017 Private Placement. The exercise price of the warrants is protected against down-round financing throughout the term of the warrant. Pursuant to ASC Topic 815, the fair value of the warrants of approximately $2,334,000 was recorded as a derivative liability on the issuance dates.  The estimated fair values of the warrants were computed at issuance using a Monte Carlo option pricing model, with the following assumptions: stock price volatility 63.32%, risk-free rate 1.51%, annual dividend yield 0% and expected life 3.0 years.

Increases or decreases in fair value of the derivative liability are included as a component of total other expense in the accompanying condensed consolidated statements of operations for the respective period. The changes to the derivative liability for warrants resulted in a decrease to the liability of approximately $1,519,000 for the three months ended September 30, 2017 compared to decrease in the liability of approximately $369,000 for the three months ended September 30, 2016. For the nine months ended September 30, 2017 the liability decreased by approximately $788,000 compared to a decrease of approximately $535,000 for the nine months ended September 30, 2016.

The estimated fair value of the outstanding warrant liabilities was $4,128,000 and $3,345,000 as of September 30, 2017 and December 31, 2016, respectively.

The Company did not revalue the warrants associated with the July 2017 Private Placement as of September 30, 2017 as the change in the fair value would be insignificant.

The estimated fair value of the warrants were computed as of September 30, 2017 and as of December 31, 2016 using Black-Scholes and Monte Carlo option pricing models, using the following assumptions:

	September 30, 2017	December 31, 2016
Stock price volatility	63.32%	60% - 65%
Risk-free interest rates	1.38%-1.51%	1.34%-1.70%
Annual dividend yield	0%	0%
Expected life	1.7-3.0 years	2.6-3.9 years

In addition, management assessed the probabilities of future financing assumptions in the valuation models.

Embedded Conversion Derivatives

Upon issuance of the 2017 Notes, the Company recorded a derivative for the embedded conversion option. The Company estimated the fair value of the embedded conversion option, as of the issuance date using a Monte Carlo simulation. The analysis utilized in calculating the embedded derivative upon issuance was calculated using the following assumptions:

Stock price	$4.63
Stock price volatility	63.32%
Risk-free interest rate	0.92%

The fair value estimate of the embedded conversion option is a Level 3 measurement. The roll-forward of the Level 3 fair value measurement, for the nine months ended September 30, 2017, is as follows (in thousands):

Balance at Issuance	Net unrealized (gain)/loss	Balance at September 30, 2017
$330,000	$0.00	$330,000

The Company did not revalue the embedded conversion liability associated with the July 2017 Private Placement as of September 30, 2017 as the change in the fair value would be insignificant.

Note 8.   Fair Value of Financial Instruments

Fair value measurements are performed in accordance with the guidance provided by ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC Topic 820 defines fair value as the price that would be received from selling an asset, or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, capital lease obligations and deferred revenue approximate their fair values based on their short-term nature. The carrying amount of the Company’s long term notes payable approximates its fair value based on interest rates available to the Company for similar debt instruments and similar remaining maturities.

The estimated fair value of the contingent consideration related to the Company's business combinations is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

In connection with the Company’s Private Placements, the Company issued warrants to purchase shares of its Common Stock and recorded embedded conversion features which are accounted for as derivative liabilities (see Note 7 above.) The estimated fair value of the derivatives is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The following table details the fair value measurement within the fair value hierarchy of the Company’s financial instruments, which includes the Level 3 liabilities (in thousands):

	Fair Value at September 30, 2017
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt, current portion	$422	$-	$-	$422
Contingent acquisition debt, less current portion	11,405	-	-	11,405
Warrant derivative liability	4,128	-	-	4,128
Embedded conversion option derivative	330			330
Total liabilities	$16,255	$-	$-	$16,255

	Fair Value at December 31, 2016
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt, current portion	$628	$-	$-	$628
Contingent acquisition debt, less current portion	7,373	-	-	7,373
Warrant derivative liability	3,345	-	-	3,345
Total liabilities	$11,346	$-	$-	$11,346

The fair value of the contingent acquisition liabilities are evaluated each reporting period using projected revenues, discount rates, and projected timing of revenues. Projected contingent payment amounts are discounted back to the current period using a discount rate. Projected revenues are based on the Company’s most recent internal operational budgets and long-range strategic plans. Increases in projected revenues will result in higher fair value measurements. Increases in discount rates and the time to payment will result in lower fair value measurements. Increases (decreases) in any of those inputs in isolation may result in a significantly lower (higher) fair value measurement. During the three and nine months ended September 30, 2017 the net adjustment to the fair value of the contingent acquisition debt was a decrease of $340,000 and $1,020,000, respectively. During the three and nine months ended September 30, 2016 the net adjustment to the fair value of the contingent acquisition debt was a decrease of $315,000 and a decrease of $1,185,000, respectively.

Note 9.  Stockholders’ Equity

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”.

Common Stock

On May 31, 2017, the Board of Directors of the Company authorized a reverse stock split in order to meet certain criteria in preparation for the Company’s uplisting on the NASDAQ Capital Market.

On June 5, 2017, the Company filed a certificate of amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Delaware to effect a one-for-twenty reverse stock split of the Company’s issued and outstanding common stock. As a result of the Reverse Split, every twenty shares of the Company issued and outstanding common stock were automatically combined and reclassified into one share of the Company’s common stock. The Reverse Split affected all issued and outstanding shares of common stock, as well as common stock underlying stock options, warrants outstanding, including common stock equivalents issuable under convertible notes and preferred shares. No fractional shares were issued in connection with the Reverse Split. Stockholders who would otherwise hold a fractional share of common stock will receive cash payment for the fractional share.

The Reverse Split became effective on June 7, 2017. All disclosures of shares and per share data in these condensed consolidated financial statements and related notes have been retroactively adjusted to reflect the Reverse Split for all periods presented.

The total number of authorized shares of common stock was reduced from 600,000,000 to 50,000,000. The total number of shares of stock which the Company has authority to issue is 50,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share, of which 161,135 shares have been designated as Series A convertible preferred stock, par value $.001 per share (“Series A Convertible Preferred”).

As of September 30, 2017, and December 31, 2016 there were 19,723,285 and 19,634,345 shares of Common Stock outstanding, respectively. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).

Convertible Preferred Stock

The Company had 161,135 shares of Series A Convertible Preferred Stock outstanding as of September 30, 2017 and December 31, 2016, and accrued dividends of approximately $121,000 and $112,000, respectively. The holders of the Series A Convertible Preferred Stock are entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually either in cash or shares of the Company's Common Stock at the Company's election.  Shares of Common Stock paid as accrued dividends are valued at $10.00 per share.  Each share of Series A Convertible Preferred is convertible into two shares of the Company's Common Stock. The holders of Series A Convertible Preferred are entitled to receive payments upon liquidation, dissolution or winding up of the Company before any amount is paid to the holders of Common Stock. The holders of Series A Convertible Preferred have no voting rights, except as required by law.

Repurchase of Common Stock

On December 11, 2012, the Company authorized a share repurchase program to repurchase up to 750,000 of the Company's issued and outstanding shares of Common Stock from time to time on the open market or via private transactions through block trades.  A total of 196,594 shares have been repurchased to-date as of September 30, 2017 at a weighted-average cost of $5.30. There were no repurchases during the nine months ended September 30, 2017. The remaining number of shares authorized for repurchase under the plan as of September 30, 2017 is 553,406.

Advisory Agreements

ProActive Capital Resources Group, LLC. On September 1, 2015, the Company entered into an agreement with ProActive Capital Resources Group, LLC (“PCG”), pursuant to which PCG agreed to provide investor relations services for six (6) months in exchange for fees paid in cash of $6,000 per month and 5,000 shares of restricted common stock to be issued upon successfully meeting certain criteria in accordance with the agreement. Subsequent to September 1, 2015 this agreement has been extended under the same terms with the monthly cash payment remaining at $6,000 per month and 5,000 shares of restricted common stock for every six (6) months of service performed.

As of September 30, 2017, the Company has issued 15,000 shares of restricted common stock in connection with this agreement and accrued for the estimated per share value on each subsequent six (6) month periods based on the price of Company’s common stock at each respective date. As of September 30, 2017, the Company has accrued for 10,000 shares of restricted stock that have been earned and not issued. The fair value of the shares to be issued are recorded as prepaid advisory fees and are included in prepaid expenses and other current assets on the Company’s condensed consolidated balance sheets and is amortized on a pro-rata basis over the term of the respective periods. During the three months ended September 30, 2017 and 2016, the Company recorded expense of approximately $14,000 and $15,000, respectively and $42,000 and $46,000, during the nine months ended September 30, 2017 and 2016, respectively, in connection with amortization of the stock issuance.

Warrants

As of September 30, 2017, warrants to purchase 2,710,066 shares of the Company's common stock at prices ranging from $2.00 to $10.00 were outstanding. All warrants are exercisable as of September 30, 2017 and expire at various dates through November 2020 and have a weighted average remaining term of approximately 2.37 years and are included in the table below as of September 30, 2017.

Warrants – Private Placement

During the three months ended September 30, 2017, the Company issued warrants through a Private Placement, to purchase 1,149,712 shares of its common stock, exercisable at $5.56 per share, respectively, and expire between July 2020 and August 2020. (See Note 6, above.)

Warrants – Other Issuance

In May 2017, the Company entered a settlement agreement with Alain Piedra Hernandez, one of the owners of H&H and the operating manager of Siles, who was issued a non-qualified stock option for the purchase of 75,000 shares of the Company’s Common Stock at a price of $2.00 with an expiration date of three years, in lieu of an obligation due from the Company to H&H as relates to a Sourcing and Supply Agreement with H&H. During the three months ended September 30, 2017 the Company cancelled the non-qualified stock option and issued a warrant agreement with the same terms. The fair value of the warrant was $232,000 and was recorded in general and administrative in the condensed consolidated statements of operations.

There was no financial impact change in the valuation related to the cancellation of the option and the issuance of the warrant. As of September 30, 2017 the warrant remains outstanding.

During the nine months ended September 30, 2017, the Company issued a warrant as compensation to an associated Youngevity distributor to purchase 37,500 shares of the Company’s Common Stock at a price of $4.66 with an expiration date of three years. The warrant was exercised on a cashless basis and 21,875 shares of common stock were issued during the three months ended September 30, 2017. The fair value of the warrant was $109,000 and was recorded in distributor compensation in the condensed consolidated statements of operations.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) to estimate the fair value of the warrants.

A summary of the warrant activity for the nine months ended September 30, 2017 is presented in the following table:

Balance at December 31, 2016	1,899,385
Issued	1,262,212
Expired / cancelled	(414,031)
Exercised	(37,500)
Balance at September 30, 2017	2,710,066

Stock Options

On May 16, 2012, the Company established the 2012 Stock Option Plan (“Plan”) authorizing the granting of options for up to 2,000,000 shares of Common Stock. On February 23, 2017, the Company’s board of directors received the approval of our stockholders, to amend the 2012 Stock Option Plan (“Plan”) to increase the number of shares of common stock available for grant and to expand the types of awards available for grant under the Plan. The amendment of the Plan increased the number of authorized shares of the Company’s common stock that may be delivered pursuant to awards granted during the life of the plan from 2,000,000 to 4,000,000 shares.

The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people and consultants with incentives to improve stockholder value and to contribute to the growth and financial success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. The Plan allows for the grant of: (a) incentive stock options; (b) nonqualified stock options; (c) stock appreciation rights; (d) restricted stock; and (e) other stock-based and cash-based awards to eligible individuals qualifying under Section 422 of the Internal Revenue Code, in any combination (collectively, “Options”). At September 30, 2017, the Company had 1,874,380 shares of Common Stock available for issuance under the Plan.

A summary of the Plan stock option activity for the nine months ended September 30, 2017 is presented in the following table:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding December 31, 2016	1,660,964	$4.74	$1,346
Issued	21,624	4.53
Canceled / expired	(79,711)	4.35
Exercised	(6,885)	4.28	-
Outstanding September 30, 2017	1,595,932	$4.76	$503
Exercisable September 30, 2017	878,657	$4.55	$339

The weighted-average fair value per share of the granted options for the nine months ended September 30, 2017 and 2016 was approximately $3.05 and $1.80, respectively.

Stock based compensation expense included in the condensed consolidated statements of operations was a credit of $46,000 and $166,000 for the three months ended September 30, 2017 and 2016, respectively, and $440,000 and $292,000 for the nine months ended September 30, 2017 and 2016, respectively.

As of September 30, 2017, there was approximately $1,702,000 of total unrecognized compensation expense related to unvested stock options granted under the Plan. The expense is expected to be recognized over a weighted-average period of 3.68 years.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) to estimate the fair value of stock options. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the expected term of the option. The expected life is based on the contractual life of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant.

Restricted Stock Units

On August 9, 2017, the Company issued restricted stock units for an aggregate of 500,000 shares of common stock, to its employees, board members and consultants. These shares of common stock will be issued upon vesting of the restricted stock units. Vesting occurs on the sixth year anniversary of the grant date, over a six-year period, with 10% vesting on the third-year, 15% on the fourth-year, 50% on the fifth-year and 25% on the sixth-year anniversary of the vesting commencement date.

The fair value of each restricted stock unit is based on the closing price on the grant date, and is recognized as stock based compensation expense over the vesting term of the award. Restricted stock based compensation expense included in the condensed consolidated statements of operations was $32,000 for the three and nine months ended September 30, 2017.

As of September 30, 2017, total unrecognized stock-based compensation expense related to restricted stock units was approximately $1,309,000 which will be recognized over a weighted average period of 5.86 years.

Note 10.  Segment and Geographical Information

The Company is a leading omni-direct lifestyle company offering a hybrid of the direct selling business model that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company operates in two segments: the direct selling segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where roasted and green coffee bean products are sold directly to businesses.

The Company’s segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company’s chief operating decision maker evaluates segment performance primarily based on revenue and segment operating income. The principal measures and factors the Company considered in determining the number of reportable segments were revenue, gross margin percentage, sales channel, customer type and competitive risks. In addition, each reporting segment has similar products and customers, similar methods of marketing and distribution and a similar regulatory environment.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. Segment revenue excludes intercompany revenue eliminated in the consolidation. The following tables present certain financial information for each segment (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Direct selling	$37,954	$38,576	$106,734	$110,393
Commercial coffee	6,441	4,986	17,921	13,871
Total revenues	$44,395	$43,562	$124,655	$124,264
Gross profit
Direct selling	$25,472	$26,233	$71,522	$74,690
Commercial coffee	292	135	210	472
Total gross profit	$25,764	$26,368	$71,732	$75,162
Operating income (loss)
Direct selling	$(1,233)	$1,171	$(2,392)	$4,903
Commercial coffee	(584)	(595)	(2,501)	(1,640)
Total operating income	$(1,817)	$576	$(4,893)	$3,263
Net (loss) income
Direct selling	$(1,311)	$822	$(2,958)	$1,912
Commercial coffee	243	(755)	(2,899)	(1,803)
Total net (loss) income	$(1,068)	$67	$(5,857)	$109
Capital expenditures
Direct selling	$223	$590	$697	$1,339
Commercial coffee	110	145	391	863
Total capital expenditures	$333	$735	$1,088	$2,202

	As of
	September 30, 2017	December 31, 2016
Total assets
Direct selling	$47,020	$40,127
Commercial coffee	26,977	25,881
Total assets	$73,997	$66,008

Total tangible assets, net located outside the United States were approximately $5.3 million and $5.4 million as of September 30, 2017 and December 31, 2016, respectively.

The Company conducts its operations primarily in the United States. For the three months ended September 30, 2017 and 2016 approximately 12% and 9%, respectively, of the Company’s sales were derived from sales outside the United States. For the nine months ended September 30, 2017 and 2016 approximately 11% and 9%, respectively, of the Company’s sales were derived from sales outside the United States.

The following table displays revenues attributable to the geographic location of the customer (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
United States	$39,013	$39,630	$111,524	$113,332
International	5,382	3,932	13,131	10,932
Total revenues	$44,395	$43,562	$124,655	$124,264

Note 11.  Subsequent Events

None.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Youngevity International, Inc.
Chula Vista, California

We have audited the accompanying consolidated balance sheets of Youngevity International, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Youngevity International, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of its operations and cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the consolidated financial statements, the 2016 consolidated statement of cash flows has been restated to correct an error in the presentation of proceeds and repayments under the Company's factoring facility.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 30, 2017, except as it relates to the matter discussed in Note 13, as to which the date is August 14, 2017.

Youngevity International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share amounts)
	As of
	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$869	$3,875
Accounts receivable, due from factoring company	1,078	556
Trade accounts receivable, net	1,071	1,068
Income tax receivable	311	173
Deferred tax assets, net current	565	711
Inventory	21,492	17,977
Prepaid expenses and other current assets	3,087	2,412
Total current assets	28,473	26,772

Property and equipment, net	14,006	12,699
Deferred tax assets, long-term	2,292	1,821
Intangible assets, net	14,914	13,714
Goodwill	6,323	6,323
Total assets	$66,008	$61,329

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$8,174	$7,015
Accrued distributor compensation	4,163	4,223
Accrued expenses	3,701	3,605
Deferred revenues	1,870	2,580
Other current liabilities	2,389	577
Capital lease payable, current portion	821	111
Notes payable, current portion	219	456
Warrant derivative liability	3,345	4,716
Contingent acquisition debt, current portion	628	264
Total current liabilities	25,310	23,547

Capital lease payable, net of current portion	1,569	294
Notes payable, net of current portion	4,431	4,647
Convertible notes payable, net of debt discount	8,327	6,786
Contingent acquisition debt, net of current portion	7,373	7,174
Total liabilities	47,010	42,448

Commitments and contingencies, Note 9

Stockholders’ Equity
Convertible Preferred Stock, $0.001 par value: 100,000,000 shares authorized; 161,135 shares issued and outstanding at December 31, 2016 and December 31, 2015	-	-
Common Stock, $0.001 par value: 600,000,000 shares authorized; 392,698,557 and 392,583,015 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	393	393
Additional paid-in capital	169,839	169,432
Accumulated deficit	(151,016)	(150,618)
Accumulated other comprehensive loss	(218)	(326)
Total stockholders’ equity	18,998	18,881
Total Liabilities and Stockholders’ Equity	$66,008	$61,329

See accompanying notes.

Youngevity International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2016	2015

Revenues	$162,667	$156,597
Cost of revenues	64,530	63,628
Gross profit	98,137	92,969
Operating expenses
Distributor compensation	67,148	63,276
Sales and marketing	10,413	8,212
General and administrative	18,061	16,075
Total operating expenses	95,622	87,563
Operating income	2,515	5,406
Interest expense, net	(4,474)	(4,491)
Extinguishment loss on debt	-	(1,198)
Change in fair value of warrant derivative liability	1,371	(39)
Total other expense	(3,103)	(5,728)
Loss before income taxes	(588)	(322)
Income tax (benefit) provision	(190)	1,384
Net loss	(398)	(1,706)
Preferred stock dividends	(12)	(12)
Net loss available to common stockholders	$(410)	$(1,718)

Net loss per share, basic	$0.00	$0.00
Net loss per share, diluted	$0.00	$0.00

Weighted average shares outstanding, basic	392,641,735	392,075,608
Weighted average shares outstanding, diluted	392,641,735	392,075,608

See accompanying notes.

Youngevity International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
(In thousands)

	Years Ended December 31,
	2016	2015

Net loss	$(398)	$(1,706)
Foreign currency translation	108	(51)
Total other comprehensive income (loss)	108	(51)
Comprehensive loss	$(290)	$(1,757)

See accompanying notes.

Youngevity International, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(In thousands, except shares)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Income (loss)	Deficit	Equity

Beginning Balance at December 31, 2014	161,135	$-	390,301,312	$390	$167,386	$(275)	$(148,912)	$18,589
Net loss	-	-	-	-	-	-	(1,706)	(1,706)
Foreign currency
translation adjustment	-	-	-	-	-	(51)	-	(51)
Beneficial conversion feature of convertible notes payable, net of tax	-	-	-	-	402	-	-	402
Issuance of common stock pursuant to Notes Payable	-	-	2,450,000	2	585	-	-	587
Issuance of warrants pursuant to Convertible Notes Payable debt financing	-	-	-	-	384	-	-	384
Issuance of common stock pursuant to the exercise of warrants	-	-	806,250	1	201	-	-	202
Issuance of common stock pursuant to the exercise of stock options	-	-	369,675	-	70	-	-	70
Repurchase of common stock	-	-	(1,344,222)	-	(426)	-	-	(426)
Dividends on preferred stock	-	-	-	-	(12)	-	-	(12)
Warrant modification expense	-	-	-	-	779	-	-	779
Stock based compensation expense	-	-	-	-	455	-	-	455

Balance at December 31, 2015	161,135	$-	392,583,015	$393	$169,432	$(326)	$(150,618)	$18,881

Net loss	-	-	-	-	-	-	(398)	(398)
Foreign currency translation adjustment	-	-	-	-	-	108	-	108
Issuance of common stock pursuant to the exercise of warrants	-	-	39,250	-	10	-	-	10
Issuance of common stock pursuant to the exercise of stock options	-	-	102,000	-	20	-	-	20
Issuance of common stock for services	-	-	100,000	-	30	-	-	30
Repurchase of common stock	-	-	(125,708)	-	(36)	-	-	(36)
Dividends on preferred stock	-	-	-	-	(12)	-	-	(12)
Stock based compensation expense	-	-	-	-	395	-	-	395

Balance at December 31, 2016	161,135	$-	392,698,557	$393	$169,839	$(218)	$(151,016)	$18,998

See accompanying notes.

Youngevity International,  Inc. and Subsidiaries
Consolidated Statements of Cash Flows
 (In thousands, except share amounts)

	Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities:	(As Restated)*
Net loss	$(398)	$(1,706)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,862	3,354
Stock based compensation expense	395	455
Warrant modification expense	-	253
Amortization of deferred financing costs	360	899
Amortization of prepaid advisory fees	58	20
Stock issuance for services	30	-
Change in fair value of warrant derivative liability	(1,371)	39
Amortization of debt discount	1,053	967
Amortization of warrant issuance costs	128	21
Expenses allocated in profit sharing agreement	(698)	(528)
Change in fair value of contingent acquisition debt	(1,462)	(446)
Extinguishment loss on debt	-	1,198
Deferred income taxes	(325)	1,409
Changes in operating assets and liabilities, net of effect from business combinations:
Accounts receivable	(525)	168
Inventory	(3,515)	(6,194)
Prepaid expenses and other current assets	(733)	885
Accounts payable	1,159	1,608
Accrued distributor compensation	(60)	46
Deferred revenues	(710)	(2,495)
Accrued expenses and other liabilities	1,063	1,278
Income taxes receivable	(138)	136
Net Cash (Used In) Provided by Operating Activities	(1,827)	1,367

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(48)	(32)
Purchases of property and equipment	(1,397)	(3,198)
Net Cash Used in Investing Activities	(1,445)	(3,230)

Cash Flows from Financing Activities:
Proceeds from issuance of secured promissory notes and common stock, net of offering costs	-	5,080
Proceeds from issuance of convertible notes payable, net	-	2,383
Proceeds from the exercise of stock options and warrants, net	30	272
Proceeds from factoring company	833	82
Payments of notes payable, net	(453)	(1,214)
Payments of contingent acquisition debt	(773)	(3,338)
Proceeds (payments) of capital leases	557	(47)
Repurchase of common stock	(36)	(426)
Net Cash Provided by Financing Activities	158	2,792
Foreign Currency Effect on Cash and Cash Equivalents	108	(51)
Net (decrease) increase in cash and cash equivalents	(3,006)	878
Cash and Cash Equivalents, Beginning of Period	3,875	2,997
Cash and Cash Equivalents, End of Period	$869	$3,875

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$2,966	$2,127
Income taxes	$181	$-

Supplemental Disclosures of Noncash Investing and Financing Activities
Purchases of property and equipment funded by capital leases and accounts payable agreements	$1,582	$429
Common stock issued in connection with financing	$-	$587
Acquisitions of net assets in exchange for contingent acquisition debt (see Note 2 for non-cash activity)	$3,604	$1,136

During 2015, the Company issued certain convertible notes payable that included warrants. The related beneficial conversion feature, valued at approximately $15,000 was classified as an equity instrument and recorded as a discount to the carrying value of the related debt. The warrants, valued at approximately $1,491,000, were recognized as a derivative liability. In addition, the Company issued warrants to the placement agent, valued at approximately $384,000 was classified as an equity instrument and recorded as issuance costs.

* Consolidated Statement of Cash Flows as of December 31, 2016 has been restated. See Note 13.

See accompanying notes.

 Youngevity International,  Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2016 and 2015

Note 1. Basis of Presentation and Description of Business

Nature of Business

Youngevity International, Inc. (the “Company”), founded in 1996, develops and distributes health and nutrition related products through its global independent direct selling network, also known as multi-level marketing, and sells coffee products to commercial customers.  The Company operates in two business segments, its direct selling segment where products are offered through a global distribution network of preferred customers and distributors and its commercial coffee segment where products are sold directly to businesses. In the following text, the terms “we,” “our,” and “us” may refer, as the context requires, to the Company or collectively to the Company and its subsidiaries.

The Company operates through the following domestic wholly-owned subsidiaries: AL Global Corporation, which operates our direct selling networks, CLR Roasters, LLC (“CLR”), our commercial coffee business, 2400 Boswell LLC, MK Collaborative LLC, Youngevity Global LLC and the wholly-owned foreign subsidiaries Youngevity Australia Pty. Ltd., Youngevity NZ, Ltd., Siles Plantation Family Group S.A., located in Nicaragua, Youngevity Mexico S.A. de CV, Youngevity Israel, Ltd., Youngevity Russia, LLC, Youngevity Colombia S.A.S, Youngevity International Singapore Pte. Ltd., Mialisia Canada, Inc., and Legacy for Life Limited (Hong Kong).

The Company also operates subsidiary branches of Youngevity Global LLC in the Philippines and Taiwan.

Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Presentation

The Company consolidates all majority owned subsidiaries, investments in entities in which we have controlling influence and variable interest entities where we have been determined to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to conform to the current year presentations including the Company’s adoption of Accounting Standards Update (“ASU”) 2015-03 and ASU 2015-15, pertaining to the presentation of debt issuance costs with retrospective application effective January 1, 2016. This resulted in a reclassification from prepaid expenses and other assets to convertible notes payable, net of debt discount. Refer below to “Recently Issued Accounting Pronouncements” below and Note 5 to the consolidated financial statements for further details. These reclassifications did not affect revenue, total costs and expenses, income (loss) from operations, or net income (loss). The adoption of ASU No. 2015-03 resulted in a reclassification of unamortized debt issuance costs of $1,456,000 from an asset to a liability classification on the Company’s consolidated financial statements as of December 31, 2015.

Segment Information

The Company has two reporting segments: direct selling and commercial coffee. The direct selling segment develops and distributes health and wellness products through its global independent direct selling network also known as multi-level marketing. The commercial coffee segment is a coffee roasting and distribution company specializing in gourmet coffee. The determination that the Company has two reportable segments is based upon the guidance set forth in Accounting Standards Codification (“ASC”) Topic 280, “Segment Reporting.” During the twelve months ended December 31, 2016 and 2015, we derived approximately 89% of our revenue from our direct sales segment and approximately 11% of our revenue from our commercial coffee sales segment, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, deferred taxes, and related valuation allowances, fair value of derivative liabilities, uncertain tax positions, loss contingencies, fair value of options granted under our stock based compensation plan, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, estimates of future cash flows used to evaluate impairments, useful lives of property, equipment and intangible assets, value of contingent acquisition debt, inventory obsolescence, and sales returns.

Actual results may differ from previously estimated amounts and such differences may be material to the consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected prospectively in the period they occur.

Liquidity

We believe that current cash balances, future cash provided by operations, and available amounts under our accounts receivable factoring agreement will be sufficient to cover our operating and capital needs in the ordinary course of business for at least the next 12 months as of March 30, 2017.

Though our operations are currently meeting our working capital requirements, if we experience an adverse operating environment or unusual capital expenditure requirements, or if we continue our expansion internationally or through acquisitions, additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available on favorable terms. We might also require or seek additional financing for the purpose of expanding into new markets, growing our existing markets, or for other reasons. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

Cash and Cash Equivalents

The Company considers only its monetary liquid assets with original maturities of three months or less as cash and cash equivalents.
Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency.

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there are derivative instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative instruments are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors including past experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay. Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful. Certain accounts receivable are financed as part of a factoring agreement. During the fourth quarter of fiscal 2016, the Company recorded a $10,000 allowance towards outstanding receivables associated with CLR. There was no allowance for doubtful accounts recorded as of December 31, 2015.

Inventory and Cost of Revenues

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company records an inventory reserve for estimated excess and obsolete inventory based upon historical turnover, market conditions and assumptions about future demand for its products. When applicable, expiration dates of certain inventory items with a definite life are taken into consideration.

Inventories consist of the following (in thousands):

	December 31,
	2016	2015
Finished goods	$11,550	$9,893
Raw materials	11,006	8,970
Total inventory	22,556	18,863
Reserve for excess and obsolete	(1,064)	(886)
Inventory, net	$21,492	$17,977

A summary of the reserve for obsolete and excess inventory is as follows (in thousands):

	December 31,
	2016	2015
Balance as of December 31, 2015	$(886)	$(478)
Addition to provision	(1,564)	(1,114)
Write-off of inventory	1,386	706
Balance as of December 31, 2016	$(1,064)	$(886)

Cost of revenues includes the cost of inventory, shipping and handling costs, royalties associated with certain products, transaction banking costs, warehouse labor costs and depreciation on certain assets.

Deferred Issuance Costs

Deferred issuance costs and debt discounts of approximately $3,611,000 and $5,152,000, as of December 31, 2016 and 2015, respectively, associated with our 2015 and 2014 Private Placement transactions are included with convertible notes payable on the Company's consolidated balance sheets.  Deferred issuance costs related to our offerings are amortized over the life of the notes and are amortized as issuance costs to interest expense. See Note 5, below.

Warrant Issuance Costs

As of December 31, 2016 and 2015, warrant issuance costs associated with our November 2015 Private Placement include the fair value of the warrants issues of approximately $235,000 and $384,000 respectively, and is included with convertible notes payable, net of debt discounts on the Company's consolidated balance sheets. The warrant issuance costs related to this offering are being amortized over the life of the convertible notes and are amortized as issuance costs to interest expense. See note 5, below.

Plantation Costs

The Company’s commercial coffee segment CLR includes the results of the Siles Plantation Family Group (“Siles”), which is a 500 acre coffee plantation and a dry-processing facility located on 26 acres both located in Matagalpa, Nicaragua. Siles is a wholly-owned subsidiary of CLR, and the results of CLR include the depreciation and amortization of capitalized costs, development and maintenance and harvesting costs of Siles.  In accordance with US generally accepted accounting principles (“GAAP”), plantation maintenance and harvesting costs for commercially producing coffee farms are charged against earnings when sold. Deferred harvest costs accumulate throughout the year, and are expensed over the remainder of the year as the coffee is sold. The difference between actual harvest costs incurred and the amount of harvest costs recognized as expense is recorded as either an increase or decrease in deferred harvest costs, which is reported as an asset and included with prepaid expenses and other current assets in the consolidated balance sheets. Once the harvest is complete, the harvest cost is then recognized as the inventory value.

Costs associated with the 2017 and 2016 harvest as of December 31, 2016 and 2015 total approximately $452,000 and $350,000, respectively and are included in prepaid expenses and other current assets as deferred harvest costs on the Company’s consolidated balance sheet.

Inventory related to our previously harvested coffee in Nicaragua as of December 31, 2016 is $112,000 and as of December 31, 2015 was $192,000.

Property and Equipment

Property and equipment are recorded at historical cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the related assets. The straight-line method of depreciation and amortization is followed for financial statement purposes. Leasehold improvements are amortized over the shorter of the life of the respective lease or the useful life of the improvements. Estimated service lives range from 3 to 39 years. When such assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the period of disposal. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the useful life of an asset are capitalized and depreciated over the estimated useful life of the asset.

Coffee trees, land improvements and equipment specifically related to the plantations are stated at cost, net of accumulated depreciation.  Depreciation of coffee trees and other equipment is reported on a straight-line basis over the estimated useful lives of the assets (25 years for coffee trees, between 5 and 15 years for equipment and land improvements, respectively).

Property and equipment are considered long-lived assets and are evaluated for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. Management has determined that no impairment of its property and equipment occurred as of December 31, 2016 or 2015.

Property and equipment consist of the following (in thousands):
	December 31,
	2016	2015
Building	$3,873	$2,930
Leasehold improvements	2,532	2,302
Land	2,544	2,544
Land improvements	602	602
Producing coffee trees	553	553
Manufacturing equipment	4,570	4,344
Furniture and other equipment	1,580	1,417
Computer software	1,236	1,100
Computer equipment	699	663
Vehicles	103	103
Construction in process	1,859	799
	20,151	17,357
Accumulated depreciation	(6,145)	(4,658)
Total property and equipment	$14,006	$12,699

Depreciation expense totaled approximately $1,518,000 and $1,242,000 for the years ended December 31, 2016 and 2015, respectively.

Business Combinations

The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values. When a business combination includes the exchange of the Company’s common stock, the value of the common stock is determined using the closing market price as of the date such shares were tendered to the selling parties. The fair values assigned to tangible and identified intangible assets acquired and liabilities assumed are based on management or third-party estimates and assumptions that utilize established valuation techniques appropriate for the Company’s industry and each acquired business. Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date. In determining the fair value of such contingent consideration, management estimates the amount to be paid based on probable outcomes and expectations on financial performance of the related acquired business. The fair value of contingent consideration is reassessed quarterly, with any change in the estimated value charged to operations in the period of the change. Increases or decreases in the fair value of the contingent consideration obligations can result from changes in actual or estimated revenue streams, discount periods, discount rates and probabilities that contingencies will be met.

Intangible Assets

Intangible assets are comprised of distributor organizations, trademarks and tradenames, customer relationships and internally developed software.  The Company's acquired intangible assets, which are subject to amortization over their estimated useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. An impairment loss is recognized when the carrying amount of an intangible asset exceeds its fair value.

Intangible assets consist of the following (in thousands):

	December 31, 2016			December 31, 2015
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Distributor organizations	$12,930	$7,162	$5,768	$11,173	$6,086	$5,087
Trademarks and tradenames	5,394	815	4,579	4,666	537	4,129
Customer relationships	7,846	3,642	4,204	6,787	2,751	4,036
Internally developed software	720	357	363	720	258	462
Intangible assets	$26,890	$11,976	$14,914	$23,346	$9,632	$13,714

Amortization expense related to intangible assets was approximately $2,344,000 and $2,112,000 for the years ended December 31, 2016 and 2015, respectively.

As of December 31, 2016, future expected amortization expense related to definite lived intangible assets for the next five years is as follows (in thousands):

Years ending December 31,
2017	$2,471
2018	2,096
2019	1,502
2020	1,413
2021	1,336

As of December 31, 2016, the weighted-average remaining amortization period for intangibles assets was approximately 5.18 years.

Trade names, which do not have legal, regulatory, contractual, competitive, economic, or other factors that limit the useful lives are considered indefinite lived assets and are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Approximately $2,267,000 in trademarks from business combinations have been identified as having indefinite lives.

The Company has determined that no impairment occurred for its definite and indefinite lived intangible assets for the years ended December 31, 2016 and 2015.

Goodwill

Goodwill is recorded as the excess, if any, of the aggregate fair value of consideration exchanged for an acquired business over the fair value (measured as of the acquisition date) of total net tangible and identified intangible assets acquired. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, “Intangibles — Goodwill and Other”, goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company conducts annual reviews for goodwill and indefinite-lived intangible assets in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable.

The Company first assesses qualitative factors to determine whether it is more likely than not (a likelihood of more than 50%) that goodwill is impaired. After considering the totality of events and circumstances, the Company determines whether it is more likely than not that goodwill is not impaired.  If impairment is indicated, then the Company conducts the two-step impairment testing process. The first step compares the Company’s fair value to its net book value. If the fair value is less than the net book value, the second step of the test compares the implied fair value of the Company’s goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, the Company would recognize an impairment loss equal to that excess amount. The testing is generally performed at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company has determined that its reporting units for goodwill impairment testing are the Company’s reportable segments. As such, the Company analyzed its goodwill balances separately for the commercial coffee reporting unit and the direct selling reporting unit. The goodwill balance as of December 31, 2016 and December 31, 2015 was $6,323,000.

The Company has determined that no impairment of its goodwill occurred for the years ended December 31, 2016 and 2015.

Goodwill activity for the years ended December 31, 2016 and 2015 by reportable segment consists of the following (in thousands):

	Direct selling	Commercial coffee	Total
Balance at December 31, 2014	$3,009	$3,314	$6,323
Goodwill recognized	-	-	-
Goodwill impaired	-	-	-
Balance at December 31, 2015	$3,009	$3,314	$6,323
Goodwill recognized	-	-	-
Goodwill impaired	-	-	-
Balance at December 31, 2016	$3,009	$3,314	$6,323

Revenue Recognition

The Company recognizes revenue from product sales when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. The Company ships the majority of its direct selling segment products directly to the distributors via UPS or USPS and receives substantially all payments for these sales in the form of credit card transactions. The Company regularly monitors its use of credit card or merchant services to ensure that its financial risk related to credit quality and credit concentrations is actively managed. Revenue is recognized upon passage of title and risk of loss to customers when product is shipped from the fulfillment facility. The Company ships the majority of its coffee segment products via common carrier and invoices its customer for the products. Revenue is recognized when the title and risk of loss is passed to the customer under the terms of the shipping arrangement, typically, FOB shipping point.

The Company also charges fees to become a distributor, and earn a position in the network genealogy, which are recognized as revenue in the period received. Our distributors are required to pay a one-time enrollment fee and receive a welcome kit specific to that country region that consists of forms, policy and procedures, selling aids, and access to our distributor website and a genealogy position with no down line distributors.

Sales revenue and a reserve for estimated returns are recorded net of sales tax when product is shipped.

Deferred Revenues and Costs

Deferred revenues relate primarily to the Heritage Makers product line and represent the Company’s obligation for points purchased by customers that have not yet been redeemed for product. Cash received for points sold is recorded as deferred revenue. Revenue is recognized when customers redeem the points and the product is shipped. As of December 31, 2016 and December 31, 2015, the balance in deferred revenues was approximately $1,870,000 and $2,580,000 respectively, of which the portion attributable to Heritage Makers was approximately $1,662,000 and $2,485,000, respectively. The remaining balance of approximately $208,000 and $95,000 as of December 31, 2016 and 2015, related primarily to the Company’s 2017 and 2016 conventions whereby attendees pre-enroll in the events and the Company does not recognize this revenue until the conventions occur, respectively.

Deferred costs relate to Heritage Makers prepaid commissions that are recognized in expense at the time the related revenue is recognized. As of December 31, 2016 and 2015, the balance in deferred costs was approximately $415,000 and $967,000 respectively, and was included in prepaid expenses and current assets.

Product Return Policy

All products, except food products and commercial coffee products are subject to a full refund within the first 30 days of receipt by the customer, subject to an advance return authorization procedure. Returned product must be in unopened resalable condition. Product returns as a percentage of our net sales have been approximately 1% of our monthly net sales over the last two years. Commercial coffee products are returnable only if defective.

Shipping and Handling

Shipping and handling costs associated with inbound freight and freight to customers, including independent distributors, are included in cost of sales. Shipping and handling fees charged to customers are included in sales. Shipping expense was approximately $9,927,000 and $10,394,000 for the years ended December 31, 2016 and 2015, respectively.

Distributor Compensation

In the direct selling segment, the Company utilizes a network of independent distributors, each of whom has signed an agreement with the Company, enabling them to purchase products at wholesale prices, market products to customers, enroll new distributors for their down-line and earn compensation on product purchases made by those down-line distributors and customers.

The payments made and stock options issued under the compensation plans are the only form of compensation paid to the distributors. Each product has a point value, which may or may not correlate to the wholesale selling price of a product. A distributor must qualify each month to participate in the compensation plan by making a specified amount of product purchases, achieving specified point levels. Once qualified, the distributor will receive payments based on a percentage of the point value of products sold by the distributor’s down-line. The payment percentage varies depending on the qualification level of the distributor and the number of levels of down-line distributors. There are also additional incentives paid upon achieving predefined activity and or down-line point value levels. There can be multiple levels of independent distributors earning incentives from the sales efforts of a single distributor. Due to the multi-layer independent sales approach, distributor incentives are a significant component of the Company’s cost structure. The Company accrues all distributor compensation expense in the month earned and pays the compensation the following month.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the sum of the weighted-average number of common shares outstanding during the period and the weighted-average number of dilutive common share equivalents outstanding during the period, using the treasury stock method. Dilutive common share equivalents are comprised of in-the-money stock options, warrants and convertible preferred stock, based on the average stock price for each period using the treasury stock method. Since the Company incurred a loss for the year ended December 31, 2016 and 2015, therefore 105,647,443 and 99,625,809 common share equivalents including potential convertible shares of common stock associated with the Company's convertible notes, were not included in the weighted-average calculations for each respective year since their effect would have been anti-dilutive.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using each foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of stockholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. Translation gains or losses resulting from transactions in currencies other than the respective entities functional currency are included in the determination of income and are not considered significant to the Company for 2016 and 2015.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net gains and losses affecting stockholders’ equity that, under generally accepted accounting principles are excluded from net income (loss). For the Company, the only items are the foreign currency translation and net income (loss).

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, "Income Taxes," under the asset and liability method which includes the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this approach, deferred taxes are recorded for the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial statement and tax basis of assets and liabilities, and are adjusted for changes in tax rates and tax laws when changes are enacted. The effects of future changes in income tax laws or rates are not anticipated.

The Company is subject to income taxes in the United States and certain foreign jurisdictions. The calculation of the Company’s tax provision involves the application of complex tax laws and requires significant judgment and estimates. The Company evaluates the realizability of its deferred tax assets for each jurisdiction in which it operates at each reporting date and establishes a valuation allowance when it is more likely than not that all or a portion of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the same character and in the same jurisdiction. The Company considers all available positive and negative evidence in making this assessment, including, but not limited to, the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. In circumstances where there is sufficient negative evidence indicating that deferred tax assets are not more likely than not realizable, the Company will establish a valuation allowance.

The Company applies ASC Topic 740 “Accounting for Uncertainty in Income Taxes” recognized in its financial statements. ASC 740 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. The Company believes that its accruals for uncertain tax positions are adequate for all open audit years based on its assessment of many factors including past experience and interpretation of tax law. To the extent that new information becomes available, which causes the Company to change its judgment about the adequacy of its accruals for uncertain tax positions, such changes will impact income tax expense in the period such determination is made. The Company’s policy is to include interest and penalties related to unrecognized income tax benefits as a component of income tax expense.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation,” which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the vesting period of the equity grant.

The Company accounts for equity instruments issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value, determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Other Income (Expense)

We record interest income, interest expense, and change in derivative liabilities, as well as other non-operating transactions, as other income (expense) on our consolidated statements of operations.

Recently Issued Accounting Pronouncements

In October 2016, the FASB issued Accounting Standard Update ("ASU") 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. This standard amends the guidance issued with ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis in order to make it less likely that a single decision maker would individually meet the characteristics to be the primary beneficiary of a Variable Interest Entity ("VIE"). When a decision maker or service provider considers indirect interests held through related parties under common control, they perform two steps. The second step was amended with this ASU to say that the decision maker should consider interests held by these related parties on a proportionate basis when determining the primary beneficiary of the VIE rather than in their entirety as was called for in the previous guidance. This ASU will be effective for fiscal years beginning after December 15, 2016, and early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this ASU on our financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. We will adopt the standard no later than July 1, 2019. The Company is currently assessing the impact that the new standard will have on our Consolidated Financial Statements, which will consist primarily of a balance sheet gross up of our operating leases. The Company does not believe the adoption of the new standard will have a significant impact on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU more closely aligns the treatment of debt issuance costs with debt discounts and premiums and requires debt issuance costs be presented as a direct deduction from the carrying amount of the related debt. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. This guidance has been applied on a retrospective basis on the Company’s consolidated financial statements as of December 31, 2015.

In August 2014, the FASB issued ASU No. 2014-15 Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company evaluated the impact of this new standard and concluded as of December 31, 2016 that the adoption of this new standard did not have a significant impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which deferred the effective date of the new revenue standard for periods beginning after December 15, 2016 to December 15, 2017, with early adoption permitted but not earlier than the original effective date. Accordingly, the updated standard is effective for us in the first quarter of fiscal 2018 and we do not plan to early adopt. We have not yet selected a transition method and we are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

Note 2.  Acquisitions and Business Combinations

During 2016 and 2015, the Company entered into eight acquisitions, which are detailed below. The acquisitions were conducted in an effort to expand the Company’s distributor network, enhance and expand its product portfolio, and diversify its product mix.  As such, the major purpose for all of the business combinations was to increase revenue and profitability.  The acquisitions were structured as asset purchases which resulted in the recognition of certain intangible assets.

2016 Acquisitions

Legacy for Life, LLC

On August 18, 2016, with an effective date of September 1, 2016 the Company entered into an agreement to acquire certain assets of Legacy for Life, LLC, an Oklahoma based direct sales company and entered into an agreement to acquire the equity of two wholly owned subsidiaries of Legacy for Life, LLC; Legacy for Life Taiwan and Legacy for Life Limited (Hong Kong) collectively referred to as (“Legacy for Life”).

Legacy for Life is a science-based direct seller of i26, a product made from the IgY Max formula or hyperimmune whole dried egg, which is the key ingredient in Legacy for Life products. Additionally, the Company has entered into an Ingredient Supply Agreement to market i26 worldwide. IgY Max promotes healthy gut flora and healthy digestion and was created by exposing a specially selected flock of chickens to natural elements from the human world, whereby the chickens develop immunity to these elements. In a highly patented process, these special eggs are harvested as a whole food and are processed as a whole food into i26 egg powder, an all-natural product. Nothing is added to the egg nor does any chemical extraction take place.

As a result of this acquisition, the Company’s distributors and customers have access to the unique line of the Legacy for Life products and the Legacy for Life distributors and customers have gained access to products offered by the Company. The Company has agreed to purchase certain inventories and assume certain liabilities. The Company is obligated to make monthly payments based on a percentage of the Legacy for Life distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of the Legacy for Life products until the earlier of the date that is fifteen (15) years from the closing date or such time as the Company has paid to Legacy for Life aggregate cash payments of Legacy for Life distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price.

The acquisition of Legacy for Life was accounted for under the acquisition method of accounting. The assets acquired and liabilities assumed by the Company were recognized at their estimated fair values as of the acquisition date. The fair values of the acquired assets have not been finalized pending further information that may impact the valuation of certain assets or liabilities. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

The contingent consideration’s estimated fair value at the date of acquisition was $825,000 as determined by management using a discounted cash flow methodology. In addition the Company paid $221,000 for the net assets of the Taiwan and Hong Kong entities and certain inventories from Legacy for Life.

The preliminary purchase price allocation for the acquisition of Legacy for Life (in thousands) is as follows:

Cash paid for the equity in Legacy for Life Taiwan and Legacy for Life Limited (Hong Kong)	$26
Cash paid for inventory	195
Total cash consideration	221
Trademarks and trade name	185
Customer-related intangible	250
Distributor organization	390
Total intangible assets acquired, non-cash	825
Total purchase price	$1,046

The preliminary fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The Company expects to finalize the valuation within one (1) year from the acquisition date.

The revenue impact from the Legacy for Life acquisition, included in the consolidated statement of operations for the year ended December 31, 2016 was approximately $507,000.

The pro-forma effect assuming the business combination with Legacy for Life discussed above had occurred at the beginning of the current period is not presented as the information was not available.

Nature’s Pearl Corporation

On August 1, 2016, the Company entered into an agreement to acquire certain assets of Nature’s Pearl Corporation, (“Nature’s Pearl”) with an effective date of September 1, 2016. Nature’s Pearl is a direct sales company that produces nutritional supplements and skin and personal care products using the muscadine grape grown in the southeastern region of the United States that are deemed to be rich in antioxidants. As a result of this acquisition, the Company’s distributors and customers have access to the unique line of Nature’s Pearl products and Nature’s Pearl distributors and customers have gained access to products offered by the Company. The Company is obligated to make monthly payments based on a percentage of Nature’s Pearl distributor revenue derived from sales of the Company’s products and a percentage of royalty revenue derived from sales of Nature’s Pearl products until the earlier of the date that is ten (10) years from the closing date or such time as the Company has paid to Nature’s Pearl aggregate cash payments of Nature’s Pearl distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price. The Company paid approximately $200,000 for certain inventories, which payment was applied against the maximum aggregate purchase price.

The contingent consideration’s estimated fair value of the acquisition was $1,475,000 and was determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

The assets acquired were recorded at estimated fair values and have not been finalized pending further information that may impact the valuation of certain assets or liabilities. The preliminary purchase price allocation for Nature’s Pearl is as follows (in thousands):

Distributor organization	$825
Customer-related intangible	400
Trademarks and trade name	250
Total purchase price	$1,475

The preliminary fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The Company expects to finalize the valuation within one (1) year from the acquisition date.

The revenue impact from the Nature’s Pearl acquisition, included in the consolidated statement of operations for the year ended December 31, 2016 was approximately $1,488,000.

The pro-forma effect assuming the business combination with Nature’s Pearl discussed above had occurred at the beginning of the current period is not presented as the information was not available.

Renew Interest, LLC (SOZO Global, Inc.)

On July 29, 2016, the Company acquired certain assets of Renew Interest, LLC (“Renew”) formerly owned by SOZO Global, Inc. (“SOZO”), a direct sales company that produces nutritional supplements, skin and personal care products, weight loss products and coffee products. The SOZO brand of products contains CoffeeBerry a fruit extract known for its high level of antioxidant properties. As a result of this business combination, the Company’s distributors and customers have access to the unique line of the Renew products and Renew distributors and customers have gained access to products offered by the Company. The Company is obligated to make monthly payments based on a percentage of Renew distributor revenue derived from sales of the Company’s products and royalty payments until the earlier of the date that is twelve (12) years from the closing date or such time as the Company agreed to pay to Renew, aggregate cash payments of Renew distributor revenue and royalty revenue equal to a predetermined maximum aggregate purchase price. The Company agreed to pay approximately $300,000 for certain inventories and assumed liabilities, which payment was applied to the maximum aggregate purchase price. The Company also received inventories on a consignment basis.

The contingent consideration’s estimated fair value of acquisition was $465,000 and was determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

The assets acquired were recorded at estimated fair values and have not been finalized pending further information that may impact the valuation of certain assets or liabilities. The preliminary purchase price allocation for Renew is as follows (in thousands):

Distributor organization	$200
Customer-related intangible	155
Trademarks and trade name	110
Total purchase price	$465

The preliminary fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The Company expects to finalize the valuation within one (1) year from the acquisition date.

The revenue impact from the Renew acquisition, included in the consolidated statement of operations for the year ended December 31, 2016 was approximately $432,000.

The pro-forma effect assuming the business combination with Renew discussed above had occurred at the beginning of the current period is not presented as the information was not available.

South Hill Designs Inc.

In January 2016, the Company acquired certain assets of South Hill Designs Inc., (“South Hill”) a direct sales and proprietary jewelry company that sells customized lockets and charms. As a result of this business combination the Company’s distributors have access to South Hill’s customized products and the South Hill distributors and customers have gained access to products offered by the Company.

The Company has agreed to pay South Hill a monthly royalty payment on all gross sales revenue generated by the South Hill distributor organization in accordance with this agreement, regardless of products being sold and a monthly royalty payment on South Hill product revenue for seven (7) years from the closing date.

The contingent consideration’s estimated fair value at the date of acquisition was $2,650,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

During the fourth quarter ended December 31, 2016 the purchase accounting was finalized and the Company determined that the initial purchase price should be reduced by $1,811,000 from $2,650,000 to $839,000. The final purchase price allocation of the intangible assets acquired for South Hill (in thousands) is as follows:

Distributor organization	$396
Customer-related intangible	285
Trademarks and trade name	158
Total purchase price	$839

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the South Hill acquisition, included in the consolidated statement of operations for the year ended December 31, 2016 was approximately $4,283,000.

The pro-forma effect assuming the business combination with South Hill discussed above had occurred at the beginning of the current period is not presented as the information was not available.

2015 Acquisitions

Paws Group, LLC

On July 1, 2015, the Company acquired certain assets of Paws Group, LLC, (“PAWS”) a direct sales company for pet lovers that offers an exclusive pet boutique carrying treats for dogs and cats as well as grooming and bath products.  The purchase price consisted of a maximum aggregate purchase price of $150,000. The Company paid approximately $61,000, for which the Company received certain inventories, which payment was applied against the maximum aggregate purchase price.

The Company recorded a fair value of a distributor network intangible asset of $125,000 as determined by management using a discounted cash flow methodology. The intangible is being amortized over its estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

The revenue impact from the PAWS acquisition, included in the consolidated statement of operations for the years ended December 31, 2016 and 2015 was approximately $222,000 and $98,000, respectively.

The pro-forma effect assuming the business combination with PAWS discussed above had occurred at the beginning of the year ended 2015 is not presented as the information was not available.

Mialisia & Co., LLC

On June 1, 2015, the Company acquired certain assets of Mialisia & Co., LLC, (“Mialisia”) a direct sales jewelry company that specializes in interchangeable jewelry. As a result of this business combination, the Company’s distributors and customers have access to Mialisia’s patent-pending “VersaStyle” jewelry and Mialisia’s distributors and customers have gained access to products offered by the Company. The purchase price consisted of a maximum aggregate purchase price of $1,900,000. The Company paid $118,988 for certain inventories, which payment was applied against the maximum aggregate purchase price.

The Company has agreed to pay Mialisia a monthly payment equal to seven (7%) of all gross sales revenue generated by the Mialisia distributor organization in accordance with the asset purchase agreement, regardless of products being sold and pay five (5%) royalty on Mialisia product revenue until the earlier of the date that is fifteen (15) years from the closing date or such time as the Company has paid aggregate cash payment equal to $1,781,012 provided, however, that in no event will the maximum aggregate purchase price be reduced below $1,650,000.

The contingent consideration’s estimated fair value at the date of acquisition was $700,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

During the second quarter ended June 30, 2016 the purchase accounting was finalized and the Company determined that the initial purchase price should be reduced by $108,000 from $700,000 to $592,000. The final purchase price allocation of the intangible assets acquired for Mialisia (in thousands) is as follows:

Distributor organization	$296
Customer-related intangible	169
Trademarks and trade name	127
Total purchase price	$592

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the Mialisia acquisition, included in the consolidated statement of operations for the years ended December 31, 2016 and 2015 was approximately $3,003,000 and $754,000, respectively.

The pro-forma effect assuming the business combination with Mialisia discussed above had occurred at the beginning of the year ended 2015 is not presented as the information was not available.

JD Premium LLC

On March 4, 2015, the Company acquired certain assets of JD Premium, LLC (“JD Premium”) a dietary supplement company. As a result of this business combination, the Company’s distributors and customers have access to JD Premium’s unique line of products and JD Premium’s distributors and clients gain access to products offered by the Company. The purchase price consisted of a maximum aggregate purchase price of $500,000. The Company paid $50,000 for the purchase of certain inventories, which payment was applied against the maximum aggregate purchase price.

The Company has agreed to pay JD Premium a monthly payment equal to seven (7%) of all gross sales revenue generated by the JD Premium distributor organization in accordance with the asset purchase agreement, regardless of products being sold and pay five (5%) royalty on JD Premium product revenue until the earlier of the date that is fifteen (15) years from the closing date or such time as the Company has paid aggregate cash payment equal to $450,000. All payments of JD Premium distributor revenue will be applied against and reduce the maximum aggregate purchase price;  however if the aggregate gross sales revenue generated by the JD Premium distributor organization, effective April 4, 2015 for a twenty-four (24) months period does not equal or exceed $500,000 then the maximum aggregate purchase price will be reduced by the difference of the $500,000 and the average annual distributor revenue; provided, however, that in no event will the maximum aggregate purchase price be reduced below $300,000.

The contingent consideration’s estimated fair value at the date of acquisition was $195,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

During the fourth quarter ended December 31, 2015 the purchase accounting was finalized and the Company determined that the initial purchase price should be reduced from $195,000 by approximately $75,000 to $120,000. The final purchase price allocation for JD Premium is as follows (in thousands):

Distributor organization	$68
Customer-related intangible	52
Total purchase price	$120

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the JD Premium acquisition, included in the consolidated statement of operations for the years ended December 31, 2016 and 2015 were immaterial.

The pro-forma effect assuming the business combination with JD Premium discussed above had occurred at the beginning of the year ended 2015 is not presented as the information was not available.

Sta-Natural, LLC

On February 23, 2015, the Company acquired certain assets and assumed certain liabilities of Sta-Natural, LLC, (“Sta-Natural”) a dietary supplement company and provider of vitamins, minerals and supplements for families and their pets. As a result of this business combination, the Company’s distributors and customers have access to Sta-Natural’s unique line of products and Sta-Natural’s distributors and clients gain access to products offered by the Company. The purchase price consisted of a maximum aggregate purchase price of $500,000. The Company paid $25,000 for certain inventories, which payment was applied against the maximum aggregate purchase price.

The Company has agreed to pay Sta-Natural a monthly payment equal to eight (8%) of all gross sales revenue generated by the Sta-Natural distributor organization in accordance with the asset purchase agreement, regardless of products being sold and pay five (5%) royalty on Sta-Natural product revenue until the earlier of the date that is fifteen (15) years from the closing date or such time as the Company has paid aggregate cash payment equal to $450,000. All payments of Sta-Natural distributor revenue will be applied against and reduce the maximum aggregate purchase price;  however if the aggregate gross sales revenue generated by the Sta-Natural distributor organization, for a twelve (12) months period following the closing date does not equal or exceed $500,000 then the maximum aggregate purchase price will be reduced by the difference of the $500,000 and the average distributor revenue for a twelve (12) month period: provided, however, that in no event will the maximum aggregate purchase price be reduced below $300,000.

The contingent consideration’s estimated fair value at the date of acquisition was $285,000 as determined by management using a discounted cash flow methodology. The acquisition related costs, such as legal costs and other professional fees were minimal and expensed as incurred.

The final purchase price allocation for Sta-Natural is as follows (in thousands):

Distributor organization	$140
Customer-related intangible	110
Trademarks and trade name	60
Initial cash payment	(25)
Total purchase price	$285

The fair value of intangible assets acquired was determined through the use of a discounted cash flow methodology. The trademarks and trade name, customer-related intangible and distributor organization intangible are being amortized over their estimated useful life of ten (10) years using the straight-line method which is believed to approximate the time-line within which the economic benefit of the underlying intangible asset will be realized.

The revenue impact from the Sta-Natural acquisition, included in the consolidated statement of operations for the years ended December 31, 2016 and 2015 was approximately $1,168,000 and $691,000, respectively.

The pro-forma effect assuming the business combination with Sta-Natural discussed above had occurred at the beginning of the year ended 2015 is not presented as the information was not available.

Note 3. Arrangements with Variable Interest Entities and Related Party Transactions

The Company consolidates all variable interest entities in which it holds a variable interest and is the primary beneficiary of the entity. Generally, a variable interest entity (“VIE”) is a legal entity with one or more of the following characteristics: (a) the total at risk equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; (b) as a group the holders of the equity investment at risk lack any one of the following characteristics: (i) the power, through voting or similar rights, to direct the activities of the entity that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) some equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The primary beneficiary of a VIE is required to consolidate the VIE and is the entity that has (a) the power to direct the activities of the VIE that most significantly impact the VIE's economic performance, and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

In determining whether it is the primary beneficiary of a VIE, the Company considers qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE's economic performance and which party has the power to direct such activities; the amount and characteristics of Company's interests and other involvements in the VIE; the obligation or likelihood for the Company or other investors to provide financial support to the VIE; and the similarity with and significance to the business activities of Company and the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of these VIEs and general market conditions.

FDI Realty, LLC

FDI Realty is the owner and lessor of the building previously occupied by the Company for its sales and marketing office in Windham, NH. In December 2015 the Company relocated its operations from the Windham office, to its corporate headquarters in Chula Vista, California. A former officer of the Company is the single member of FDI Realty. The Company is a co-guarantor of FDI Realty’s mortgages on the building. The Company determined that the fair value of the guarantees is not significant and therefore did not record a related liability. The first mortgage is due on August 13, 2018 and the second mortgage is due on August 13, 2028. The Company’s maximum exposure to loss as a result of its involvement with the unconsolidated VIE is approximately $1,806,000 and $1,900,000 as of December 31, 2016 and 2015, respectively. The Company may be subject to additional losses to the extent of any financial support that it voluntarily provides in the future.

At December 31, 2016 and 2015, the Company held a variable interest in FDI Realty, for which the Company is not deemed to be the primary beneficiary. The Company has concluded, based on its qualitative consideration of the terminated lease agreement, and the role of the single member of FDI Realty, that the single member is the primary beneficiary of FDI Realty. In making these determinations, the Company considered that the single member conducts and manages the business of FDI Realty, is authorized to borrow funds on behalf of FDI Realty, is the sole person authorized and responsible for conducting the business of FDI Realty, and is obligated to fund the obligations of FDI Realty. As a result of this determination, the financial position and results of operations of FDI Realty have not been included in the accompanying consolidated financial statements of the Company.

Related Party Transactions

Richard Renton

Richard Renton is a member of the Board of Directors and owns and operates with his wife Roxanna Renton Northwest Nutraceuticals, Inc., a supplier of certain inventory items sold by the Company. The Company made purchases of approximately $126,000 and $93,000 from Northwest Nutraceuticals Inc., for the years ended December 31, 2016 and 2015, respectively. In addition, Mr. Renton and his wife are also distributors of the Company and the Renton’s were paid distributor commissions for the years ended December 31, 2016 and 2015 approximately $457,000 and $422,000 respectively.

Hernandez, Hernandez, Export Y Company

The Company’s coffee segment CLR is associated with Hernandez, Hernandez, Export Y Company (“H&H”), a Nicaragua company, through sourcing arrangements to procure Nicaraguan green coffee and in March 2014 as part of the Siles Plantation Family Group “Siles” acquisition, CLR engaged the owners of H&H as employees to manage Siles.

As an inducement to managing the operations of Siles, CLR and H&H entered into an Operating and Profit Sharing Agreement (“Agreement”).  In accordance with the Agreement, H&H shares equally (50%) in all profits and losses generated by Siles, and profits from any subsequent sale of the plantation, after profits are first distributed to CLR equal to the amount of CLR’s cash contributions for the acquisitions, then after profits are distributed to H&H in an amount equal to their cash contributions, and after certain other conditions are met. During the years ended December 31, 2016 and 2015 CLR recorded expenses allocated to the profit sharing Agreement of $698,000 and $528,000, respectively. As of December 31, 2016 and 2015 the balance of contingent acquisition debt payable to H&H after the reduction of $698,000 and $528,000 from the allocation of 50% losses recognized in 2016 and 2015 is $83,000 and $894,000, respectively.

CLR sources green coffee from H&H and made purchases of approximately $8,810,000 and $10,499,000 for the years ended December 31, 2016 and 2015, respectively. H&H Coffee Group Export, a Florida Company which is affiliated with H&H is a customer of CLR. During the year ended December 31, 2016 CLR sold $2,637,000 in green coffee to H&H Coffee Group Export. There were no related sales of green coffee to H&H Coffee Group Export during 2015.

Carl Grover

Mr. Carl Grover is the beneficial owner of in excess of five percent (5%) of our outstanding common shares, including his ownership as the sole beneficial owner of 44,866,952 shares of our common stock. Mr. Grover owns a September 2014 Note in the principal amount of $4,000,000 convertible into 11,428,571 shares of common stock convertible at a conversion price of $0.35 per share, and a September 2014 Warrant exercisable for 15,652,174 shares of common stock at an exercise price of $0.23 per share. Mr. Grover also owns a November 2015 Note in the principal amount of $7,000,000 convertible into 20,000,000 shares of common stock convertible at a conversion price of $0.35 per share, and a November 2015 Warrant exercisable for 9,333,333 shares of common stock at an exercise price of $0.45 per share. He also owns 5,151,240 shares of common stock.

2400 Boswell LLC

On March 15, 2013, the Company acquired 2400 Boswell LLC (“2400 Boswell”) for approximately $4.6 million. 2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, California. The purchase was from an immediate family member of our Chief Executive Officer and consisted of approximately $248,000 in cash, $334,000 of debt forgiveness and accrued interest, and a promissory note of approximately $393,000, payable in equal payments over 5 years and bears interest at 5.0%.  Additionally, the Company assumed a long-term mortgage of $3,625,000, payable over 25 years and has an initial interest rate of 5.75%. The interest rate is the prime rate plus 2.5%. The lender will adjust the interest rate on the first calendar day of each change period. As of December 31, 2016 the balance on the long-term mortgage is approximately $3,363,000 and the balance on the promissory note is approximately $108,000.  The Company and its Chief Executive Officer are both co-guarantors of the mortgage.

Note 4.  Notes Payable and Other Debt

In November 2015, the Company completed a private placement and entered into Note Purchase Agreements with three (3) accredited investors pursuant to which it sold senior secured convertible notes in the aggregate principal amount of $7,187,500, that are convertible into shares of Common Stock. The Notes are due in October 2018 if the option to convert has not been exercised (see Note 5, below.)

In January 2015, the Company completed a private placement and entered into Note Purchase Agreements with three (3) accredited investors pursuant to which it sold units consisting of one (1) year senior secured notes in the aggregate principal amount of $5,250,000. One holder of a January 2015 Note in the principal amount of $5,000,000 was prepaid on October 26, 2015 through a cash payment from us to the investor of $1,000,000, and the remaining $4,000,000 owed was applied to the investor’s purchase of a $4,000,000 November 2015 Note in the November 2015 Offering and a November 2015 Warrant exercisable to purchase 5,333,333 shares of Common Stock. The remaining balance of the January 2015 Notes as of December 31, 2015 was $250,000 which amount was paid in January 2016 (see Note 5, below.)

During the third quarter of the year ended December 31, 2014, the Company completed a private placement and entered into Note Purchase Agreements with seven (7) accredited investors pursuant to which we sold units consisting of five (5) year senior secured convertible Notes in the aggregate principal amount of $4,750,000, that are convertible into shares of our common stock. The Notes are due in September 2019 if the option to convert has not been exercised (see Note 5, below.)

In March 2013, the Company acquired 2400 Boswell for approximately $4.6 million. 2400 Boswell is the owner and lessor of the building occupied by the Company for its corporate office and warehouse in Chula Vista, California. The purchase was from an immediate family member of our Chief Executive Officer and consisted of approximately $248,000 in cash, $334,000 of debt forgiveness and accrued interest, and a promissory note of approximately $393,000, payable in equal payments over 5 years and bears interest at 5.0%.  Additionally, the Company assumed a long-term mortgage of $3,625,000, payable over 25 years and has an initial interest rate of 5.75%. The interest rate is the prime rate plus 2.5%. The lender will adjust the interest rate on the first calendar day of each change period. As of December 31, 2016 the balance on the long-term mortgage is approximately $3,363,000 and the balance on the promissory note is approximately $108,000.  The Company and its Chief Executive Officer are both co-guarantors of the mortgage.

In March 2007, the Company entered into an agreement to purchase certain assets of M2C Global, Inc., a Nevada corporation, for $4,500,000.  The agreement required payments totaling $500,000 in three installments during 2007, followed by monthly payments in the amount of 10% of the sales related to the acquired assets until the entire note balance is paid.  The Company has imputed interest at the rate of 7% per annum.  As of December 31, 2016 and 2015, the carrying value of the liability was approximately $1,156,000 and $1,204,000, respectively. Imputed interest recorded on the note was approximately $29,000 for the year ended December 31, 2015. The interest associated with the note for the year ended December 31, 2016 was minimal.

The Company has two other notes payable in the total amount of $23,000 as of December 31, 2016 which expires in 2018 and 2020.

The following summarizes the maturities of notes payable (in thousands):

Years ending December 31,
2017	$220
2018	7,349
2019	4,891
2020	143
2021	108
Thereafter	3,877
Total	$16,588

Capital Lease

The Company leases certain manufacturing and operating equipment under non-cancelable capital leases. The total outstanding balance under the capital leases as of December 31, 2016 excluding interest was approximately $2,390,000, of which $821,000 will be paid in 2017 and the remaining balance of $1,569,000 will be paid through 2021.

The following summarizes the maturities of capital leases (in thousands):

Years ending December 31,
2017	$984
2018	972
2019	604
2020	90
2021	28
Total	2,678
Amount representing interest	(288)
Present value of minimum lease payments	2,390
Less current portion	(821)
Long term portion	$1,569

Depreciation expense related to the capitalized lease obligations was approximately $103,000 and $27,000 for the years ended December 31, 2016 and 2015, respectively.

Factoring Agreement

The Company has a factoring agreement (“Factoring Agreement”) with Crestmark Bank (“Crestmark”) related to the Company’s accounts receivable resulting from sales of certain products within its commercial coffee segment. Effective May 1, 2016, the Company entered into a third amendment to the factoring agreement (“Agreement”). Under the terms of the Agreement, all new receivables assigned to Crestmark shall be “Client Risk Receivables” and no further credit approvals will be provided by Crestmark and there will be no new credit-approved receivables. The changes to the Agreement include expanding the factoring facility to include borrowings to be advanced against acceptable eligible inventory up to 50% of landed cost of finished goods inventory and meeting certain criteria, not to exceed the lesser of $1,000,000 or 85% of the value of the receivables already advanced with a maximum overall borrowing of $3,000,000. Interest accrues on the outstanding balance and a factoring commission is charged for each invoice factored which is calculated as the greater of $5.00 or 0.75% to 0.875% of the gross invoice amount and is recorded as interest expense. In addition the Company and the Company’s CEO Mr. Wallach have entered into a Guaranty and Security Agreement with Crestmark Bank if in the event that CLR were to default. This Agreement continues in full force and is effective until February 1, 2019.

The Company accounts for the sale of receivables under the Factoring Agreement as secured borrowings with a pledge of the subject inventories and receivables as well as all bank deposits as collateral, in accordance with the authoritative guidance for accounting for transfers and servicing of financial assets and extinguishments of liabilities. The caption “Accounts receivable, due from factoring company” on the accompanying consolidated balance sheets in the amount of approximately $1,078,000 and $556,000 as of December 31, 2016 and December 31, 2015, respectively, reflects the related collateralized accounts.

The Company's outstanding liability related to the Factoring Agreement was approximately $1,290,000 and $457,000 as of December 31, 2016 and December 31, 2015, respectively, and is included in other current liabilities on the consolidated balance sheets. The minimum factoring commission payable to the bank is $90,000 during each consecutive 12-month period. Fees and interest paid pursuant to this agreement were approximately $170,000 and $155,000 for the years ended December 31, 2016 and 2015, respectively, which were recorded as interest expense.

Contingent Acquisition Debt

The Company has contingent acquisition debt associated with its business combinations.  The Company accounts for business combinations under the acquisition method and allocates the total purchase price for acquired businesses to the tangible and identified intangible assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. A liability for contingent consideration, if applicable, is recorded at fair value as of the acquisition date and, evaluated each period for changes in the fair value and adjusted as appropriate (see Note 7 below.) The Company’s contingent acquisition debt as of December 31, 2016 is $8,001,000 and is primarily attributable to debt associated with the Company’s direct selling segment which is $7,806,000 and $195,000 is debt associated with the Company’s coffee segment.

Line of Credit

On October 10, 2014, the Company entered into a revolving line of credit agreement (“Line of Credit”), with Wells Fargo Bank National Association (“Bank”), the Company’s principal banking partner. The Line of Credit provided the Company with a $2.5 million revolving credit line. The outstanding principal balance of the Line of Credit bear interest at a fluctuating rate per annum determined by the Bank to be two and three-quarter percent (2.75%) above Daily One Month LIBOR as in effect from time to time. The bank charged an unused commitment fee equal to five tenths percent (.5%) per annum on the daily unused amount of the Line of Credit and was payable quarterly. The Company did not draw against this credit facility. The agreement expired in October 2015 and was not renewed.

Note 5. Debt

January 2015 Private Placement

In January 2015, the Company entered into Note Purchase Agreements (the “Note” or “Notes”) related to its private placement offering (“January 2015 Private Placement”) with three (3) accredited investors pursuant to which the Company sold units consisting of one (1) year senior secured notes in the aggregate principal amount of $5,250,000. One holder of a January 2015 Note in the principal amount of $5,000,000 was prepaid on October 26, 2015 through a cash payment from us to the investor of $1,000,000 and the remaining $4,000,000 owed was applied to the investor’s purchase of a $4,000,000 November 2015 Note in the November 2015 Private Placement and a November 2015 Warrant exercisable to purchase 5,333,333 shares of Common Stock. The Notes bore interest at a rate of eight percent (8%) per annum and interest was paid quarterly in 2015. The remaining balance of the January 2015 Notes as of December 31, 2015 was $250,000 and was paid in January 2016.

The Company recorded a non-cash extinguishment loss on debt of $1,198,000 for the year ended December 31, 2015 as a result of the repayment of $5,000,000 in Notes Payable to one of the investors from the January 2015 Private Placement through issuance of a new November 2015 Note Payable. This loss represents the difference between the reacquisition value of the new debt to the holder of the note and the carrying amount of the holder’s extinguished debt. Issuance costs related to the Notes and the common stock were approximately $170,000 and $587,000 in cash and non-cash costs, respectively, which were recorded as deferred financing costs and were amortized over the term of the Notes. As of December 31, 2015 the deferred financing costs is fully amortized and was recorded as interest expense.

Convertible Notes Payable

Our total convertible notes payable, net of debt discount outstanding consisted of the amount set forth in the following table (in thousands):

	December 31, 2016	December 31, 2015
8% Convertible Notes due July and August 2019 (July 2014 Private Placement) (1)	$2,296	$1,346
8% Convertible Notes due October and November 2018 (November 2015 Private Placement) (2)	6,999	6,896
Net debt issuance costs (3)	(968)	(1,456)
Total convertible notes payable, net of debt discount (4)	$8,327	$6,786

(1)	Principal amount of $4,750,000 are net of unamortized debt discounts of $2,454,000 as of December 31, 2016 and $3,404,000 as of December 31, 2015.
(2)	Principal amount of approximately $7,188,000 are net of unamortized debt discounts of $189,000 as of December 31, 2016 and $292,000 as of December 31, 2015.
(3)
As of January 1, 2016, we adopted ASU 2015-03 with retrospective application. This resulted in a $1,456,000 reclassification from prepaid expenses and other current assets to convertible notes payable, net of debt discount, for unamortized debt issuance costs.

(4)	Principal amounts are net of unamortized discounts and issuance costs of $3,611,000 as of December 31, 2016 and $5,152,000 as of December 31, 2015.

July 2014 Private Placement

Between July 31, 2014 and September 10, 2014 the Company entered into Note Purchase Agreements (the “Note” or “Notes”) related to its private placement offering (“2014 Private Placement”) with seven accredited investors pursuant to which the Company raised aggregate gross proceeds of $4,750,000 and sold units consisting of five (5) year senior secured convertible Notes in the aggregate principal amount of $4,750,000, that are convertible into 13,571,429 shares of our common stock, at a conversion price of $0.35 per share, and warrants to purchase 18,586,956 shares of common stock at an exercise price of $0.23 per share. The Notes bear interest at a rate of eight percent (8%) per annum and interest is paid quarterly in arrears with all principal and unpaid interest due between July and September 2019. As of December 31, 2016 and December 31, 2015 the principal amount of $4,750,000 remains outstanding.

The Company has the right to prepay the Notes at any time after the one year anniversary date of the issuance of the Notes at a rate equal to 110% of the then outstanding principal balance and any unpaid accrued interest. The notes are secured by Company pledged assets and rank senior to all debt of the Company other than certain senior debt that has been previously identified as senior to the convertible notes debt. Additionally, Stephan Wallach, the Company’s Chief Executive Officer, has also personally guaranteed the repayment of the Notes, subject to the terms of a Guaranty Agreement executed by him with the investors.  In addition, Mr. Wallach has agreed not to sell, transfer or pledge 30 million shares of the Common Stock that he owns so long as his personal guaranty is in effect.

 Additionally, upon issuance of the Convertible Notes, the Company recorded the discount for the beneficial conversion feature of $1,053,000.  The debt discount associated with the beneficial conversion feature is amortized to interest expense over the life of the Notes.

Paid in cash issuance costs related to the July 2014 Private Placement were approximately $490,000 and were recorded as deferred financing costs and are included with convertible notes payable, net of debt discounts on the consolidated balance sheets and are being amortized over the term of the Convertible Notes. As of December 31, 2016 and December 31, 2015 the remaining balance in deferred financing costs is approximately $253,000 and $351,000, respectively. The quarterly amortization of the deferred financing costs is approximately $25,000 and is recorded as interest expense.

November 2015 Private Placement

Between October 13, 2015 and November 25, 2015 the Company entered into Note Purchase Agreements (the “Note” or “Notes”) related to its private placement offering (“November 2015 Private Placement”) with three (3) accredited investors pursuant to which the Company raised cash proceeds of $3,187,500 in the offering and converted $4,000,000 of debt from the January 2015 Private Placement to this offering in consideration of the sale of aggregate units consisting of three (3) year senior secured convertible Notes in the aggregate principal amount of $7,187,500, convertible into 20,535,714 shares of common stock, par value $0.001 per share, at a conversion price of $0.35 per share, subject to adjustment as provided therein; and five (5) year Warrants exercisable to purchase 9,583,333 shares of the Company’s common stock at a price per share of $0.45. The Notes bear interest at a rate of eight percent (8%) per annum and interest is paid quarterly in arrears with all principal and unpaid interest due at maturity on October 12, 2018. As of December 31, 2016 and December 31, 2015 the principal amount of $7,187,500 remains outstanding.

The Company has the right to prepay the Notes at any time after the one year anniversary date of the issuance of the Notes at a rate equal to 110% of the then outstanding principal balance and any unpaid accrued interest. The notes are secured by Company pledged assets and rank senior to all debt of the Company other than certain senior debt that has been previously identified as senior to the convertible notes debt.  The amounts owed under this Note are secured by a Deed of Trust as of October 13, 2015 executed by the Company’s affiliate 2400 Boswell LLC, a California limited liability company, and encumbering the Company’s headquarters at 2400 Boswell Rd., Chula Vista, CA 91914 (the “Deed of Trust.”). Additionally, Stephan Wallach, the Company’s Chief Executive Officer, has also personally guaranteed the repayment of the Notes, subject to the terms of a Guaranty Agreement executed by him with the investors.  In addition, Mr. Wallach has agreed not to sell, transfer or pledge 30 million shares of the Common Stock that he owns so long as his personal guaranty is in effect.

 The Company recorded the discount for the beneficial conversion feature of $15,000. The beneficial conversion feature was recorded to equity and the debt discount associated with the beneficial conversion feature will be amortized to interest expense over the life of the Notes.

Paid in cash issuance costs related to the November 2015 Private Placement were approximately $786,000 and were recorded as deferred financing costs and are included with convertible notes payable, net of debt discounts on the consolidated balance sheets and are being amortized over the term of the Convertible Notes. As of December 31, 2016 and December 31, 2015 the remaining balance in deferred financing costs is approximately $480,000 and $742,000, respectively. The quarterly amortization of the deferred financing costs is approximately $66,000 and is recorded as interest expense.

Registration Rights Agreements

The Company entered into a registration rights agreements (“Registration Rights Agreement”) with the investors in the November 2015 and July 2014 Private Placements. Under the terms of the Registration Rights Agreement, the Company agreed to file a registration statement covering the resale of the common stock underlying the units and the common stock that is issuable on exercise of the warrants within 90 days from the final closing date of the Private Placements (the “Filing Deadline”).

The Company has agreed to use reasonable efforts to maintain the effectiveness of the registration statement through the one year anniversary of the date the registration statement is declared effective by the Securities and Exchange Commission (the “SEC”), or until Rule 144 of the 1933 Act is available to investors in the Private Placements with respect to all of their shares, whichever is earlier. If the Company does not meet the Filing Deadline or Effectiveness Deadline, as defined in the Registration Rights Agreement, the Company will be liable for monetary penalties equal to one percent (1.0%) of each investor’s investment at the end of every 30 day period following such Filing Deadline or Effectiveness Deadline failure until such failure is cured.

The payment amount shall be prorated for partial 30 day periods. The maximum aggregate amount of payments to be made by the Company as the result of such shall be an amount equal to ten (10%) of each investor’s investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the investor’s registrable securities may be sold by such investor under Rule 144 or pursuant to another exemption from registration.

July 2014 Private Placement: The Company filed a registration statement on October 3, 2014 and an amended statement on October 17, 2014 and it was declared effective by the SEC on November 4, 2014.

November 2015 Private Placement: The Company filed a registration statement on December 29, 2015 and an amended registration statement on February 9, 2016 that was declared effective by the SEC on February 12, 2016.

Note 6. Derivative Liability

In October and November of 2015, the Company issued 9,583,333 five-year warrants in connection with Convertible Notes associated with our November 2015 Private Placement. The exercise price of the warrants is protected against down-round financing throughout the term of the warrant. Pursuant to ASC Topic 815, “Derivatives and Hedging” the fair value of the warrants of approximately $1,491,000 was recorded as a derivative liability on the issuance dates.  The estimated fair values of the warrants were computed at issuance using a Monte Carlo option pricing models, with the following assumptions: stock price volatility 70%, risk-free rate 1.66%, annual dividend yield 0% and expected life 5.0 years.

In July and August of 2014, the Company issued 21,802,793 five-year warrants in connection with Convertible Notes associated with our July 2014 Private Placement. The exercise price of the warrants is protected against down-round financing throughout the term of the warrant. Pursuant to ASC Topic 815, the fair value of the warrants of approximately $3,697,000 was recorded as a derivative liability on the issuance dates. The estimated fair values of the warrants were computed at issuance using a Monte Carlo option pricing models, with the following assumptions: stock price volatility 90%, risk-free rates 1.58%-1.79%, annual dividend yield 0% and expected life 5.0 years.

In December 2015, the Company modified the terms of certain warrants that were issued to the placement agent as a result of warrants issued from the July Private Placement that were initially classified as derivative liabilities. The Company entered into an agreement with the placement agent to remove the down-round pricing protection provision contained within the placement agent issued warrants. As a result of this change in the warrants, the Company considered the guidance of Topic ASC 815, “Derivatives and Hedging” (formerly EITF 07-5 Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock)) to determine the appropriate accounting treatment of the warrants and the balance sheet classification of the warrants as either equity or liability. The Company determined that the warrants were indexed to the Company’s stock and the equity classification was appropriate and no longer qualified as derivative liabilities. This determination resulted in the reclassification of 3,215,837 warrants from a liability instrument to equity instruments by removing the derivative liability and a reclassification to additional paid in capital. The Company revalued the warrants as of December 31, 2015 and reduced the derivate liability by approximately $526,000. The warrants were revalued using the Black-Scholes valuation method using a risk-free rate of 1.5%, stock price of $0.30, exercise prices ranging from $0.23 to $0.35, expected life of 3.6 to 3.7 years and stock price volatility of 70.0%.

Warrants classified as derivative liabilities are recorded at their estimated fair value (see Note 7, below) at the issuance date and are revalued at each subsequent reporting date. We will continue to revalue the derivative liability on each subsequent balance sheet date until the securities to which the derivative liabilities relate are exercised or expire.

The Company revalued the warrants as of the end of each reporting period, and the estimated fair value of the outstanding warrant liabilities was approximately $3,345,000 and $4,716,000 as of December 31, 2016 and December 31, 2015, respectively.

Increases or decreases in fair value of the derivative liability are included as a component of total other expense in the accompanying consolidated statements of operations for the respective period.   The changes to the derivative liability for warrants resulted in a decrease of $1,371,000 for the year ended December 31, 2016 and an increase of $39,000 for the year ended December 31, 2015.

Various factors are considered in the pricing models we use to value the warrants, including our current stock price, the remaining life of the warrants, the volatility of our stock price, and the risk free interest rate. Future changes in these factors may have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to continue and may vary significantly from year to year. The warrant liability and revaluations have not had a cash impact on our working capital, liquidity or business operations.

The estimated fair value of the warrants were computed as of December 31, 2016 and as of December 31, 2015 using Black-Scholes and Monte Carlo option pricing models, using the following assumptions:

	December 31, 2016	December 31, 2015
Stock price volatility	60%-65%	70%
Risk-free interest rates	1.34%-1.70%	1.76%
Annual dividend yield	0%	0%
Expected life	2.6-3.9 years	3.6-4.9 years

In addition, Management assessed the probabilities of future financing assumptions in the valuation models.

Note 7.   Fair Value of Financial Instruments

Fair value measurements are performed in accordance with the guidance provided by ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC Topic 820 defines fair value as the price that would be received from selling an asset, or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, capital lease obligations and deferred revenue approximate their fair values based on their short-term nature. The carrying amount of the Company’s long term notes payable approximates its fair value based on interest rates available to the Company for similar debt instruments and similar remaining maturities.

The estimated fair value of the contingent consideration related to the Company's business combinations is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

In connection with the 2015 and 2014 Private Placements, we issued warrants to purchase shares of our common stock which are accounted for as derivative liabilities (see Note 6 above.) The estimated fair value of the warrants is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The following table details the fair value measurement within the three levels of the value hierarchy of the Company’s financial instruments, which includes the Level 3 liabilities (in thousands):

	Fair Value at December 31, 2016
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt, current portion	$628	$-	$-	$628
Contingent acquisition debt, less current portion	7,373	-	-	7,373
Warrant derivative liability	3,345	-	-	3,345
Total liabilities	$11,346	$-	$-	$11,346

	Fair Value at December 31, 2015
	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent acquisition debt, current portion	$264	$-	$-	$264
Contingent acquisition debt, less current portion	7,174	-	-	7,174
Warrant derivative liability	4,716	-	-	4,716
Total liabilities	$12,154	$-	$-	$12,154

The following table reflects the activity for the Company’s warrant derivative liability associated with our 2015 and 2014 Private Placements measured at fair value using Level 3 inputs (in thousands):

Warrant Derivative Liability
Balance at December 31, 2014	$3,712
Issuance	1,491
Adjustments to estimated fair value	39
Warrant liability reclassified to equity	(526)
Balance at December 31, 2015	4,716
Issuance	-
Adjustments to estimated fair value	(1,371)
Balance at December 31, 2016	$3,345

The following table reflects the activity for the Company’s contingent acquisition liabilities measured at fair value using Level 3 inputs (in thousands):

Contingent Consideration
Balance at December 31, 2014	$10,472
Level 3 liabilities acquired	1,353
Level 3 liabilities settled	(3,338)
Adjustments to liabilities included in earnings	(446)
Expenses allocated to profit sharing agreement	(528)
Adjustment to purchase price allocation	(75)
Balance at December 31, 2015	7,438
Level 3 liabilities acquired	3,604
Level 3 liabilities settled	(773)
Adjustments to liabilities included in earnings	(1,462)
Expenses allocated to profit sharing agreement	(698)
Adjustment to purchase price allocation	(108)
Balance at December 31, 2016	$8,001

The fair value of the contingent acquisition liabilities are evaluated each reporting period using projected revenues, discount rates, and projected timing of revenues. Projected contingent payment amounts are discounted back to the current period using a discount rate. Projected revenues are based on the Company’s most recent internal operational budgets and long-range strategic plans. Increases in projected revenues will result in higher fair value measurements. Increases in discount rates and the time to payment will result in lower fair value measurements. Increases (decreases) in any of those inputs in isolation may result in a significantly lower (higher) fair value measurement. During the years ended December 31, 2016 and 2015, the net adjustment to the fair value of the contingent acquisition debt was a decrease of $1,462,000 and a decrease of $446,000, respectively.

The weighted-average of the discount rates used was 18.2% and 17.6% as of December 31, 2016 and 2015, respectively. The projected year of payment ranges from 2017 to 2031.

Note 8.  Stockholders’ Equity

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”.

Convertible Preferred Stock

The Company had 161,135 shares of Series A Convertible Preferred Stock ("Series A Preferred") outstanding as of December 31, 2016 and December 31, 2015, and accrued dividends of approximately $112,000 and $98,000, respectively. The holders of the Series A Preferred Stock are entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually either in cash or shares of the Company's Common Stock at the Company's election.  Shares of Common Stock paid as accrued dividends are valued at $0.50 per share.  Each share of Series A Preferred is convertible into two shares of the Company's Common Stock. The holders of Series A Preferred are entitled to receive payments upon liquidation, dissolution or winding up of the Company before any amount is paid to the holders of Common Stock. The holders of Series A Preferred shall have no voting rights, except as required by law.

Common Stock

The Company had 392,698,557 common shares outstanding as of December 31, 2016. The holders of Common Stock are entitled to one vote per share on matters brought before the shareholders.

Warrant Modification Agreements

In December 2015, the Company modified the terms of certain warrants that were issued to the placement agent as a result of warrants issued from the July Private Placement that were initially classified as derivative liabilities. The Company entered into an agreement with the placement agent to remove the down-round pricing protection provision contained within the placement agent issued warrants. As a result of this change in the warrants, the Company considered the guidance of Topic ASC 815, “Derivatives and Hedging” (formerly EITF 07-5 Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock)) to determine the appropriate accounting treatment of the warrants and the balance sheet classification of the warrants as either equity or liability. The Company determined that the warrants were indexed to the Company’s stock and that the equity classification was appropriate and the warrants no longer qualified as derivative liabilities. This determination resulted in the reclassification of 3,215,837 warrants from a liability instrument to equity instruments by removing the derivative liability and a reclassification to additional paid in capital. The Company revalued the warrants as of December 31, 2015 and reduced the derivate liability by approximately $526,000. The warrants were revalued using the Black-Scholes valuation method using a risk-free rate of 1.5%, stock price of $0.30, exercise prices ranging from $0.23 to $0.35, expected life of 3.6 to 3.7 years and stock price volatility of 70.0%.

In July 2015, the Company entered into agreements which extended the life of 2,418,750 warrants classified as equity instruments by two years after certain conditions were met. The Company recorded a warrant modification expense, as a result of the extension of the expiration dates of approximately $253,000, which is included in general and administrative expense in the Company’s consolidated statements of operations. The expense was calculated using the Black-Scholes valuation method and using a risk-free rate of 0.67%, stock price of $0.31, exercise prices ranging from $0.30 to $0.40, expected life of 2.0 years and stock price volatility of 67.8%.

The warrants are exercisable into the Company’s common stock.

There were no warrant modifications during 2016.

Repurchase of Common Stock

On December 11, 2012, the Company authorized a share repurchase program to repurchase up to 15 million of the Company's issued and outstanding common shares from time to time on the open market or via private transactions through block trades.  Under this program, for the year ended December 31, 2016, the Company repurchased a total of 125,708 shares at a weighted-average cost of $0.28.  A total of 3,931,880 shares have been repurchased to-date at a weighted-average cost of $0.27. The remaining number of shares authorized for repurchase under the plan as of December 31, 2016 is 11,068,120.

Warrants to Purchase Preferred Stock and Common Stock

As of December 31, 2016, warrants to purchase 37,988,030 shares of the Company's common stock at prices ranging from $0.10 to $0.50 were outstanding. All warrants are exercisable as of December 31, 2016 and expire at various dates through November 2020 and have a weighted average remaining term of approximately 2.75 years and are included in the table below as of December 31, 2016.

During the fourth quarter of fiscal year ended December 31, 2015, the Company issued warrants through a Private Placement, to purchase 10,541,666 and 2,053,571 shares of its common stock, exercisable at $0.45 and $0.35 per share, respectively, and expire in October 2020 and October 2018, respectively. (See Note 5, above.)

During the third quarter of fiscal year ended December 31, 2014, the Company issued warrants through a Private Placement, to purchase 20,445,650 and 1,357,143 shares of its common stock, exercisable at $0.23 and $0.35 per share, respectively and expire in August 2019. (See Note 5, above.)

The following table summarizes warrant activity for the following periods:

Balance at December 31, 2014	35,221,630
Granted	12,595,237
Expired / cancelled	(5,335,821)
Exercised	(806,250)
Balance at December 31, 2015	41,674,796
Granted	-
Expired / cancelled	(3,645,516)
Exercised	(41,250)
Balance at December 31, 2016	37,988,030

Advisory agreements

PCG Advisory Group. On September 1, 2015, the Company entered into an agreement with PCG Advisory Group (“PCG”), pursuant to which PCG agreed to provide investor relations services for six (6) months in exchange for fees paid in cash of $6,000 per month and 100,000 shares of restricted common stock to be issued in accordance with the agreement upon successfully meeting certain criteria in accordance with the agreement.  In connection with this agreement, the Company accrued for the estimated per share value on the agreement date at $0.32 per share, the price of Company’s common stock at September 1, 2015 for a total of $32,000 due to PCG. The fair values of the shares was recorded as prepaid advisory fees and were included in prepaid expenses and other current assets on the Company’s consolidated balance sheets and were amortized on a pro-rata basis over the term of the contract. On June 28, 2016 the Company issued PCG 100,000 restricted shares of our common stock in accordance with the performance of the agreement as previously accrued. These shares were valued at $0.30 per share, based on the price per share of the Company’s common stock on June 28, 2016. During the year ended December 31, 2016 and 2015 the Company recorded expense of approximately $9,000 and $21,000 respectively, in connection with amortization of the stock issuance.

On March 1, 2016, the Company signed a renewal contract with PCG, pursuant to which PCG agreed to provide investor relations services for six (6) months in exchange for fees paid in cash of $6,000 per month and 100,000 shares of restricted common stock to be issued in accordance with the agreement upon successfully meeting certain criteria in accordance with the agreement. In connection with this agreement, the Company has accrued for the estimated per share value on the agreement date at $0.30 per share, the price of Company’s common stock at March 1, 2016 for a total of $30,000 due to PCG. The fair values of the shares was recorded as prepaid advisory fees and are included in prepaid expenses and other current assets on the Company’s consolidated balance sheets and will be amortized on a pro-rata basis over the term of the contract. During the year ended December 31, 2016, the Company recorded expense of approximately $30,000 in connection with amortization of the stock issuance. There were no amortization expenses for the year ended December 31, 2015.

On September 1, 2016, the Company signed a renewal contract with PCG, pursuant to which PCG agreed to provide investor relations services for six (6) months in exchange for fees paid in cash of $6,000 per month and 100,000 shares of restricted common stock to be issued in accordance with the agreement upon successfully meeting certain criteria in accordance with the agreement. In connection with this agreement, the Company has accrued for the estimated per share value on the agreement date at $0.29 per share, the price of Company’s common stock at September 1, 2016 for a total of $29,000 due to PCG. The fair values of the shares was recorded as prepaid advisory fees and are included in prepaid expenses and other current assets on the Company’s consolidated balance sheets and will be amortized on a pro-rata basis over the term of the contract. During the year ended December 31, 2016, the Company recorded expense of approximately $19,000 in connection with amortization of the stock issuance. There were no amortization expenses for the year ended December 31, 2015. As of December 31, 2016, the total remaining balance of the prepaid investor relation services is approximately $10,000.

Shares Issued in Private Placement

On January 29, 2015, we completed our January 2015 Private Placement pursuant to which we entered into Notes Payable Agreements (see Note 5, above) and issued 2,450,000 shares of our common stock. The shares of common stock issued under the January 2015 Private Placement were offered and issued without registration under the Securities Act of 1933, as amended, (the “1933 Act”). The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the 1933 Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transaction, that registration in required under the 1933 Act or unless sold pursuant to Rule 144 under the 1933 Act.

Stock Options

On May 16, 2012, the Company established the 2012 Stock Option Plan (“Plan”) authorizing the granting of options for up to 40,000,000 shares of Common Stock. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people and consultants with incentives to improve stockholder value and to contribute to the growth and financial success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. The Plan permits the granting of stock options, including non-qualified stock options and incentive stock options qualifying under Section 422 of the Code, in any combination (collectively, “Options”). At December 31, 2016, the Company had 6,300,825 shares of Common Stock available for issuance under the Plan.

A summary of the Plan Options for the year ended December 31, 2016 is presented in the following table:
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding December 31, 2014	28,918,500	$0.21	$786
Issued	1,124,250	0.31
Canceled/expired	(6,151,475)	0.22
Exercised	(369,675)	0.21	-
Outstanding December 31, 2015	23,521,600	0.22	2,044
Issued	12,792,250	0.27
Canceled / expired	(2,981,350)	0.24
Exercised	(102,500)	0.21	-
Outstanding December 31, 2016	33,230,000	$0.24	$1,346
Exercisable December 31, 2016	18,830,000	$0.23	$993

The weighted-average fair value per share of the granted options for the years ended December 31, 2016 and 2015 was approximately $0.15.

The following table sets forth the exercise price range, number of shares, weighted-average exercise price and remaining contractual lives at December 31, 2016:

Weighted		Weighted	Weighted
Average		Average	Average
Exercise Price	Options	Exercise Price	Remaining Life
Outstanding:
$$0.16 - 0.21	6,852,500	$0.19	7.02
$$0.21 - 0.23	11,245,000	$0.22	5.28
$$0.23 - 0.35	14,917,750	$0.27	7.81
$$0.35 - 0.40	214,750	$0.38	1.44
Exercisable:
$$0.16 - 0.21	3,452,250	$0.19	6.48
$$0.21 - 0.23	11,245,000	$0.22	5.28
$$0.23 - 0.35	3,917,750	$0.27	1.68
$$0.35 - 0.40	214,750	$0.38	1.44

Total stock based compensation expense included in the consolidated statements of operations was charged as follows in thousands:

	Years ended December 31,
	2016	2015
Cost of revenues	$10	$17
Distributor compensation	215	158
Sales and marketing	10	28
General and administrative	160	252
	$395	$455

As of December 31, 2016, there was approximately $2,084,000 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. The expense is expected to be recognized over a weighted-average period of 4.42 years.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) to estimate the fair value of stock option grants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the expected term of the option. The expected life is based on the contractual life of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant. The following were the factors used in the Black Scholes model to calculate the compensation cost:

Years ended December 31,
	2016	2015
Dividend yield	-	-
Stock price volatility	57%- 90%	66% - 77%
Risk-free interest rate	0.71% - 2.25%	0.56%- 1.06%
Expected life of options	2.6 - 6.5 years	1.5 - 5.0 years

Approval of the Amendment of the Company’s 2012 Stock Option Plan

On February 23, 2017, the Company’s board of directors received the approval of our stockholders, to amend the 2012 Stock Option Plan (“Plan”) to increase the number of shares of common stock available for grant and to expand the types of awards available for grant under the Plan.

The amendment of the Plan increases the number of shares of the Company’s common stock that may be delivered pursuant to awards granted during the life of the plan from 40,000,000 to 80,000,000 shares authorized. The Plan currently provides only for the grant of options; however the Plan amendments will allow for the grant of: (i) incentive stock options; (ii) nonqualified stock options; (iii) stock appreciation rights; (iv) restricted stock; and (v) other stock-based and cash-based awards to eligible individuals. The terms of the awards will be set forth in an award agreement, consistent with the terms of the Plan. No stock option is exercisable later than ten years after the date it is granted.

Note 9. Commitments and Contingencies

Credit Risk

The Company maintains cash balances at various financial institutions primarily located in California. Accounts at the U.S. institutions are secured, up to certain limits, by the Federal Deposit Insurance Corporation. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalent balances.

Litigation

We are, from time to time, the subject of claims and suits arising out of matters occurring during the operation of our business. We are not presently party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Leases

The Company leases its domestic and certain foreign facilities and other equipment under non-cancelable operating lease agreements, which expire at various dates through 2023. In addition to the minimum future lease commitments presented below, the leases generally require that the Company pay property taxes, insurance, maintenance and repair costs. Such expenses are not included in the operating lease amounts.

At December 31, 2016, future minimum lease commitments are as follows (in thousands):

2017	$1,138
2018	930
2019	634
2020	557
2021	571
Thereafter	748
Total	$4,578

Rent expense was $1,558,000 and $1,043,000 for the years ended December 31, 2016 and 2015, respectively.

In connection with the Company's 2011 acquisition of FDI, it assumed mortgage guarantee obligations made by FDI on the building previously housing our New Hampshire office.  The balance of the mortgages is approximately $1,806,000 as of December 31, 2016 (see Note 3, above).

The Company purchases its inventory from multiple third-party suppliers at competitive prices. The Company made purchases from three vendors, which individually comprised more than 10% of total purchases and in aggregate approximated 54% and 61% of total purchases for the years ended December 31, 2016 and 2015, respectively.

The Company has purchase obligations related to minimum future purchase commitments for green coffee to be used in the Company’s commercial coffee segment for roasting.  Each individual contract requires the Company to purchase and take delivery of certain quantities at agreed upon prices and delivery dates.  The contracts as of December 31, 2016, have minimum future purchase commitments of approximately $1,164,000, which are to be delivered in 2017.  The contracts contain provisions whereby any delays in taking delivery of the purchased product will result in additional charges related to the extended warehousing of the coffee product.  The fees can average approximately $0.01 per pound for every month of delay, to-date the Company has not incurred such fees.

Note 10. Income Taxes

The income tax provision contains the following components (in thousands):

	December 31,
	2016	2015
Current
Federal	$3	$66
State	(18)	(161)
Foreign	150	76
Total current	135	(19)
Deferred
Federal	$(304)	$1,307
State	(21)	96
Foreign	-	-
Total deferred	(325)	1,403
Net income tax (benefit) expense	$(190)	$1,384

Income (loss) before income taxes relating to non-U.S. operations were $590,000 and $(62,000) in the years ended December 31, 2016 and 2015, respectively.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) as a result of the following differences:

	December 31,
	2016	2015
Federal statutory rate	$(206)	$(113)

Adjustments for tax effects of:
Foreign rate differential	(35)	26
State taxes, net	(112)	(241)
Other nondeductible items	(50)	1,162
Change in foreign entity tax status	(77)	-
Rate change	6	91
Deferred tax asset adjustment	(201)	101
Change in valuation allowance	183	161
Foreign tax credit	275	-
Undistributed foreign earnings	17	197
Other	10	-
	$(190)	$1,384

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2016	2015
Deferred tax assets:
Amortizable assets	$1,117	$1,146
Inventory	726	608
Accruals and reserves	222	174
Stock options	285	217
Net operating loss carry-forward	3,554	2,387
Credit carry-forward	309	581
Total deferred tax asset	6,213	5,113

Deferred tax liabilities:
Prepaids	(383)	(71)
Other	(608)	(521)
Depreciable assets	(464)	(270)
Total deferred tax liability	(1,455)	(862)
Net deferred tax asset	4,758	4,250
Less valuation allowance	(1,901)	(1,718)
Net deferred tax liabilities	$2,857	$2,532

The Company has determined through consideration of all positive and negative evidence that the US federal deferred tax assets are more likely than not to be realized.  The Company does not have a valuation allowance in the US Federal tax jurisdiction.  A valuation allowance remains on certain state and foreign tax attributes that are likely to expire before realization. The valuation allowance increased approximately $183,000 for the year ended December 31, 2016 and increased approximately $161,000 for the year ended December 31, 2015.

At December 31, 2016, the Company had approximately $4,611,000 in federal net operating loss carryforwards, which begin to expire in 2028, and approximately $24,761,000 in net operating loss carryforwards from various states. The Company had approximately $1,697,000 in net operating losses in foreign jurisdictions.

Pursuant to Internal Revenue Code ("IRC") Section 382, use of net operating loss and credit carryforwards may be limited if the Company experienced a cumulative change in ownership of greater than 50% in a moving three-year period.  Ownership changes could impact the Company's ability to utilize the net operating loss and credit carryforwards remaining at an ownership change date.  The Company has not completed a Section 382 study.

The Company has analyzed the impact of repatriating earnings from its foreign subsidiaries and has determined that the impact is immaterial. The Company does not assert indefinite reinvestment of earnings from its foreign subsidiaries. Therefore, a deferred tax liability has been recorded. As of December 31, 2016 the deferred tax liability net of tax deemed paid is approximately $310,000.

The Company has accounted for uncertain tax position related to states. The Company accounts for interest expense and penalties related to income tax issues as income tax expense. Accordingly, interest expense and penalties associated with an uncertain tax position are included in the income tax provision. The total amount of accrued interest and penalties as of December 31, 2016 are approximately $1,000. Income tax expense as of December 31, 2016, included an increase in state income tax expense of approximately $4,000 related to uncertain tax positions.

Note 11.  Segment and Geographical Information

The Company offers a wide variety of products to support a healthy lifestyle including; nutritional supplements, sports and energy drinks, health and wellness, weight loss, gourmet coffee, skincare and cosmetics, lifestyle services, digital products including scrap books and memory books, packaged foods, pharmacy discount cards, and clothing and jewelry lines. The Company’s business is classified by management into two reportable segments: direct selling and commercial coffee.

The Company’s segments reflect the manner in which the business is managed and how the Company allocates resources and assesses performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company’s chief operating decision maker evaluates segment performance primarily based on revenue and segment operating income. The principal measures and factors the Company considered in determining the number of reportable segments were revenue, gross margin percentage, sales channel, customer type and competitive risks. In addition, each reporting segment has similar products and customers, similar methods of marketing and distribution and a similar regulatory environment.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. Segment revenue excludes intercompany revenue eliminated in the consolidation. The following tables present certain financial information for each segment (in thousands):

	Years ended
	December 31,
	2016	2015
Revenues
Direct selling	$145,418	$138,927
Commercial coffee	17,249	17,670
Total revenues	$162,667	$156,597
Gross profit
Direct selling	$97,219	$93,613
Commercial coffee	918	(644)
Total gross profit	$98,137	$92,969
Operating income (loss)
Direct selling	$4,564	$8,594
Commercial coffee	(2,049)	(3,188)
Total operating income	$2,515	$5,406
Net income (loss)
Direct selling	$1,894	$3,144
Commercial coffee	(2,292)	(4,850)
Total net loss	$(398)	$(1,706)
Capital expenditures
Direct selling	$1,922	$1,396
Commercial coffee	903	2,223
Total capital expenditures	$2,825	$3,619

	December 31,
	2016	2015
Total assets
Direct selling	$40,127	$36,907
Commercial coffee	25,881	24,422
Total assets	$66,008	$61,329

Total tangible assets, net located outside the United States are approximately $5.4 million as of December 31, 2016. For the year ended December 31, 2015, total assets, net located outside the United States were approximately $5.2 million.

The Company conducts its operations primarily in the United States. For the year ended December 31, 2016 approximately 9% of the Company’s sales were derived from sales outside the United States. As compared to approximately 7% for the year ended December 31, 2015. The following table displays revenues attributable to the geographic location of the customer (in thousands):

	Years ended
	December 31,
	2016	2015
Revenues
United States	$147,548	$145,259
International	15,119	11,338
Total revenues	$162,667	$156,597

Note 12.  Subsequent Events

None.

Note 13. Restatement

The Company identified the following errors impacting the Company’s audited consolidated statement of cash flows as of December 31, 2016 and unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2016, six months ended June 30, 2016 and the nine months ended September 30, 2016.  The restatement adjustments, correct an error in the presentation of cash flow activity under the Company’s factoring facility to properly reflect net borrowings and net payments. There was no impact to the net increase or decrease in cash or cash balances.  The correction of the errors did not result in a change to net cash for the periods. There were no changes to Supplemental Disclosures of Noncash Investing and Financing Activities.

Youngevity International, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31, 2016
	Previously Reported	Adjustment	As Restated
Cash Flows from Operating Activities:
Net Loss	$ (398)	$ -	$ (398)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,862	-	3,862
Stock based compensation expense	395	-	395
Amortization of deferred financing costs	360	-	360
Amortization of prepaid advisory fees	58	-	58
Stock issuance for services	30	-	30
Change in fair value of warrant derivative liability	(1,371)	-	(1,371)
Amortization of debt discount	1,053	-	1,053
Amortization of warrant issuance costs	128	-	128
Expenses allocated in profit sharing agreement	(698)	-	(698)
Change in fair value of contingent acquisition debt	(1,462)	-	(1,462)
Deferred income taxes	(325)	-	(325)
Changes in operating assets and liabilities, net of effect from business combinations:
Accounts receivable	(525)	-	(525)
Inventory	(3,515)	-	(3,515)
Prepaid expenses and other current assets	(733)	-	(733)
Accounts payable	1,159	-	1,159
Accrued distributor compensation	(60)	-	(60)
Deferred revenues	(710)	-	(710)
Accrued expenses and other liabilities	2,729	(1,666)	1,063
Income taxes receivable	(138)	-	(138)
Net Cash Used in Operating Activities	(161)	(1,666)	(1,827)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(48)	-	(48)
Purchases of property and equipment	(1,397)	-	(1,397)
Net Cash Used in Investing Activities	(1,445)	-	(1,445)

Cash Flows from Financing Activities:
Proceeds from the exercise of stock options and warrants, net	30	-	30
Proceeds (Payments) from/to factoring company, net	(833)	1,666	833
Payments of notes payable, net	(453)	-	(453)
Payments of contingent acquisition debt	(773)	-	(773)
Proceeds of capital leases	557	-	557
Repurchase of common stock	(36)	-	(36)
Net Cash (Used in) Provided by Financing Activities	(1,508)	1,666	158
Foreign Currency Effect on Cash	108	-	108
Net decrease in cash and cash equivalents	(3,006)	-	(3,006)
Cash and Cash Equivalents, Beginning of Period	3,875	-	3,875
Cash and Cash Equivalents, End of Period	$ 869	$ -	$ 869

 F-60

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2016
	Previously Reported	Adjustment	As Restated
Cash Flows from Operating Activities:
Net income	$ 151	$ -	$ 151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,003	-	1,003
Stock based compensation expense	70	-	70
Amortization of deferred financing costs	90	-	90
Amortization of prepaid advisory fees	15	-	15
Change in fair value of warrant derivative liability	(650)	-	(650)
Amortization of debt discount	264	-	264
Amortization of warrant issuance costs	32	-	32
Expenses allocated in profit sharing agreement	(147)	-	(147)
Change in fair value of contingent acquisition debt	(391)	-	(391)
Changes in operating assets and liabilities, net of effect from business combinations:			-
Accounts receivable	281	-	281
Inventory	(1,997)	-	(1,997)
Prepaid expenses and other current assets	(835)	-	(835)
Accounts payable	1,183	-	1,183
Accrued distributor compensation	704	-	704
Deferred revenues	(155)	-	(155)
Accrued expenses and other liabilities	250	420	670
Income taxes receivable	173	-	173
Net Cash Provided by Operating Activities	41	420	461

Cash Flows from Investing Activities:
Purchases of property and equipment	(611)	-	(611)
Net Cash Used in Investing Activities	(611)		(611)

Cash Flows from Financing Activities:
Proceeds (Payments) from/to factoring company, net	210	(420)	(210)
Payments of notes payable, net	(306)	-	(306)
Payments of contingent acquisition debt	(328)	-	(328)
Payments of capital leases	(41)	-	(41)
Repurchase of common stock	(4)	-	(4)
Net Cash Used in Financing Activities	(469)	(420)	(889)
Foreign Currency Effect on Cash	(109)	-	(109)
Net decrease in cash and cash equivalents	(1,148)	-	(1,148)
Cash and Cash Equivalents, Beginning of Period	3,875	-	3,875
Cash and Cash Equivalents, End of Period	$ 2,727	$-	$ 2,727

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2016
	Previously Reported	Adjustment	As Restated
Cash Flows from Operating Activities:
Net income	$ 42	$ -	$ 42
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,987	-	1,987
Stock based compensation expense	126	-	126
Amortization of deferred financing costs	180	-	180
Amortization of prepaid advisory fees	31	-	31
Stock issuance for services	30	-	30
Change in fair value of warrant derivative liability	(166)	-	(166)
Amortization of debt discount	527	-	527
Amortization of warrant issuance costs	64	-	64
Expenses allocated in profit sharing agreement	(382)	-	(382)
Change in fair value of contingent acquisition debt	(871)	-	(871)
Changes in operating assets and liabilities, net of effect from business combinations:			-
Accounts receivable	(391)		(391)
Inventory	(2,301)	-	(2,301)
Prepaid expenses and other current assets	(67)	-	(67)
Accounts payable	458	-	458
Accrued distributor compensation	738	-	738
Deferred revenues	(465)	-	(465)
Accrued expenses and other liabilities	635	(1,662)	(1,027)
Income taxes receivable	173	-	173
Net Cash Provided by (Used in) Operating Activities	348	(1,662)	(1,314)

Cash Flows from Investing Activities:
Purchases of property and equipment	(461)	-	(461)
Net Cash Used in Investing Activities	(461)	-	(461)

Cash Flows from Financing Activities:
Proceeds from the exercise of stock options and warrants, net	12	-	12
Proceeds (Payments) from/to factoring company, net	(831)	1,662	831
Payments of notes payable, net	(358)	-	(358)
Payments of contingent acquisition debt	(462)	-	(462)
Proceeds of capital leases	(132)	-	(132)
Repurchase of common stock	(20)	-	(20)
Net Cash Used in Financing Activities	(1,791)	1,662	(129)
Foreign Currency Effect on Cash	(146)	-	(146)
Net decrease in cash and cash equivalents	(2,050)	-	(2,050)
Cash and Cash Equivalents, Beginning of Period	3,875	-	3,875
Cash and Cash Equivalents, End of Period	$ 1,825	$-	$ 1,825

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2016
	Previously Reported	Adjustment	As Restated
Cash Flows from Operating Activities:
Net income	$ 109	$ -	$ 109
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,865	-	2,865
Stock based compensation expense	292	-	292
Amortization of deferred financing costs	270	-	270
Amortization of prepaid advisory fees	46	-	46
Stock issuance for services	30	-	30
Change in fair value of warrant derivative liability	(535)	-	(535)
Amortization of debt discount	790	-	790
Amortization of warrant issuance costs	96	-	96
Expenses allocated in profit sharing agreement	(557)	-	(557)
Change in fair value of contingent acquisition debt	(1,185)	-	(1,185)
Changes in operating assets and liabilities, net of effect from business combinations:-			-
Accounts receivable	(1,411)	-	(1,411)
Inventory	(1,925)	-	(1,925)
Prepaid expenses and other current assets	(502)	-	(502)
Accounts -payable	293	-	293
Accrued distributor compensation	401	-	401
Deferred revenues	(652)	-	(652)
Accrued expenses and other liabilities	2,967	(2,262)	705
Income taxes receivable	173	-	173
Net Cash Provided by (Used in) Operating Activities	1,565	(2,262)	(697)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(88)	-	(88)
Purchases of property and equipment	(938)	-	(938)
Net Cash Used in Investing Activities	(1,026)	-	(1,026)

Cash Flows from Financing Activities:
Proceeds from the exercise of stock options and warrants, net	39	-	39
Proceeds (Payments) from/to factoring company, net	(1,131)	2,262	1,131
Payments of notes payable, net	(411)	-	(411)
Payments of contingent acquisition debt	(708)	-	(708)
Payments of capital leases	19	-	19
Repurchase of common stock	(36)	-	(36)
Net Cash (Used in) Provided by Financing Activities	(2,228)	2,262	34
Foreign Currency Effect on Cash	(174)	-	(174)
Net decrease in cash and cash equivalents	(1,863)	-	(1,863)
Cash and Cash Equivalents, Beginning of Period	3,875	-	3,875
Cash and Cash Equivalents, End of Period	$ 2,012	$-	$ 2,012

1,052,631 shares of Series B Convertible Preferred Stock

Convertible into 2,105,262 Shares of Common Stock

PROSPECTUS

February 13, 2018

Neither we nor the selling agent have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

Through and including March 10, 2018 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as selling agents and with respect to their unsold allotments or subscriptions.